Exhibit 2.1

AGREEMENT AND PLAN OF MERGER, dated as of July 21, 2013, among Spartan Stores, Inc. SS Delaware, Inc. and Nash-Finch Company

SECTION 4.4         Authorization; Board Recommendation; Fairness Opinion;

-i-

(continued)

SECTION 5.4         Authorization; Board Recommendation; Fairness Opinion;

-ii-

(continued)

SECTION 6.3         Preparation of the Registration Statement and the Joint Proxy

-iii-

(continued)

SECTION 7.2         Conditions to Obligations of Spartan Stores and Merger Sub to

Exhibit A:  Form of Certificate of Incorporation of Surviving Corporation

-iv-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 21, 2013 (this “Agreement”), by and among Spartan Stores, Inc., a Michigan corporation (“Spartan Stores”), SS Delaware, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Spartan Stores (“Merger Sub”), and Nash-Finch Company, a Delaware corporation (“Nash-Finch”).

RECITALS

WHEREAS, the respective Boards of Directors of each of Spartan Stores, Merger Sub and Nash-Finch have determined that it is in the best interests of their respective corporations and stockholders that Spartan Stores and Nash-Finch engage in a business combination in order to continue and advance their respective long-term business strategies and goals;

WHEREAS, the respective Boards of Directors of each of Spartan Stores, Merger Sub and Nash-Finch have determined that such business combination shall be effected pursuant to the terms of this Agreement through the Merger;

WHEREAS, upon the terms and subject to the conditions set forth herein, Merger Sub will merge with and into Nash-Finch with Nash-Finch as the surviving corporation (the “Merger”);

WHEREAS, upon consummation of the Merger, Nash-Finch will become a wholly owned subsidiary of Spartan Stores;

WHEREAS, the Board of Directors of Spartan Stores has adopted a resolution approving this Agreement and the Merger and authorizing the other transactions contemplated by this Agreement and the issuance of shares of Spartan Stores Common Stock constituting the Merger Consideration, has determined that the terms of this Agreement are fair to and in the best interests of Spartan Stores and the shareholders of Spartan Stores (the “Spartan Stores Shareholders”) and has resolved to recommend to the Spartan Stores Shareholders approval of the issuance of shares of Spartan Stores Common Stock constituting the Merger Consideration;

WHEREAS, the Board of Directors of Nash-Finch has adopted a resolution approving this Agreement and the Merger and authorizing the other transactions contemplated by this Agreement and determined that the terms of this Agreement are fair to and in the best interests of Nash-Finch and the stockholders of Nash-Finch (the “Nash-Finch Stockholders”) and has resolved to recommend adoption of this Agreement by the Nash-Finch Stockholders;

WHEREAS, the Board of Directors of Merger Sub has adopted a resolution approving this Agreement and the Merger and authorizing the other transactions contemplated by this Agreement and determined that the terms of this Agreement are fair to and in the best interests of Merger Sub and its stockholder and has resolved to recommend adoption of this Agreement by the stockholder of Merger Sub;

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”);

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

SECTION 1.1  Certain Definitions.

(a)                When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1(a):

“Accreditations” means all accreditations, approvals or other rights issued by any applicable healthcare accrediting agency, including the Joint Commission on Accreditation of Healthcare Organizations, Accreditation Commission for Health Care, National Quality Forum, and Community Health Accreditation Program.

“Action” means (i) any litigation, claim, action, suit, hearing, proceeding or arbitration, (ii) any material investigation by a Governmental Entity or (iii) any demand or notice of violation by a Governmental Entity (in the case of clauses (i), (ii) and (iii), whether civil, criminal, administrative, labor or investigative).

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person.  For purposes of this definition, “Control” (including the terms “Controlled by” and “under common Control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

“Book-Entry Shares” means shares of Nash-Finch Common Stock represented by book-entry immediately prior to the Effective Time (other than Excluded Shares).

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by Law to close.

“Certificates” means outstanding certificates that immediately prior to the Effective Time represented shares of Nash-Finch Common Stock (other than Excluded Shares).

“CMS” means Centers for Medicare & Medicaid Services of the United States Department of Health and Human Services.

“Collective Bargaining Agreement” means any Contract that has been entered into with any labor organization, union, works council, employee representative or association.

“Contract” means any agreement, contract, commitment, arrangement, memorandum of understanding, side letter, understanding, contractual obligation or other instrument of a contractual nature, whether written or oral.

“Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law.

“Environmental Law” means any and all Laws, Environmental Permits, or binding agreements with any Governmental Entity, relating to the protection of health and the environment, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials.

“Environmental Permit” means any Permit required or issued by any Governmental Entity under or in connection with any Environmental Law, including without limitation, any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Entity under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA  Affiliate” means, with respect to Spartan Stores or Nash-Finch, as applicable, any Person who is, or at any time was, a member of a controlled group (within the meaning of Section 414(n)(6)(B) of the Code) that includes, or at any time included, Nash-Finch or Spartan Stores, as applicable, or any Affiliate of Nash-Finch or Spartan Stores, as applicable, or any predecessor of any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Governmental Contract” means (i) any Contract or Prior Contract with a Federal Governmental Entity or (ii) any Contract, Prior Contract or subcontract awarded by a prime contractor, subcontractor or other Person or entity that is not a Federal Governmental Entity under a prime contract with a Federal Governmental Entity or under a grant from a Federal Governmental Entity.

“Federal  Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to the United States federal government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self-regulatory organization.

“Hazardous Material” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls, and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated under or for which liability can be imposed under any Environmental Law.

“Healthcare Matters Permit” means all Reimbursement Approvals and all material Permits and Accreditations necessary for the operation of Nash-Finch or Spartan Stores, as applicable, and their respective Subsidiaries, as applicable.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (i) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (ii) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights; (iii) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (iv) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein”; (v) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (vi) Internet domain name registrations.

“Knowledge” or any similar phrase means (i) with respect to Nash-Finch, the knowledge of the Persons set forth in Section 1.1(a) of the Nash-Finch Disclosure Letter, and (ii) with respect to Spartan Stores, the knowledge of the Persons set forth in Section 1.1(a) of the Spartan Stores Disclosure Letter, including, in each case, any knowledge that a person holding such position would reasonably be expected to have in the performance of his or her duties.

“Law” means any federal or state statute, law, ordinance, rule, code, executive order, common law, injunction, judgment, decree, Order or regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation or other encumbrance affecting such property or asset.

“Material Adverse Effect” means with respect to any Person, any event, occurrence, fact, condition or change that (i) is, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of such Person and its Subsidiaries, taken as a whole, or (ii) prohibits or materially impairs the ability of such Person to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Material Adverse Effect shall not include any event, occurrence, fact, condition or change arising out of, relating to or resulting from (either alone or in combination): (A) conditions or changes generally affecting the economy, financial or securities markets; (B) any outbreak or escalation of hostilities, war (whether or not declared) or military action or any act of terrorism, the occurrence of any natural disaster, or occurrence of any man-made disaster of wide-spread consequences; (C) general conditions in or changes generally affecting the industry or geographic regions in which such Person and its Subsidiaries operate; (D) the failure to meet any internal or public projections, forecasts, or estimates of revenues, earnings or other financial performance or results of operations in and of itself (provided, however, that any event, occurrence, fact, condition or change that caused or contributed to such failure to meet projections, forecasts or estimates shall not be excluded unless otherwise specifically excluded by this definition); (E) changes in Laws (or interpretations thereof); (F) changes in generally accepted accounting principles or accounting standards (or interpretations thereof); (G) compliance with the terms of, or the taking of any action required by, this Agreement; (H) any decline in the market price, or change in trading volume, of Nash-Finch Common Stock or Spartan Stores Common Stock, as applicable (provided, however, that any event, occurrence, fact, condition or change that caused or contributed to any decline in market price, or change in trading volume, of Nash-Finch Common Stock or Spartan Stores Common Stock, as applicable, shall not be excluded unless otherwise specifically excluded by this definition); (I) the announcement or pendency of the Merger or any other transaction contemplated by this Agreement; (J) such Person’s liability to the Central States, Southeast and Southwest Areas Pension Fund and (K) acts or omissions of (1) Nash-Finch prior to the Effective Time taken at the written request of Spartan Stores or Merger Sub or with the prior written consent of Spartan Stores or Merger Sub or (2) Spartan Stores or Merger Sub prior to the Effective Time taken at the written request of Nash-Finch or with the prior written consent of Nash-Finch, in each case, in connection with the transactions contemplated by this Agreement or applicable Law; provided, further, that any event, occurrence, fact, condition or change referred to in clauses (A), (B), (C), (E) and (F) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change or effect has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other participants in the industries or geographic regions in which such Person and its Subsidiaries conduct their businesses.

“Medicaid Provider Agreement” means a Contract entered into between a healthcare facility, home health agency, hospice, rehabilitation facility or clinic (or equivalent), pharmacy, clinical laboratory, durable medical equipment supplier, orthotics or prosthetics supplier, respiratory therapy provider, wholesaler, physician, practitioner or other healthcare provider or supplier and CMS or any federal or state agency or other entity administering Medicaid in such state, or any other grant of authority by CMS or any federal or state agency or other entity administering Medicaid in such state, under which such healthcare facility, home health agency, hospice, rehabilitation facility or clinic (or equivalent), pharmacy, clinical laboratory, durable medical equipment supplier, orthotics or prosthetics supplier, respiratory therapy provider, wholesaler, physician, practitioner or other healthcare provider or supplier is authorized to provide medical goods and services to Medicaid recipients and to be reimbursed by Medicaid for such goods and services.

“Medicare Provider Agreement” means a Contract entered into between a healthcare facility, home health agency, hospice, rehabilitation facility or clinic (or equivalent), pharmacy, clinical laboratory, durable medical equipment supplier, orthotics or prosthetics supplier, respiratory therapy provider, wholesaler, physician, practitioner or other healthcare provider or supplier and CMS or any federal or state agency or other entity administering Medicare in such state, or other grant of authority by CMS or any federal or state agency or other entity administering Medicare in such state, under which such healthcare facility, home health agency, hospice, rehabilitation facility or clinic (or equivalent), pharmacy, clinical laboratory, durable medical equipment supplier, orthotics or prosthetics supplier, respiratory therapy provider, wholesaler, physician, practitioner or other healthcare provider or supplier is authorized to provide medical goods and services to Medicare patients and to be reimbursed by Medicare for such goods and services.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.

“NASDAQ” means the NASDAQ Global Select Market.

“Nash-Finch  Benefit Plan” means, other than any Multiemployer Plan, (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) any Nash-Finch Stock Plan, and (iii) any material deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers’ compensation or other insurance, or other employee benefit plan, or contract, program, or practice, whether written or oral, for the benefit of Nash-Finch’s current or former officers, employees, independent contractors, or directors, in each case either (A) existing at the Closing Date and sponsored, maintained, or contributed to by Nash-Finch or any of its Subsidiaries, or (B) existing at the Closing Date or prior thereto, in respect of which Nash-Finch or any of its Subsidiaries has any Liability.

“Nash-Finch Board of Directors” shall mean the board of directors of Nash-Finch.

“Nash-Finch  Intervening Event” means an event, occurrence, fact, condition, circumstance, or change which has, or would reasonably be expected to have, a material effect on the business, results of operations, condition (financial or otherwise) or assets of Nash-Finch and its Subsidiaries, taken as a whole, on the one hand, or of Spartan Stores and its Subsidiaries, taken as a whole, on the other hand, that was not known to the Nash-Finch Board of Directors on the date hereof (or if known, the consequences of which were not known to or reasonably foreseeable by the Nash-Finch Board of Directors as of the date hereof), which event, occurrence, fact, condition, circumstance, or change, or any material consequences thereof, becomes known to the Nash-Finch Board of Directors prior to the time at which Nash-Finch receives the Nash-Finch Stockholder Approval; provided, however, that in no event shall the receipt, existence or terms of a Nash-Finch Takeover Proposal or any matter relating thereto or consequence thereof constitute a Nash-Finch Intervening Event.

“Nash-Finch Loan Agreement” means that certain Credit Agreement dated as of December 21, 2011, among Nash-Finch, the borrowers party thereto, the lenders party thereto and Wells Fargo Capital Finance, LLC as administrative agent, as amended from time to time or otherwise modified, and all related guarantees, agreements and documents.

“Nash-Finch  Material Adverse Effect” means a Material Adverse Effect with respect to Nash-Finch.

“Nash-Finch Restricted Stock” means any award of Nash-Finch Common Stock that is subject to restrictions based on performance or continuing service and granted under any Nash-Finch Stock Plan.

“Nash-Finch Site” means a Site with respect to Nash-Finch or any Nash-Finch Subsidiary.

“Nash-Finch Stock Option” means any grant of an option to purchase a share or shares of Nash-Finch Common Stock.

“Nash-Finch Stock Plans” means the Nash-Finch 2009 Incentive Award Plan, the Nash-Finch 2000 Stock Incentive Plan, the Nash-Finch Amended and Restated Director Deferred Compensation Plan, the Nash-Finch 1997 Non-Employee Director Stock Compensation Plan, the Nash-Finch Amended and Restated Deferred Compensation Plan, and any Nash-Finch employee stock purchase plan or director stock purchase plan, all as amended and supplemented as of the date of this Agreement.

“Order” means any award, injunction, judgment, decree, order, ruling or verdict or other similar decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Other Antitrust Laws” means the antitrust, competition or investment Laws of all jurisdictions other than those of the United States and any other similar applicable Law.

“Permit” means any grant, exemption, declaration, registration, filing, order, authorization, approval, consent, exception, accreditation, certificate, license, permit or franchise of, from or required by any Governmental Entity of competent jurisdiction or pursuant to any Law, including Healthcare Matters Permits.

“Permitted Liens” means with respect to any Person, (i) Liens for Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of such Person, (ii) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of such Person, (iii) Liens and encroachments, which do not materially interfere with the present use of the properties or assets they affect, (iv) Liens that will be released prior to or as of the Closing, (v) Liens that are disclosed on the most recent consolidated balance sheet of such Person or notes thereto included in the Spartan Stores SEC Reports or Nash-Finch SEC Reports, as applicable, or securing liabilities reflected on such balance sheet, (vi) Liens that were incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of such Person, (vii) Liens in favor of the lenders under the Nash-Finch Loan Agreement or the Spartan Stores Loan Agreement, as applicable, (viii) Liens set forth on Section 1.1(a) of the Nash-Finch Disclosure Letter or Section 1.1(a) of the Spartan Stores Disclosure Letter  and (ix) with respect to real property, whether owned or leased, any Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Nash-Finch Material Adverse Effect or a Spartan Stores Material Adverse Effect, as applicable.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.

“Prior Contract” means any written agreement, contract, commitment, arrangement, memorandum of understanding, side letter, understanding, contractual obligation or other instrument of a contractual nature, by which a Person or any of its Subsidiaries was once, but is no longer, legally bound.

“Reimbursement Approvals”  means any and all certifications, provider or supplier numbers, provider or supplier agreements (including Medicare Provider Agreements and Medicaid Provider Agreements), participation agreements, Accreditations or any other agreements with or approvals by Medicare, Medicaid, CHAMPUS, CHAMPVA, TRICARE, Veteran’s Administration and any other Governmental Entity, or quasi-public agency, any plans funded or administered by Blue Cross/Blue Shield or any of its Subsidiaries or Affiliates, any and all managed care plans and organizations, including Medicare Advantage plans, Medicare Part D prescription drug plans, health maintenance organizations and preferred provider organizations, private commercial insurance companies, employee assistance programs and/or any other governmental or third party arrangements, plans or programs for payment or reimbursement in connection with healthcare services, products or supplies.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing of a Hazardous Material.

“Representatives” means, with respect to any Person, the respective officers, directors, managers, members, employees, consultants, accountants, brokers, financial advisors, legal counsel, agents, advisors, Affiliates and other representatives of that Person.

“Spartan Stores Benefit Plan” means, other than any Multiemployer Plan, (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) any Spartan Stores Stock Plan, and (iii) any material deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers’ compensation or other insurance, or other employee benefit plan, or contract, program, or practice, whether written or oral, for the benefit of Spartan Stores’ current or former officers, employees, independent contractors, or directors, in each case either (A) existing at the Closing Date and sponsored, maintained, or contributed to by Spartan Stores or any of its Subsidiaries, or (B) existing at the Closing Date or prior thereto, in respect of which Spartan Stores or any of its Subsidiaries has any Liability.

“Spartan Stores Board of Directors” shall mean the board of directors of Spartan Stores.

“Spartan Stores Intervening Event” means an event, occurrence, fact, condition, circumstance, or change which has, or would reasonably be expected to have, a material effect on the business, results of operations, condition (financial or otherwise) or assets of Spartan Stores and its Subsidiaries, taken as a whole, on the one hand, or of Nash-Finch and its Subsidiaries, taken as a whole, on the other hand, that was not known to the Spartan Stores Board of Directors on the date hereof (or if known, the consequences of which were not known to or reasonably foreseeable by the Spartan Stores Board of Directors as of the date hereof), which event, occurrence, fact, condition, circumstance, or change, or any material consequences thereof, becomes known to the Spartan Stores Board of Directors prior to the time at which Spartan Stores receives the Spartan Stores Shareholder Approval; provided, however, that in no event shall the receipt, existence or terms of a Spartan Stores Takeover Proposal or any matter relating thereto or consequence thereof constitute a Spartan Stores Intervening Event.

“Spartan Stores Loan Agreement” means that certain Loan and Security Agreement, dated as of December 23, 2003, by and among Spartan Stores, the borrowers party thereto, the guarantors party thereto, the lenders party thereto and Wells Fargo Capital Finance, LLC, as administrative agent, as amended from time to time or otherwise modified, and all related guarantees, agreements and documents.

“Spartan Stores Material Adverse Effect” means a Material Adverse Effect with respect to Spartan Stores.

“Spartan Stores Restricted Stock” means any award of Spartan Stores Common Stock that is subject to restrictions based on performance or continuing service and granted under any Spartan Stores Stock Plan.

“Spartan Stores Site” means a Site with respect to Spartan Stores or any Spartan Stores Subsidiary.

“Spartan Stores Stock Option” means any grant of an option to purchase a share or shares of Spartan Stores Common Stock.

“Spartan Stores Stock Plans” means the Spartan Stores 2001 Stock Incentive Plan, the Spartan Stores Stock Incentive Plan of 2005, the Spartan Stores 2001 Stock Bonus Plan, and the Spartan Stores Associate Stock Purchase Plan of 2009, all as amended and supplemented as of the date of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Site” means, with respect to any Person, any real properties (in each case, including all soil, subsoil, surface waters and groundwater thereat) currently or previously owned, leased or operated by:  (i) such Person or any of its Subsidiaries; (ii) any predecessors of such Person or any of its Subsidiaries; or (iii) any entities previously owned by such Person or any of its Subsidiaries.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, transfer, real property transfer, recording, documentary, stamp, registration, unemployment, social security, workers’ compensation, capital, premium, and other governmental taxes, assessments, customs, duties or levies, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Entity.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar foreign, state or local Law.

(b)               For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder; (ix) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; and (x) any references in this Agreement to “dollars” or “$” shall be to U.S. dollars.

(c)                Additional Terms.  The following terms are defined in the corresponding Sections of this Agreement:

Term	Section
Acceptable Nash-Finch Confidentiality Agreement ...........................	Section 6.2(a)(ii)
Acceptable Spartan Stores Confidentiality Agreement ......................	Section 6.2(b)(ii)
Agreement............................................................................................	Preamble
Award..................................................................................................	Section 3.2(a)
Certificate of Merger............................................................................	Section 2.3
Closing.................................................................................................	Section 2.2
Closing Date.........................................................................................	Section 2.2
Code.....................................................................................................	Recitals
Commitment Letter..............................................................................	Section 6.11(a)
Confidentiality Agreement .................................................................	Section 6.8(c)
Converted Stock-Based Award...........................................................	Section 3.2(a)
DGCL..................................................................................................	Section 2.1
End Date..............................................................................................	Section 8.1(c)
Effective Time......................................................................................	Section 2.3
Exchange Agent...................................................................................	Section 3.3(a)
Exchange Fund....................................................................................	Section 3.3(a)
Exchange Ratio....................................................................................	Section 3.1(c)
Excluded Shares...................................................................................	Section 3.1(b)
Financing..............................................................................................	Section 6.11(a)
Financing Sources................................................................................	Section 6.11(a)
Healthcare Regulatory Filings..............................................................	Section 4.10(a)
Indemnified Party................................................................................	Section 6.9(b)
Insured Parties......................................................................................	Section 6.9(c)
Intended Tax Treatment.......................................................................	Section 6.18(a)
Joint Proxy Statement..........................................................................	Section 6.3(a)
Letter Agreements................................................................................	Section 6.8(c)
Maximum Amount...............................................................................	Section 6.9(c)
Merger..................................................................................................	Recitals
Merger Consideration...........................................................................	Section 3.1(c)
Merger Sub...........................................................................................	Preamble
Nash-Finch...........................................................................................	Preamble
Nash-Finch Acquisition Agreement.....................................................	Section 6.2(a)(iv)
Nash-Finch Adverse Recommendation Change..................................	Section 6.2(a)(iv)
Nash-Finch Board Recommendation...................................................	Section 4.4(b)
Nash-Finch Common Stock.................................................................	Section 4.3(a)
Nash-Finch Designees..........................................................................	Section 6.6(a)
Nash-Finch Disclosure Letter...............................................................	Article IV
Nash-Finch Expense Reimbursement...................................................	Section 8.2(a)(ii)
Nash-Finch Fairness Opinion...............................................................	Section 4.4(d)
Nash-Finch Material Contract..............................................................	Section 4.14(a)
Nash-Finch-Owned Intellectual Property............................................	Section 4.12(a)
Nash-Finch Policies..............................................................................	Section 4.19
Nash-Finch Preferred Stock.................................................................	Section 4.3(a)
Nash-Finch SEC Reports.....................................................................	Section 4.6(a)
Nash-Finch Share-Based Awards........................................................	Section 4.3(a)
Nash-Finch Stockholder Approval.......................................................	Section 4.4(c)
Nash-Finch Stockholder Meeting........................................................	Section 6.3(e)
Nash-Finch Stockholders.....................................................................	Recitals
Nash-Finch Subsidiaries.......................................................................	Section 4.1
Nash-Finch Superior Proposal..............................................................	Section 6.2(a)(ix)
Nash-Finch Takeover Proposal.............................................................	Section 6.2(a)(viii)
Nash-Finch Termination Fee................................................................	Section 8.2(a)(i)
NLRB...................................................................................................	Section 4.17(a)
Registration Statement.........................................................................	Section 6.3(a)
Spartan Stores......................................................................................	Preamble
Spartan Stores Acquisition Agreement................................................	Section 6.2(b)(iv)
Spartan Stores Adverse Recommendation Change.............................	Section 6.2(b)(iv)
Spartan Stores Board Recommendation..............................................	Section 5.4(b)
Spartan Stores Common Stock............................................................	Section 5.3(a)
Spartan Stores Disclosure Letter..........................................................	Article V
Spartan Stores Expense Reimbursement..............................................	Section 8.2(a)(vi)
Spartan Stores Fairness Opinion..........................................................	Section 5.4(d)
Spartan Stores Material Contract.........................................................	Section 5.14(a)
Spartan Stores-Owned Intellectual Property.......................................	Section 5.12(a)
Spartan Stores Policies.........................................................................	Section 5.19
Spartan Stores Preferred Stock............................................................	Section 5.3(a)
Spartan Stores SEC Reports................................................................	Section 5.6(a)
Spartan Stores Share-Based Awards...................................................	Section 5.3(a)
Spartan Stores Shareholder Approval..................................................	Section 5.4(c)
Spartan Stores Shareholder Meeting....................................................	Section 6.3(d)
Spartan Stores Shareholders.................................................................	Recitals
Spartan Stores Subsidiaries..................................................................	Section 5.1
Spartan Stores Superior Proposal.........................................................	Section 6.2(b)(ix)
Spartan Stores Takeover Proposal........................................................	Section 6.2(b)(viii)
Spartan Stores Termination Fee...........................................................	Section 8.2(a)(v)
Surviving Corporation..........................................................................	Section 2.1
Termination Date..................................................................................	Section 8.1

ARTICLE II
THE MERGER

SECTION 2.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (“DGCL”), at the Effective Time, (a) Merger Sub will be merged with and into Nash-Finch and (b) the separate existence of Merger Sub will cease and Nash-Finch will be the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 2.2  Closing.  The parties hereto shall consummate the Merger (the “Closing”) (a) at the offices of Warner Norcross & Judd LLP, 900 Fifth Third Center, 111 Lyon Street N.W., Grand Rapids, Michigan, at 10:00 a.m., New York City time, on a date to be agreed upon by Spartan Stores and Nash-Finch, which will be no later than two Business Days immediately following the day on which the last of the conditions to Closing contained in Article VII (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement or (b) at such other place and time or on such other date as Spartan Stores and Nash-Finch may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”).

SECTION 2.3  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.  The Merger shall become effective upon the filing of the Certificate of Merger (or at such later time as is agreed to by the parties and specified in the Certificate of Merger) (the time at which the Merger becomes effective is referred to as the “Effective Time”).

SECTION 2.4  Effects of the Merger.  The Merger shall have the effects set forth in the Certificate of Merger and the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time:  (a) all the rights, privileges, powers, franchises, licenses, and interests in and to every type of property (whether real, personal, or mixed) of Nash-Finch and Merger Sub, shall vest in the Surviving Corporation, (b) all choses in action of Nash-Finch and Merger Sub shall continue unaffected and uninterrupted by the Merger and shall accrue to the Surviving Corporation, and (c) all debts, liabilities and duties of Nash-Finch and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.5  Certificate of Incorporation.  The certificate of incorporation of Nash-Finch will be amended and restated as a result of the Merger, at the Effective Time, to read in its entirety as set forth in Exhibit A and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with such certificate of incorporation and applicable Law.

SECTION 2.6  By-laws.  The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, will be the by-laws of the Surviving Corporation until thereafter amended in accordance with the certificate of incorporation of the Surviving Corporation, such by-laws and applicable Law.

SECTION 2.7  Directors and Officers.

(a)                The members of the Spartan Stores Board of Directors and the committees thereof immediately following the Effective Time shall be as provided in Section 6.6.

(b)               The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, in each case, until their respective successors are duly elected or appointed or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE III
EFFECT OF MERGER ON CAPITAL STOCK

SECTION 3.1  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Spartan Stores, Nash-Finch or Merger Sub or any other Person:

(a)                Conversion of Merger Sub Common Stock.  Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time will automatically be converted into one fully paid and non-assessable share of common stock, no par value, of the Surviving Corporation.

(b)               Cancellation of Excluded Shares.  Each share of Nash-Finch Common Stock that is owned by Nash-Finch as treasury stock, if any, and each share of Nash-Finch Common Stock that is owned by Nash-Finch (or by any of its wholly-owned Subsidiaries), Spartan Stores (or by any of its wholly-owned Subsidiaries) or Merger Sub (collectively, the “Excluded Shares”) immediately before the Effective Time will automatically be canceled and cease to exist without delivery of any consideration in exchange therefor or in respect thereof.

(c)                Conversion of Common Stock.  Subject to Sections 3.2(b), 3.3, 3.4, 3.7  and 3.12, each share of Nash-Finch Common Stock issued and outstanding immediately prior to the Effective Time  (other than Excluded Shares) shall be converted into the right to receive 1.20 (the “Exchange Ratio”) fully paid and nonassessable shares of Spartan Stores Common Stock (the “Merger Consideration”), whereupon such shares of Nash-Finch Common Stock will no longer be outstanding and all rights with respect to each share of Nash-Finch Common Stock will cease to exist, except the right to receive the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 3.7, and any dividends or other distributions payable pursuant to Section 3.4, upon surrender of Certificates or Book-Entry Shares, in accordance with Section 3.3.  No interest shall be paid or will accrue on any payment to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article III.

SECTION 3.2  Stock Plans.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a)                Nash-Finch and Spartan Stores shall take all requisite action so that, as of the Effective Time, each right of any kind, contingent or accrued, to receive Nash-Finch Common Stock or benefits measured in whole or in part by the value of a number of shares of Nash-Finch Common Stock granted under the Nash-Finch Stock Plans (each such right, an “Award”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall cease to represent an Award with respect to Nash-Finch Common Stock, and shall be converted by virtue of the Merger and without any action on the part of the holder of that Award, into an award with respect to a number of shares of Spartan Stores Common Stock equal to the product of (i) the aggregate number of shares of Nash-Finch Common Stock subject to such Award, multiplied by (ii) the Exchange Ratio (as converted, a “Converted Stock-Based Award”); provided, however, that the value of any fractional shares related to any Converted Stock-Based Award shall be paid in cash at the time such Converted Stock-Based Award is otherwise settled pursuant to its terms under the applicable Nash-Finch Stock Plan.

(b)               All Converted Stock-Based Awards shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Nash-Finch Stock Plan (or any other agreement to which such Converted Stock-Based Award was subject immediately prior to the Effective Time), except as otherwise provided herein.  The exercise or strike price (if any) per share of Spartan Stores Common Stock applicable to Converted Stock-Based Awards shall be equal to (i) the per share exercise price of such Award immediately prior to the Effective Time divided by (ii) the Exchange Ratio.  Prior to the Effective Time, Nash-Finch shall make such amendments and take such other actions with respect to the Nash-Finch Stock Plans as shall be necessary to effect the adjustment referred to in this Section 3.2, including notifying all participants in the Nash-Finch Stock Plans of such adjustment.

(c)                Spartan Stores shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Spartan Stores Common Stock for delivery upon exercise or settlement of the Converted Stock-Based Awards in accordance with this Section 3.2.  As soon as reasonably practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Spartan Stores Common Stock to be registered and issuable under Converted Stock-Based Awards, Spartan Stores shall file a post-effective amendment to the Registration Statement or registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Spartan Stores Common Stock subject to Converted Stock-Based Awards and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted Stock-Based Awards remain outstanding.

SECTION 3.3  Surrender of Shares.

(a)                Exchange Agent; Exchange Fund.  Prior to or at the Effective Time, Spartan Stores shall deposit with a bank or trust company designated by Spartan Stores and reasonably satisfactory to Nash-Finch (the “Exchange Agent”), for the benefit of the holders of Nash-Finch Common Stock as of immediately prior to the Effective Time, whether represented by Certificates or held as Book-Entry Shares, shares of Spartan Stores Common Stock, in the aggregate amount equal to the number of shares of Spartan Stores Common Stock to which holders of Nash-Finch Common Stock are entitled based on the Exchange Ratio pursuant to Section 3.1.  In addition, Spartan Stores shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, cash in an amount sufficient to make payment in lieu of any fractional shares pursuant to Section 3.7 and payment of any dividends or other distributions payable pursuant to Section 3.4.  All such shares of Spartan Stores Common Stock and cash deposited with the Exchange Agent (including cash deposited for payment in lieu of fractional shares payable pursuant to Section 3.7  or for any dividends or other distributions payable pursuant to Section 3.4) pursuant to this Section 3.3(a) is referred to as the “Exchange Fund.”

(b)               Exchange Procedure.  As soon as reasonably practicable after the Effective Time (but in any event, no later than three Business Days after the Effective Time), Spartan Stores shall cause the Exchange Agent to mail to each holder of record of shares of Nash-Finch Common Stock (other than Excluded Shares), as of the Effective Time, (i) a form of letter of transmittal (which shall be in customary form and shall specify that delivery will be effected, and risk of loss and title to the Certificates or Book-Entry Shares will pass, only upon proper delivery of such Certificates or Book-Entry Shares to the Exchange Agent upon adherence to the procedures set forth in the letter of transmittal) for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 3.7 and any dividends or other distributions payable pursuant to Section 3.4, and (ii) instructions for use in effecting the surrender of such Certificates or Book-Entry Shares in exchange for the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 3.7 and any dividends or other distributions payable pursuant to Section 3.4.  Upon surrender of a Certificate or of Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, each holder of a Certificate or of Book Entry Shares shall be entitled to receive in exchange therefor (A) book-entry shares representing the number of whole shares of Spartan Stores Common Stock to which such holder is entitled pursuant to Section 3.1, (B) cash in lieu of any fractional shares payable pursuant to Section 3.7, and (C) any dividends or distributions payable pursuant to Section 3.4, and such Certificates and Book-Entry Shares so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Nash-Finch Common Stock that is not registered in the transfer records of Nash-Finch, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificates or Book-Entry Shares so surrendered are registered if properly endorsed or otherwise in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish, to the reasonable satisfaction of Spartan Stores, that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3(b), each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 3.7and any dividends or other distributions payable pursuant to Section 3.4.

SECTION 3.4  Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to Spartan Stores Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Spartan Stores Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Spartan Stores Common Stock shall be paid to any such holder pursuant to Section 3.7, until the holder of such Certificate or Book-Entry Share shall have surrendered such Certificate or Book-Entry Share in accordance with this Article III. Subject to escheat or other applicable Law, following the surrender of any Certificate or Book-Entry Share, there shall be paid to the record holder of whole shares of Spartan Stores Common Stock issued in exchange therefor, without interest, with respect to such whole shares of Spartan Stores Common Stock (a) at the time of such surrender, the amount of dividends or other distributions with a record date and a payment date on or after the Effective Time and on or prior to the date of such surrender and the amount of any cash payable in lieu of a fractional share of Spartan Stores Common Stock to which such holder is entitled pursuant to Section 3.7 and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Spartan Stores Common Stock.

SECTION 3.5  Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares for one year after the Effective Time shall be delivered to Spartan Stores, upon demand, and any holders of Certificates or Book-Entry Shares who have not then complied with this Article III shall thereafter look only to Spartan Stores for, and Spartan Stores shall remain liable for, payment of their claims for the Merger Consideration, any cash in lieu of any fractional shares payable pursuant to Section 3.7, and any dividends or other distributions payable pursuant to Section 3.4, in accordance with this Article III.  If, after the Effective Time, Certificates or Book Entry Shares are presented to the Exchange Agent or Spartan Stores, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

SECTION 3.6  No Further Ownership Rights in Nash-Finch Common Stock.  The Merger Consideration, any cash in lieu of any fractional shares payable pursuant to Section 3.7, and any dividends or other distributions payable pursuant to Section 3.4 upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been in full satisfaction of all rights pertaining to the Nash-Finch Common Stock formerly represented thereby, subject to the obligations of Spartan Stores to pay or cause to be paid any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared and not paid by Nash-Finch prior to the Effective Time.  At 5:00 pm, New York City time, on the Closing Date, the share transfer books of Nash-Finch shall be closed, and there shall be no further registration of transfers on the share transfer books of Nash-Finch of shares of Nash-Finch Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to shares of Nash-Finch Common Stock, except as otherwise provided in this Agreement or by applicable Law.

SECTION 3.7  No Fractional Shares.  No certificates or scrip representing fractional shares of Spartan Stores Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividends or other distributions of Spartan Stores shall be paid with respect to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a holder of shares of Spartan Stores Common Stock. Notwithstanding any other provision of this Agreement, each holder of Certificates or Book-Entry Shares who would otherwise have been entitled to receive a fraction of a share of Spartan Stores Common Stock (determined after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (a) such fractional part of a share of Spartan Stores Common Stock multiplied by (b) the closing price for a share of Spartan Stores Common Stock as reported on NASDAQ on the trading day immediately before the date on which the Effective Time occurs.  As soon as practicable after the determination of the amount of cash to be paid to such former holders of Nash-Finch Common Stock in lieu of any fractional share interests, the Exchange Agent shall notify Spartan Stores, and Spartan Stores shall ensure that there is deposited with the Exchange Agent, and shall cause the Exchange Agent to pay, such amounts to such former holders of Nash-Finch Common Stock in accordance with this Agreement.

SECTION 3.8  No Liability.  To the fullest extent permitted by applicable Law, none of Spartan Stores, Nash-Finch, Merger Sub, the Surviving Corporation or the Exchange Agent will be liable to any Nash-Finch Stockholder or any other Person in respect of any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.  Any portion of the Exchange Fund remaining unclaimed by Nash-Finch Stockholders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of Spartan Stores free and clear of any claims or interest of any Person previously entitled thereto.

SECTION 3.9  Lost, Stolen or Destroyed Certificates.  In the event that any Certificate has been lost, stolen or destroyed, Spartan Stores or the Exchange Agent will, upon the receipt of an affidavit of that fact by the holder thereof in form and substance reasonably satisfactory to Spartan Stores or the Exchange Agent, as the case may be, pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 3.7 and any dividends or other distributions payable pursuant to Section 3.4 payable in respect of the shares of Nash-Finch Common Stock previously evidenced by such lost, stolen or destroyed Certificate; provided, that Spartan Stores or the Exchange Agent, as the case may be, may, in its discretion and as a condition precedent to the payment of the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 3.7 and any dividends or other distributions payable pursuant to Section 3.4, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as Spartan Stores or the Exchange Agent, as the case may be, may reasonably direct as indemnity against any claim that may be made against Spartan Stores or the Exchange Agent with respect to such Certificate.

SECTION 3.10  Withholding Rights.  Spartan Stores shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Spartan Stores, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Spartan Stores.

SECTION 3.11  Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Spartan Stores from time to time provided that no gain or loss thereon shall affect the amounts payable or the timing of the amounts payable to Nash-Finch Stockholders pursuant to this Article III; provided, that such investments must be (a) in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, (b) in commercial paper obligations rated A-1 or P-1 or better by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (c) in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $1.0 billion (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise).  The Exchange Fund shall not be used for any purpose except as set forth herein.  Any interest and other income resulting from such investments shall be for Spartan Stores’ account.

SECTION 3.12  Adjustments.  Notwithstanding anything to the contrary in this Article III, if, between the date of this Agreement and the Effective Time, there is declared (with an effective time prior to the Effective Time) or effected a reorganization, reclassification, recapitalization, stock split (including a reverse stock split), split-up, stock dividend or stock distribution (including any dividend or distribution of securities convertible into Spartan Stores Common Stock or Nash-Finch Common Stock), combination, exchange, or readjustment of shares with respect to, or rights issued in respect of, Spartan Stores Common Stock or Nash-Finch Common Stock, the Exchange Ratio shall be proportionately adjusted accordingly to provide to the holders of Nash-Finch Common Stock the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF NASH-FINCH

Except as specifically disclosed in the Nash-Finch SEC Reports filed with or furnished to the SEC prior to the date hereof (excluding any risk factor disclosures set forth under the heading “Risk Factors”, any disclosure of risks included in any “forward‑looking statements” disclaimer or any other forward-looking statement of risk that does not contain a reasonable level of detail about the risks of which the statement warns) or as specifically disclosed in the disclosure letter delivered by Nash-Finch to Spartan Stores prior to or concurrently with the execution of this Agreement (the “Nash-Finch Disclosure Letter”), it being understood and agreed that the disclosure of any item in such Nash-Finch SEC Reports shall be deemed disclosure only to the extent the relevance of such disclosure to the sections or subsections of this Article IV is reasonably apparent on the face of such disclosure, Nash-Finch represents and warrants to Spartan Stores and Merger Sub that:

SECTION 4.1  Organization, Qualification and Corporate Power.  Nash-Finch and each of its Subsidiaries (the “Nash-Finch Subsidiaries”) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except where the failure to be in good standing would not be reasonably expected to have a Nash-Finch Material Adverse Effect, and each of Nash-Finch and the Nash-Finch Subsidiaries has all requisite corporate power and authority, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.  Nash-Finch and each of the Nash-Finch Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing (where applicable), in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing (where applicable) has not had and would not be reasonably expected to have a Nash-Finch Material Adverse Effect.  Nash-Finch has made available to Spartan Stores prior to the date hereof true, correct and complete copies of the certificate of incorporation and by-laws (or equivalent organizational and governing documents) of Nash-Finch and each Nash-Finch Subsidiary.

SECTION 4.2  Subsidiaries.

(a)                Each Nash-Finch Subsidiary is wholly owned by Nash-Finch and all outstanding shares of capital stock or other ownership interests of such Nash-Finch Subsidiaries are owned, directly or indirectly, by Nash-Finch, free and clear of any Liens (other than Permitted Liens).  Nash-Finch has provided to Spartan Stores a true and complete list of all Nash-Finch Subsidiaries as of the date of this Agreement.

(b)               Neither Nash-Finch nor any of the Nash-Finch Subsidiaries owns, directly or indirectly, any material equity or other ownership interest in any Person, except for the Nash-Finch Subsidiaries, and Nash-Finch is not subject to any obligation or requirement to make any material investment (in the form of a loan, capital contribution or otherwise) in any Person, except for incentives to existing and new customers generally consistent with past practices and transactions with or among the Nash-Finch Subsidiaries.

SECTION 4.3  Capitalization.

(a)                The authorized capital stock of Nash-Finch consists of 50,000,000 shares of common stock, par value $1.66 2/3 per share (“Nash-Finch Common Stock”) and 500,000 shares of preferred stock, no par value per share (the “Nash-Finch Preferred Stock”).  As of the date of this Agreement, (i) 12,315,543 shares of Nash-Finch Common Stock were issued and outstanding (not including treasury shares), (ii) 1,499,883 shares of Nash-Finch Common Stock were held in treasury, and (iii) no shares of Nash-Finch Preferred Stock were outstanding.  Section 4.3 of the Nash-Finch Disclosure Letter sets forth, as of the date of this Agreement, the number of shares of Nash-Finch Common Stock that are authorized and reserved for issuance under each Nash-Finch Stock Plan, and the number of shares of Nash-Finch Common Stock that are subject to outstanding Nash-Finch Stock Options, Nash-Finch Restricted Stock, restricted stock units, performance units, and any other share-based award (collectively, “Nash-Finch Share-Based Awards”) issued under a Nash-Finch Stock Plan.  All Nash-Finch Share-Based Awards have been awarded under a Nash-Finch Stock Plan, and, as of the date hereof, there are no other compensatory awards outstanding pursuant to which Nash-Finch Common Stock has issued or is issuable, or that relate to or are determined by reference to the value of Nash-Finch Common Stock.  All outstanding shares of Nash-Finch Common Stock, and all Nash-Finch Common Stock reserved for issuance under the Nash-Finch Stock Plans, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of or subject to any preemptive rights, purchase option, call or right of first refusal rights.

(b)               As of the date of this Agreement, there are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other equity or voting interests of Nash-Finch or any of the Nash-Finch Subsidiaries and there are no “phantom stock” rights, stock appreciation rights or other similar rights with respect to the capital stock of Nash-Finch or any of the Nash-Finch Subsidiaries.  Neither Nash-Finch nor any of the Nash-Finch Subsidiaries has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with Nash-Finch Stockholders on any matter.  There are no Contracts of any kind to which Nash-Finch or any of the Nash-Finch Subsidiaries is a party or by which Nash-Finch or any of the Nash-Finch Subsidiaries is bound, obligating Nash-Finch or any such Nash-Finch Subsidiary to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional shares of capital stock of, or other equity or voting interests in, or options or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, Nash-Finch or any of the Nash-Finch Subsidiaries, or any “phantom stock” right, stock appreciation right or other similar right with respect to Nash-Finch or any of the Nash-Finch Subsidiaries, or obligating Nash-Finch or any of the Nash-Finch Subsidiaries to enter into any such Contract.

(c)                There are no outstanding obligations or Contracts, contingent or otherwise, obligating Nash-Finch or any of the Nash-Finch Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Nash-Finch or any Nash-Finch Subsidiary.  There are no voting trusts, registration rights agreements or stockholder agreements to which Nash-Finch or any of the Nash-Finch Subsidiaries is a party with respect to the voting of the capital stock of Nash-Finch or any Nash-Finch Subsidiary or with respect to the granting of registration rights for any capital stock or other securities of Nash-Finch or any of the Nash-Finch Subsidiaries or other equity interests of Nash-Finch or any of the Nash-Finch Subsidiaries or granting any person the right to elect, or designate or nominate for election, a director to the Nash-Finch Board of Directors or the Board of Directors of any Nash-Finch Subsidiary.

(d)               There are no restrictions of any kind that prevent or restrict the payment of dividends or other distributions by Nash-Finch or any of its Subsidiaries other than those imposed by the Laws of general applicability of their respective jurisdictions of organization.

(e)                Neither Nash-Finch nor any Nash-Finch Subsidiary owns, whether beneficially or otherwise, directly or indirectly, any shares of capital stock of Spartan Stores.

SECTION 4.4  Authorization; Board Recommendation; Fairness Opinion; Stockholder Approval.

(a)                Nash-Finch has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and, subject only to the Nash-Finch Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby.  The execution, delivery and performance by Nash-Finch of this Agreement and the consummation by Nash-Finch of the transactions contemplated hereby have been duly authorized by all necessary action (including the authorization of the Nash-Finch Board of Directors) and no other action is necessary on the part of Nash-Finch or any of the Nash-Finch Subsidiaries to authorize or approve this Agreement or to consummate the Merger or the transactions contemplated hereby (other than the Nash-Finch Stockholder Approval and compliance with the filing and notice requirements in Sections 4.5(b)(i) through (vi)).  This Agreement has been duly executed and delivered by Nash-Finch and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of Nash-Finch enforceable against Nash-Finch in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

(b)               The Nash-Finch Board of Directors, at a meeting duly called and held, (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Nash-Finch and the Nash-Finch Stockholders, (ii) approved this Agreement and the Merger and authorized the other transactions contemplated by this Agreement, and (iii) resolved to submit this Agreement to and, subject to Section 6.2, recommend adoption of this Agreement by, the Nash-Finch Stockholders (collectively, the “Nash-Finch  Board Recommendation”).

(c)                The adoption of this Agreement by the holders of a majority in voting power of the outstanding shares of Nash-Finch Common Stock (the “Nash-Finch  Stockholder Approval”) is the only vote of the holders of any class or series of Nash-Finch’s securities necessary to adopt or approve this Agreement and the Merger.

(d)               The Nash-Finch Board of Directors has received the opinion, dated as of the date hereof (the “Nash-Finch Fairness Opinion”), of J.P. Morgan Securities LLC, a financial advisor to Nash-Finch, to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations contained therein, the Exchange Ratio is fair to the Nash-Finch Stockholders from a financial point of view.  Nash-Finch has received the consent of J.P. Morgan Securities LLC to permit the inclusion of the text of its written opinion in its entirety in the Joint Proxy Statement, so long as J.P. Morgan Securities LLC and its counsel have pre-approved in writing (i) any summary of, or other description of, the Nash-Finch Fairness Opinion and (ii) references to J.P. Morgan Securities LLC contained in the Joint Proxy Statement in advance of its filing with the SEC.

SECTION 4.5  Noncontravention.

(a)                Neither the execution and delivery of this Agreement, nor the consummation of the Merger and the other transactions contemplated hereby, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or by-laws (or comparable organization documents, as applicable) of Nash-Finch or any of the Nash-Finch Subsidiaries, (ii) give rise to any appraisal or other dissenters rights of any Nash-Finch Stockholder, (iii) assuming compliance with the filing and notice requirements set forth in Sections 4.5(b)(i) through (vi) and receipt of applicable approvals thereunder, violate any Law applicable to Nash-Finch or any of the Nash-Finch Subsidiaries on the date hereof or require any filing or registration with, or the giving of any notice to, any Governmental Entity by Nash-Finch or any of the Nash-Finch Subsidiaries, (iv) result in a violation or breach of, constitute a default under, give rise to any right of modification of any obligations or the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or otherwise violate any Nash-Finch Material Contract or Permit held by Nash-Finch or any of the Nash-Finch Subsidiaries or (v) result in the creation of any Lien (other than Permitted Liens) on any properties, rights or assets of Nash-Finch or any of the Nash-Finch Subsidiaries, except in the case of clauses (iv) and (v) to the extent that any such violation or requirement that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Nash-Finch Material Adverse Effect.

.

(b)               None of the execution and delivery of this Agreement, nor the consummation of the Merger and the other transactions contemplated hereby (with or without the giving of notice or the lapse of time or both), nor the performance of this Agreement by Nash-Finch will require any Order or Permit of, or filing with or notification to, any Governmental Entity, except for (i) (A) the filing with the SEC of the Joint Proxy Statement, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Registration Statement, and (C) such other filings under and in compliance with the Securities Act and the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) such filings as may be required under the HSR Act or Other Antitrust Laws, (iii) the filing and recordation of appropriate merger or other documents as required by the DGCL and by relevant authorities of other jurisdictions in which Nash-Finch is qualified to do business (including the filing of the Certificate of Merger), (iv) such Consents from, or registrations, declarations, notices or filings made to or with, any Governmental Entities (other than with respect to securities, antitrust, competition, trade regulation or similar Laws), in each case as may be required in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, (v) such filings with and approvals of NASDAQ as are required to permit the listing of the Merger Consideration, and (vi) such other Orders, Permits, filings and notifications which if not obtained or made would not reasonably be expected to have a material and adverse effect on Nash-Finch and its Subsidiaries, taken as a whole.

SECTION 4.6  SEC Reports.

(a)                Since January 1, 2011, Nash-Finch has filed or furnished all forms, documents and reports required to be filed or furnished with the SEC under the Securities Act or the Exchange Act (collectively with any amendments thereto, but excluding the Joint Proxy Statement and the Registration Statement, the “Nash-Finch  SEC Reports”).  Each of the Nash-Finch SEC Reports, in each case as of its filing date, or, if amended, as finally amended prior to the date hereof (with respect to those Nash-Finch SEC Reports filed prior to the date hereof), has complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and none of the Nash-Finch SEC Reports, when filed or, if amended, as finally amended prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of the Nash-Finch Subsidiaries are or ever have been required to file periodic reports with the SEC.  As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Nash-Finch SEC Reports.

(b)                 Nash-Finch has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and Nash-Finch has established and maintains internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act.  Nash-Finch has disclosed, based on its most recent evaluation prior to the date hereof, to Nash-Finch’s auditors and the audit committee of the Nash-Finch Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Nash-Finch’s ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in Nash-Finch’s internal controls over financial reporting.  Since January 1, 2011, neither Nash-Finch nor any of the Nash-Finch Subsidiaries has Knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Nash-Finch or any Nash-Finch Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that Nash-Finch or any Nash-Finch Subsidiary has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness.  Since January 1, 2011, subject to any applicable grace periods, Nash-Finch has been and is in compliance with (A) the applicable provisions of the Sarbanes Oxley Act of 2002 and (B) the applicable listing and corporate governance rules and regulations of NASDAQ, except in each case as has not had and would not reasonably be expected to have, a Nash-Finch Material Adverse Effect.

SECTION 4.7  Financial Statements.

(a)                The consolidated financial statements (including the related notes and schedules) included in the Nash-Finch SEC Reports (i) complied as to form, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and published rules and regulations of the SEC with respect thereto and (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited statements, as permitted by the SEC with respect to Form 10-Q filings) and, on that basis, fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows and changes in stockholders’ equity of Nash-Finch and the Nash-Finch Subsidiaries as of the indicated dates and for the indicated periods (subject, in the case of unaudited statements, to normal year‑end audit adjustments and the absence of notes).

(b)               There exist no Liabilities of Nash-Finch or any of the Nash-Finch Subsidiaries other than (i) Liabilities that are adequately reflected, reserved for or disclosed in Nash-Finch’s consolidated financial statements and related notes set forth in Nash-Finch’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 as filed with the SEC prior to the date hereof, (ii) Liabilities incurred in the ordinary course of business of Nash-Finch and the Nash-Finch Subsidiaries, or (iii) Liabilities that would not reasonably be expected to have a Nash-Finch Material Adverse Effect.

SECTION 4.8  Taxes.

(a)                All material Tax Returns required by applicable Law to have been filed by Nash-Finch and each of the Nash-Finch Subsidiaries since December 30, 2006 have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes in all material respects.  Since December 30, 2006, Nash-Finch and each of the Nash-Finch Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third-party.  Since December 30, 2006, all material Taxes that are due and payable have been paid.

(b)               There is no audit or other proceeding pending against or with respect to Nash-Finch or any of the Nash-Finch Subsidiaries with respect to any material amount of Tax.  There are no material Liens on any of the assets of Nash-Finch or any of the Nash-Finch Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c)                Neither Nash-Finch nor any of the Nash-Finch Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.

(d)               Neither Nash-Finch nor any of the Nash-Finch Subsidiaries is a party to any Tax allocation or sharing agreement.

(e)                Neither Nash-Finch nor any of the Nash-Finch Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which Nash-Finch and the Nash-Finch Subsidiaries are the only members).

(f)                Within the past three years, neither Nash-Finch nor any Nash-Finch Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(g)               Neither Nash-Finch nor any Nash-Finch Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code (or a similar provision of state Law).

(h)               Neither Nash-Finch nor any Nash-Finch Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(i)                 There has been no disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Nash-Finch or any Nash-Finch Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise.

SECTION 4.9  Compliance with Laws; Orders; Permits.

(a)                With such exceptions as have not had, and would not reasonably be expected to have, a Nash-Finch Material Adverse Effect: (i) Nash-Finch and each of the Nash-Finch Subsidiaries is in compliance with all Laws and Permits to which Nash-Finch or any such Nash-Finch Subsidiary is subject; (ii) since January 1, 2011, no Governmental Entity has determined that Nash-Finch or any of the Nash-Finch Subsidiaries has violated any Law or Permit relating to the conduct of Nash-Finch’s or the Nash-Finch Subsidiaries’ business; (iii) neither Nash-Finch nor any of the Nash-Finch Subsidiaries has received notice of any investigation by a Governmental Entity involving whether Nash-Finch or any of the Nash-Finch Subsidiaries has violated any Law or Permit relating to the conduct of Nash-Finch’s or any of the Nash-Finch Subsidiaries’ businesses; and (iv) there is not presently pending or, to the Knowledge of Nash-Finch, threatened, any Action, demand letters, or other communications relating to any alleged violation of any Law or Permit pertaining to the conduct of Nash-Finch’s or any of the Nash-Finch Subsidiaries’ businesses.

(b)               Nash-Finch and each of the Nash-Finch Subsidiaries currently owns, holds, possesses, obtained or lawfully uses in the operation of its business all material Permits that are necessary to operate their respective retail, wholesale, military distribution and private label activities; to own, lease, and operate their properties and assets; and conduct their business substantially as presently conducted.  Except as have not had, and would not reasonably be expected to have, a Nash-Finch Material Adverse Effect: (i) as of the date hereof, there are no Actions by a Governmental Entity pending or threatened in writing relating to any violation, restriction, amendment, nonrenewal, suspension, withdrawal, revocation, or cancellation of any Permits that are necessary to operate Nash-Finch’s or any of the Nash-Finch Subsidiaries’ retail, wholesale, military distribution and private label activities; to own, lease, and operate their properties and assets; and conduct their business substantially as presently conducted; (ii) Nash-Finch and each of the Nash-Finch Subsidiaries are in compliance with all such Permits; and (iii) all such Permits are in full force and effect.

(c)                Except as has not had, and would not reasonably be expected to have, a Nash-Finch Material Adverse Effect, since January 1, 2011 none of the products marketed, sold, or distributed under Nash-Finch’s and each of the Nash-Finch Subsidiaries’ private labels, or otherwise produced, manufactured, or made by Nash-Finch and each of the Nash-Finch Subsidiaries, have been recalled from the market, or subjected to any other similar corrective action, whether voluntary or otherwise, nor is any product recall, or other similar corrective action currently under consideration by Nash-Finch or any of the Nash-Finch Subsidiaries.

(d)                (i)  Since January 1, 2011, none of Nash-Finch, the Nash-Finch Subsidiaries or any director, officer, manager, member, partner or employee of Nash-Finch or any of the Nash-Finch Subsidiaries have been, and, to the Knowledge of Nash-Finch, none of Nash-Finch, the Nash-Finch Subsidiaries, or any director, officer, manager, member, partner or employee of Nash-Finch or any of the Nash-Finch Subsidiaries has ever been, suspended or debarred from doing business with a Federal Governmental Entity or, to the Knowledge of Nash-Finch, proposed for suspension or debarment by a Federal Governmental Entity; (ii) no reasonable basis exists to give rise to a material claim by a Federal Governmental Entity (or other counterparty) for fraud, conflict of interest, bribery or gratuity violation found in Title 18 of the United States Code or of the False Claim Act (31 U.S.C. §§ 3729-3733) in connection with any Federal Governmental Contract to which Nash-Finch or any of the Nash-Finch Subsidiaries is a party; (iii) neither Nash-Finch nor any of the Nash-Finch Subsidiaries has breached or violated in any material respect any Federal Governmental Contract to which Nash-Finch or any of the Nash-Finch Subsidiaries is a party; (iv) neither Nash-Finch nor any of the Nash-Finch Subsidiaries has received written notice from any Federal Governmental Entity or other counterparty to a Federal Governmental Contract, that Nash-Finch or any of the Nash-Finch Subsidiaries has or may have breached or violated in any material respect any Federal Governmental Contract and (v) to the Knowledge of Nash-Finch, neither any Federal Governmental Entity nor any other counterparty to a Federal Governmental Contract has questioned or disallowed any costs claimed by Nash-Finch or a Nash-Finch Subsidiary under any Federal Governmental Contract to which Nash-Finch or any of the Nash-Finch Subsidiaries is a party, and there are no facts or occurrences that could form a basis for disallowing any such costs.

SECTION 4.10  Healthcare Matters.

(a)                Nash-Finch and each of the Nash-Finch Subsidiaries timely, accurately, and completely have filed, or cause to be filed, all regulatory reports, cost reports, claims, schedules, statements, documents, filings, submissions, forms, registrations, and other documents, including claims for payment, that each has been, and continues to be, required to file to secure payment under all governmental and non-governmental healthcare programs (in each case to the extent material, “Healthcare Regulatory Filings”).  All such Healthcare Regulatory Filings comply with applicable Law in all material respects.  To the Knowledge of Nash-Finch, there are no pending or threatened actions to recoup, disallow, or suspend, any payments due to Nash-Finch or each of the Nash-Finch Subsidiaries or any amounts that are due to any Governmental Entity that remain unpaid.

(b)               Neither Nash-Finch, any of the Nash-Finch Subsidiaries nor, to the Knowledge of Nash-Finch, any director, officer, manager, member, partner, or employee of Nash-Finch or any of the Nash-Finch Subsidiaries is party to a corporate integrity agreement, consent order, consent decree, permanent injunction or other settlement agreement with any Governmental Entity or pursuant to any Healthcare Matters Permit, Accreditation or Reimbursement Approval relating to either Nash-Finch or any of the Nash-Finch Subsidiaries.  Neither Nash-Finch, any of the Nash-Finch Subsidiaries, nor, to the Knowledge of Nash-Finch, any director, officer, manager, member, partner or employee of Nash-Finch or any of the Nash-Finch Subsidiaries:

(i)                 has had a civil monetary penalty assessed against it, him or her pursuant to 42 U.S.C. § 1320a-7a;

(ii)               has been excluded from participation in state or federal healthcare programs, including Medicare and Medicaid, lost its billing privileges for any state or federal healthcare programs, been debarred from contracting with Governmental Entities, or been debarred pursuant to the Federal Food, Drug, and Cosmetic Act, or has taken any actions that could result in exclusion, loss of billing privileges, or debarment; or

(iii)             has been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any of those offenses described in 42 U.S.C. § 1320a-7b or 18 U.S.C. §§ 669, 1035, 1347, or 1518.

SECTION 4.11  Properties.

(a)                Except as would not reasonably be expected to have a Nash-Finch Material Adverse Effect, Nash-Finch and each Nash-Finch Subsidiary has good and valid title to, or valid leasehold interests in, all of their respective personal and real properties and assets as used in their respective businesses as presently conducted, and all such personal and real properties and assets, other than personal and real properties and assets in which Nash-Finch or any of the Nash-Finch Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.  Nash-Finch and each of the Nash-Finch Subsidiaries has complied in all material respects with the terms of all leases to which it is a party.  All material leases to which Nash-Finch or any Nash-Finch Subsidiary is a party and under which it is in possession of any personal or real  property are valid and binding contracts and are in full force and effect and neither Nash-Finch nor any Nash-Finch Subsidiary has received any written notice alleging violation, breach, or default of such lease.  Nash-Finch and each Nash-Finch Subsidiary is in possession of the properties or assets purported to be leased under all its material leases.  The tangible personal and real property and assets of Nash-Finch and the Nash-Finch Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted and subject to maintenance and repair in the ordinary course of business, and are adequate for the uses to which they are being put.

(b)               With respect to real property owned by Nash-Finch or any Nash-Finch Subsidiary, none of Nash-Finch nor any Nash-Finch Subsidiary (i) has received written notice of any pending, and to the Knowledge of Nash-Finch there is no threatened, condemnation proceeding against any of such real property or (ii) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, a Nash-Finch Material Adverse Effect.

(c)                With respect to real property leased, subleased or licensed by Nash-Finch or any Nash-Finch Subsidiary, none of Nash-Finch nor any Nash-Finch Subsidiary (i) has received any written notice alleging a violation, breach or default under any lease of such real property, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of Nash-Finch or (ii) as of the date of this Agreement, (A) has received written notice of any pending, and to the Knowledge of Nash-Finch there is no threatened, condemnation proceeding with respect to any of such real property or (B) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, a Nash-Finch Material Adverse Effect.

SECTION 4.12  Intellectual Property.

(a)                Nash-Finch and the Nash-Finch Subsidiaries exclusively own, or have a valid license or other valid right to use, all material Intellectual Property as used in their business as presently conducted; it being understood that the foregoing shall not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 4.12(a).  No Actions, suits or other proceedings are pending or, to the Knowledge of Nash-Finch, threatened that Nash-Finch or any of the Nash-Finch Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property.  To the Knowledge of Nash-Finch, no Person is infringing, misappropriating or otherwise violating the rights of Nash-Finch or any of the Nash-Finch Subsidiaries with respect to any Intellectual Property owned or purported to be owned by Nash-Finch or any of the Nash-Finch Subsidiaries (collectively the “Nash-Finch-Owned Intellectual Property”).  Except as would not reasonably be expected to have a Nash-Finch Material Adverse Effect, to the Knowledge of Nash-Finch, no circumstances exist which could reasonably be expected to give rise to any: (i) proceeding that challenges the rights of Nash-Finch or any of the Nash-Finch Subsidiaries with respect to the validity or enforceability of the Nash-Finch-Owned Intellectual Property; or (ii) claim of infringement, misappropriation, or violation of the Intellectual Property rights of any Person.

(b)               Except as would not reasonably be expected to have a Nash-Finch Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any Nash-Finch-Owned Intellectual Property or Intellectual Property licensed to Nash-Finch and/or the Nash-Finch Subsidiaries.

(c)                Since January 1, 2011, except as would not reasonably be expected to have a Nash-Finch Material Adverse Effect, Nash-Finch and the Nash-Finch Subsidiaries have taken commercially reasonable steps under the circumstances to protect and maintain the proprietary nature of each item of Nash-Finch-Owned Intellectual Property and the confidentiality of the trade secrets that constitute Nash-Finch-Owned Intellectual Property.

SECTION 4.13  Absence of Certain Changes or Events.  Since December 29, 2012 (a) Nash-Finch and the Nash-Finch Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b) no event has occurred that has had or would reasonably be expected to have a Nash-Finch Material Adverse Effect.

SECTION 4.14  Contracts.

(a)                For the purposes of this Agreement, “Nash-Finch Material Contract” means any of the following Contracts to which Nash-Finch or any of the Nash-Finch Subsidiaries is a party or bound as of the date hereof:

(i)                 each Contract that (A) has been or (B) would be required to be, but has not been, filed by Nash-Finch as a material contract pursuant to Item 601(b)(10) of Regulation S-K on Form 10-K under the Exchange Act as if such Form 10-K were filed as of the date hereof;

(ii)               each Contract, other than any Contracts contemplated by this Agreement, that limits (or purports to limit) in any material respect the ability of Nash-Finch or any of the Nash-Finch Subsidiaries to engage or compete in any business (including geographic restrictions and exclusive arrangements);

(iii)             each Contract that creates a material partnership or material joint venture with respect to Nash-Finch or any of the Nash-Finch Subsidiaries;

(iv)             each indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for indebtedness in excess of $2,500,000;

(v)               each material Contract with a Governmental Entity (other than a Contract with a Federal Governmental Entity);

(vi)             each material Contract with a Federal Governmental Entity;

(vii)           each Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) or material asset, other than this Agreement, pursuant to which Nash-Finch or any of the Nash-Finch Subsidiaries has any continuing obligations, contingent or otherwise;

(viii)         each Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Nash-Finch or any of the Nash-Finch Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

(ix)             each voting agreement or registration rights agreement with respect to the capital stock of Nash-Finch or any of the Nash-Finch Subsidiaries;

(x)               each Contract granting Nash-Finch or any Nash-Finch Subsidiary the right to use, restricting Nash-Finch’s or any Nash-Finch Subsidiary’s right to use, or granting any other Person the right to use Intellectual Property that is material to the conduct of Nash-Finch’s or any Nash-Finch Subsidiary’s business (including any license, franchise agreement, co-existence agreement, concurrent-use agreement, settlement agreement or other similar type Contract), but excluding any Contract entered into with a distribution customer in the ordinary course of business; and

(xi)             each Contract involving a standstill or similar obligation of Nash-Finch or any of the Nash-Finch Subsidiaries relating to the purchase of securities of Nash-Finch or any other Person.

(b)               Prior to the date of this Agreement, Nash-Finch has provided or made available to Spartan Stores a true and complete copy of each Material Contract.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Nash-Finch Material Adverse Effect, (i) all Nash-Finch Material Contracts are in full force and effect as of the date hereof, (ii) neither Nash-Finch nor any of the Nash-Finch Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any such Nash-Finch Material Contract, (iii) to the Knowledge of Nash-Finch, no other party to any Nash-Finch Material Contract is in breach of or in default under such Nash-Finch Material Contract, and (iv) neither Nash-Finch nor any of the Nash-Finch Subsidiaries has received written notice of breach or termination (or proposed breach or termination) of any Nash-Finch Material Contract.

SECTION 4.15  Litigation.  As of the date hereof, there is no Action pending or, to the Knowledge of Nash-Finch, threatened against Nash-Finch or any of the Nash-Finch Subsidiaries that challenges or seeks to enjoin, alter, prevent or materially delay the Merger.  There is no Action pending or, to the Knowledge of Nash-Finch, threatened against Nash-Finch or any of the Nash-Finch Subsidiaries that has had, or would reasonably be expected to have, a Nash-Finch Material Adverse Effect.  There is no material unsatisfied judgment, penalty or award against Nash-Finch or any of the Nash-Finch Subsidiaries.  Neither Nash-Finch nor any of the Nash-Finch Subsidiaries, nor any of their respective properties or assets, is subject to any Order or any investigation by a Governmental Entity that has had, or would reasonably be expected to have, a Nash-Finch Material Adverse Effect.  No officer or director of Nash-Finch or any of the Nash-Finch Subsidiaries is a defendant in any Action commenced by any Nash-Finch Stockholder or any of the Nash-Finch Subsidiaries with respect to the performance of his or her duties as an officer or a director of Nash-Finch or any of the Nash-Finch Subsidiaries under any applicable Law, except for any Action arising out of or relating to the Merger or the transactions contemplated by this Agreement.

SECTION 4.16  Employee Benefits.

(a)                Nash-Finch has delivered or made available to Spartan Stores true and complete copies of all material Nash-Finch Benefit Plans and true and complete copies of all participation agreements with any Multiemployer Plans in which Nash-Finch or any ERISA Affiliate participates.  Each Nash-Finch Benefit Plan is in compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws, except for such noncompliance that has not had and would not reasonably be expected to have a Nash-Finch Material Adverse Effect.

(b)               Each Nash-Finch Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code is so qualified and has at all times since its adoption been so qualified, and to the Knowledge of Nash-Finch, no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such qualification in any material respect.

(c)                All contributions, payments or premiums required to be made with respect to any Nash-Finch Benefit Plan or Multiemployer Plan by Nash-Finch on or before the date hereof have been timely made, and all benefits accrued under any unfunded Nash-Finch Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of Nash-Finch and the Nash-Finch Subsidiaries have performed all material obligations required to be performed under all Nash-Finch Benefit Plans and any Multiemployer Plan with respect to which Nash-Finch or any ERISA Affiliate of Nash-Finch has an obligation to contribute or has or could have withdrawal liability under Section 4201 of ERISA.

(d)               Neither Nash-Finch nor any of the Nash-Finch Subsidiaries maintains or contributes to, or is party to, and, at no time since December 30, 2006 maintained, contributed to, or was a party to, any plan, program, agreement or policy that (i) is a “multiple employer plan” as defined in ERISA or the Code (whether or not subject thereto), (ii) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (iii) is a multiple employer welfare arrangement  within the meaning of Section 3(40)(A) of the Code, (iv) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (v) is primarily for the benefit of employees who reside outside of the United States.

(e)                No event has occurred or is expected to occur, and to the Knowledge of Nash-Finch, no condition or circumstance exists, that could result, directly or indirectly, in any indirect, contingent or secondary liability under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA to any party with respect to any Nash-Finch Benefit Plan or Multiemployer Plan.

(f)                With respect to each Nash-Finch Benefit Plan that is a “defined benefit plan” within the meaning of section 414(j) of the Code or 3(35) of ERISA (other than a Multiemployer Plan), as of the date of this Agreement, (i) there is no material “accumulated funding deficiency” within the meaning of section 302 of ERISA or section 412 of the Code; (ii) there are no material “unfunded benefit liabilities” within the meaning of section 4001(a)(18) of ERISA; and (iii) since December 30, 2006, no unreported “reportable event” (within the meaning of section 4043 of ERISA) has occurred.

(g)               With respect to each Multiemployer Plan, (i) no event or events have occurred or been committed to before the Closing Date that are expected to result in a complete withdrawal or partial withdrawal by Nash-Finch or any of the Nash-Finch Subsidiaries or any ERISA Affiliate either before or after the Closing Date, and Nash-Finch has no reason to believe that any Multiemployer Plan will make a withdrawal liability claim against Nash-Finch based on any event that has occurred prior to the Closing Date, (ii) no written notice has been received that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that the plan is or may become “insolvent” (within the meaning of section 4241 of ERISA), (iii) there is no contingent liability for withdrawal liability by reason of a sale of assets pursuant to section 4204 of ERISA, and (iv) if Nash-Finch or any ERISA Affiliate were to have a complete or partial withdrawal under section 4203 of ERISA as of the Closing, no obligation to pay withdrawal liability would exist on the part of Nash-Finch or any ERISA Affiliate.

(h)               With respect to any Nash-Finch Benefit Plan that provides health or death benefit coverage beyond the termination of an employee’s employment, except as required by Part 6 of Subtitle B of Title I of ERISA or section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, as of the date of this Agreement, there is no material accumulated unfunded post-retirement benefit obligation, within the meaning of, and determined in accordance with FAS 106, attributable to all employees and former employees based on actuarial assumptions used by Nash-Finch to value such obligation in the most recent actuarial valuation thereof, and there is no commitment or agreement (whether written or oral) that would prevent the termination or modification as to such employees or former employees of any Nash-Finch Benefit Plan under which such obligations arise.

(i)                 The execution, delivery of, and performance by Nash-Finch of its obligations under the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) will not (i) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of Nash-Finch or any of the Nash-Finch Subsidiaries; (ii) result in the triggering or imposition of any restrictions or limitations on the right of Nash-Finch or any of the Nash-Finch Subsidiaries to amend or terminate any Nash-Finch Benefit Plan; or (iii) result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

(j)                 Nash-Finch and the Nash-Finch Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable Nash-Finch Benefit Plan, without the consent of any employee, beneficiary, or other person, prospectively terminate, modify, or amend any such Nash-Finch Benefit Plan effective as of any date on or after the date hereof.

(k)               Each Nash-Finch Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) (i) has been operated and administered in compliance with Section 409A of the Code or (ii) any payments under such plans have been earned and vested on or prior to December 31, 2004 and such plans have not been materially modified since October 2, 2004 other than modifications to comply with Code Section 409A and the regulations promulgated thereunder.  Neither Nash-Finch nor any of the Nash-Finch Subsidiaries have entered into any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

(l)                 There is no pending or, to the Knowledge of Nash-Finch, threatened claim or litigation with respect to any Nash-Finch Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

(m)             Since December 29, 2012, neither Nash-Finch nor any of the Nash-Finch Subsidiaries have agreed or otherwise committed to, whether in writing or otherwise, adopt any new plan, program, agreement or policy that would constitute a Nash-Finch Benefit Plan or Multiemployer Plan or increase or improve the compensation, benefits, or terms and conditions of employment or service of any director, officer, employee, or consultant, except (i) in the ordinary course of business consistent with past practice with respect to individual employees who are not officers (and not with respect to a substantial class of employees) or (ii) as required by applicable Law or any applicable Nash-Finch Benefit Plan, Multiemployer Plan or Collective Bargaining Agreement.

(n)               Each of the Nash-Finch Benefit Plans which is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 to the extent applicable, except for such noncompliance that would not reasonably be expected to have a Nash-Finch Material Adverse Effect.  Neither Nash-Finch nor any of the Nash-Finch Subsidiaries have any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other material liability arising wholly or partially out of events occurring on or before the Closing.

SECTION 4.17  Labor and Employment Matters.

(a)                (i) Nash-Finch and all of the Nash-Finch Subsidiaries are in compliance with all applicable Laws relating to labor and employment practices, including those relating to wages, employee benefits, hours and overtime, workplace safety and health, immigration, individual and collective termination, non-discrimination and data privacy, the identification of particular employees or job classifications as “exempt” or “non-exempt” for purposes of such obligations, and any and all other matters involving compensation or benefits afforded to or not afforded to employees, contractors or consultants except for such noncompliance as would not reasonably be expected to have a Nash-Finch Material Adverse Effect; (ii) as of the date hereof there is no unfair labor practice charge or complaint pending before the National Labor Relations Board (the “NLRB”) or, to the Knowledge of Nash-Finch, threatened against Nash-Finch or any of the Nash-Finch Subsidiaries; (iii) as of the date hereof and during the past three years there has been no labor strike, slowdown, work stoppage or lockout, pending or, to the Knowledge of Nash-Finch, threatened against or affecting Nash-Finch or any of the Nash-Finch Subsidiaries; (iv) there is no representation claim or petition pending before the NLRB or any similar foreign agency relating to the employees of Nash-Finch or any of the Nash-Finch Subsidiaries; (v) as of the date hereof, Nash-Finch has not received written notice of charges with respect to or relating to Nash-Finch or any of the Nash-Finch Subsidiaries pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and (vi) Nash-Finch or any of the Nash-Finch Subsidiaries have not received any written notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of Nash-Finch or any of the Nash-Finch Subsidiaries and, to the Knowledge of Nash-Finch, no such investigation is in progress.

(b)               Neither Nash-Finch nor any of the Nash-Finch Subsidiaries is party to, bound by, or negotiating any Collective Bargaining Agreement or any other Contract with any labor organization, union, works council, employee representative or association.

(c)                There has been no written representation by Nash-Finch or any of the Nash-Finch Subsidiaries made to any employees that commits Nash-Finch or any of the Nash-Finch Subsidiaries, Spartan Stores, Merger Sub or the Surviving Corporation to retain them as employees for any period of time subsequent to the Closing.

(d)               Since January 1, 2011, neither Nash-Finch nor any of the Nash-Finch Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) or a “mass lay off” (as defined in the WARN Act), in either case affecting any site of employment or facility of Nash-Finch or any of the Nash-Finch Subsidiaries, except in compliance with the WARN Act.

(e)                (i) There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or to the Knowledge of Nash-Finch, threatened against Nash-Finch or any of the Nash-Finch Subsidiaries, and (ii) Nash-Finch and all of the Nash-Finch Subsidiaries are in compliance with all applicable occupational health and safety Laws except for such failures to comply as have not had and would not reasonably be expected to have a Nash-Finch Material Adverse Effect.

(f)                Neither Nash-Finch nor any of the Nash-Finch Subsidiaries is a party or subject to any Contract which restricts Nash-Finch or any Nash-Finch Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion thereof.

(g)               The consummation of the transactions contemplated by this Agreement will not create Liabilities for any act by Nash-Finch or any of the Nash-Finch Subsidiaries on or prior to the Closing under any Collective Bargaining Agreement, Contract or Nash-Finch Benefit Plan.

(h)               Nash-Finch has implemented commercially reasonable procedures to ensure that all employees who are performing services for Nash-Finch or any of the Nash-Finch Subsidiaries in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for Spartan Stores, the Surviving Corporation or any of its Subsidiaries or any of the Spartan Stores Subsidiaries following the consummation of the transactions contemplated by this Agreement.

SECTION 4.18  Enviromental.  Except for any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Nash-Finch Material Adverse Effect, (a) Nash-Finch and each of the Nash-Finch Subsidiaries is and has been in compliance with and has no Liability under applicable Environmental Laws, (b) Nash-Finch and each of the Nash-Finch Subsidiaries possesses, has possessed and is and has been in compliance with all required Environmental Permits, (c) there are no Environmental Claims pending or, to the Knowledge of Nash-Finch, threatened against Nash-Finch or any of the Nash-Finch Subsidiaries, and, to the Knowledge of Nash-Finch, there are no facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against Nash-Finch or any of the Nash-Finch Subsidiaries, (d) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Nash-Finch Site and no Hazardous Materials are present in, on, about or migrating to or from any Nash-Finch Site that could give rise to an Environmental Claim against Nash-Finch or any of the Nash-Finch Subsidiaries, (e) neither Nash-Finch nor any of the Nash-Finch Subsidiaries has entered into or is subject to any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws, (f) neither Nash-Finch nor any of the Nash-Finch Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability, arising under or relating to Environmental Laws, and (g) neither Nash-Finch nor any of the Nash-Finch Subsidiaries, any predecessors of Nash-Finch or any of the Nash-Finch Subsidiaries, nor any entity previously owned by Nash-Finch or any of the Nash-Finch Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against Nash-Finch or any of the Nash-Finch Subsidiaries.

SECTION 4.19  Insurance.  Except as has not had and would not reasonably be expected to have a Nash-Finch Material Adverse Effect, each material insurance policy and fidelity bond that covers Nash-Finch or any of the Nash-Finch Subsidiaries or their respective businesses, properties, assets, directors, officers or employees (the “Nash-Finch  Policies”) (a) collectively provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law, and (b) is in full force and effect and all premiums due and payable thereon from Nash-Finch or any Nash-Finch Subsidiary have been paid in full.  Neither Nash-Finch nor any of the Nash-Finch Subsidiaries is in violation or breach of or default under any of its obligations under any Nash-Finch Policy, except where such default would not reasonably be expected to have a Nash-Finch Material Adverse Effect.  There are no material claims by Nash-Finch or any of the Nash-Finch Subsidiaries pending under any of the Nash-Finch Policies as to which coverage has been questioned, denied or disputed by the underwriters in writing or in respect of which such underwriters have reserved their rights in writing.

SECTION 4.20  Suppliers and Customers.  As of the date hereof, there is no actual or, to the Knowledge of Nash-Finch, threatened, termination, cancellation or material reduction in the business relationship between Nash-Finch or any of the Nash-Finch Subsidiaries, on the one hand, and any material supplier or material customer of Nash-Finch or the Nash-Finch Subsidiaries, on the other hand, except for the termination of any Contract at its stated expiry date, and no material supplier or material customer has informed Nash-Finch of its intention not to renew or extend, or to the Knowledge of Nash-Finch, threatened not to renew or extend the business relationship between Nash-Finch or any of the Nash-Finch Subsidiaries, on the one hand, and such material supplier or material customer on the other hand.

SECTION 4.21  Information Supplied.  None of the information supplied or to be supplied by Nash-Finch for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Joint Proxy Statement, at the date it is first mailed to the Spartan Stores Shareholders or Nash-Finch Stockholders and at the time of the Spartan Stores Shareholder Meeting and the Nash-Finch Stockholder Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Joint Proxy Statement (other than the portions thereof relating solely to the Spartan Stores Shareholder Meeting), at the time the Joint Proxy Statement is filed with the SEC, at any time it is amended or supplemented, at the time it becomes effective under the Securities Act and at the date it is first mailed to the Spartan Stores Shareholders and Nash-Finch Stockholders, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Nash-Finch with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Spartan Stores or Merger Sub for inclusion or incorporation by reference in the Joint Proxy Statement.

SECTION 4.22  No Brokers.  Nash-Finch has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Nash-Finch, Spartan Stores, Merger Sub, or any Nash-Finch Subsidiary to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated by this Agreement, except that Nash-Finch has retained J.P. Morgan Securities LLC to act as its financial advisors in connection with the Merger, the terms of which (including the fees owed by Nash-Finch in connection therewith) have been disclosed in writing to Spartan Stores prior to the date of this Agreement.  Nash-Finch has made available to Spartan Stores a true, correct and complete copy of the engagement letter (and all related documents) between Nash-Finch and J.P. Morgan Securities LLC.

SECTION 4.23  Takeover Statutes.  Nash-Finch has taken all action required to be taken by it in order to exempt this Agreement, the Merger and the other transactions contemplated by this Agreement from the requirements of any state “moratorium”, “control share acquisition”, “fair price”, “interested Stockholder”, “business combination” or other state anti-takeover laws, other than Section 203 of the DGCL.  Nash-Finch does not have in effect any stockholder rights plan, “poison pill” or similar plan or arrangement. Subject to the accuracy of the representation and warranty made in Section 5.3(e), the Nash-Finch Board of Directors has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement and the transactions contemplated hereby, including the Merger.

  SECTION 4.24  No Other Representations and Warranties.  Except for the representations and warranties made by Nash-Finch and the Nash-Finch Subsidiaries in this Article IV, neither Nash-Finch nor any other Person makes or has made any representation or warranty with respect to Nash-Finch or the Nash-Finch Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Spartan Stores or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing. Except for the representations and warranties contained in this Article IV (as modified or disclosed against by the Nash-Finch Disclosure Letter and Nash-Finch SEC Documents), Nash-Finch hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Spartan Stores or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Spartan Stores by any director, officer, employee, agent, consultant, or representative of Nash-Finch or any of its Affiliates or Representatives). Except for the representations and warranties set forth in Article V or in any certificate delivered pursuant to this Agreement, Nash-Finch hereby acknowledges that neither Spartan Stores, nor any of its respective stockholders, directors, officers, employees, Affiliates, advisors, agents or Representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Spartan Stores, its businesses or operations, including with respect to any information provided or made available to Nash-Finch.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SPARTAN STORES

Except as specifically disclosed in the Spartan Stores SEC Reports filed with or furnished to the SEC prior to the date hereof (excluding any risk factor disclosures set forth under the heading “Risk Factors”, any disclosure of risks included in any “forward‑looking statements” disclaimer or any other forward-looking statement of risk that does not contain a reasonable level of detail about the risks of which the statement warns) or as specifically disclosed in the disclosure letter delivered by Spartan Stores to Nash-Finch prior to or concurrently with the execution of this Agreement (the “Spartan Stores Disclosure Letter”), it being understood and agreed that the disclosure of any item in such Spartan Stores SEC Reports shall be deemed disclosure only to the extent the relevance of such disclosure to the sections or subsections of this Article V is reasonably apparent on the face of such disclosure, Spartan Stores and Merger Sub jointly and severally represent and warrant to Nash-Finch that:

SECTION 5.1  Organization, Qualification and Corporate Power.  Spartan Stores and each of its Subsidiaries (the “Spartan Stores Subsidiaries”) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except where the failure to be in good standing would not be reasonably expected to have a Spartan Stores Material Adverse Effect, and each of Spartan Stores and the Spartan Stores Subsidiaries has all requisite corporate power and authority, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.  Spartan Stores and each of the Spartan Stores Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing (where applicable), in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing (where applicable) has not had and would not be reasonably expected to have a Spartan Stores Material Adverse Effect.  Spartan Stores has made available to Nash-Finch prior to the date hereof true, correct and complete copies of the certificate of incorporation and bylaws (or equivalent organizational and governing documents) of Spartan Stores and each Spartan Stores Subsidiary.

SECTION 5.2  Subsidiaries.

(a)                Each Spartan Stores Subsidiary is wholly owned by Spartan Stores and all outstanding shares of capital stock or other ownership interests of such Spartan Stores Subsidiaries are owned, directly or indirectly, by Spartan Stores, free and clear of any Liens (other than Permitted Liens).  Spartan Stores has provided to Nash-Finch a true and complete list of all Spartan Stores Subsidiaries as of the date of this Agreement.

(b)               Neither Spartan Stores nor any of the Spartan Stores Subsidiaries owns, directly or indirectly, any material equity or other ownership interest in any Person, except for the Spartan Stores Subsidiaries, and Spartan Stores is not subject to any obligation or requirement to make any material investment (in the form of a loan, capital contribution or otherwise) in any Person, except for incentives to existing and new customers generally consistent with past practices and transactions with or among the Spartan Stores Subsidiaries.

SECTION 5.3  Capitalization.

(a)                The authorized capital stock of Spartan Stores consists of 50,000,000 shares of common stock, no par value per share (“Spartan Stores Common Stock”) and 10,000,000 shares of preferred stock, no par value per share (the “Spartan Stores Preferred Stock”).  As of the date of this Agreement, (i) 21,897,724 shares of Spartan Stores Common Stock were issued and outstanding, and (ii) no shares of Spartan Stores Preferred Stock were outstanding.  Section 5.3 of the Spartan Stores Disclosure Letter sets forth, as of the date of this Agreement, the number of shares of Spartan Stores Common Stock that are authorized and reserved for issuance under each Spartan Stores Stock Plan, and the number of shares of Spartan Stores Common Stock that are subject to outstanding Spartan Stores Stock Options, Spartan Stores Restricted Stock, restricted stock units, performance units, and any other share-based award (collectively, “Spartan Stores Share-Based Awards”) issued under a Spartan Stores Stock Plan.  All Spartan Stores Share-Based Awards have been awarded under a Spartan Stores Stock Plan, and, as of the date hereof, there are no other compensatory awards outstanding pursuant to which Spartan Stores Common Stock has issued or is issuable, or that relate to or are determined by reference to the value of Spartan Stores Common Stock.  All outstanding shares of Spartan Stores Common Stock, and all Spartan Stores Common Stock reserved for issuance under the Spartan Stores Stock Plans, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of or subject to any preemptive rights, purchase option, call or right of first refusal rights.

(b)               As of the date of this Agreement, there are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other equity or voting interests of Spartan Stores or any of the Spartan Stores Subsidiaries and there are no "phantom stock" rights, stock appreciation rights or other similar rights with respect to the capital stock of Spartan Stores or any of the Spartan Stores Subsidiaries. Neither Spartan Stores nor any of the Spartan Stores Subsidiaries has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with Spartan Stores Shareholders on any matter. There are no Contracts of any kind to which Spartan Stores or any of the Spartan Stores Subsidiaries is a party or by which Spartan Stores or any of the Spartan Stores Subsidiaries is bound, obligating Spartan Stores or any such Spartan Stores Subsidiary to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional shares of capital stock of, or other equity or voting interests in, or options or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, Spartan Stores or any of the Spartan Stores Subsidiaries, or any “phantom stock” right, stock appreciation right or other similar right with respect to Spartan Stores or any of the Spartan Stores Subsidiaries, or obligating Spartan Stores or any of the Spartan Stores Subsidiaries to enter into any such Contract.

(c)                There are no outstanding obligations or Contracts, contingent or otherwise, obligating Spartan Stores or any of the Spartan Stores Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Spartan Stores or any Spartan Stores Subsidiary.  There are no voting trusts, registration rights agreements or shareholder agreements to which Spartan Stores or any of the Spartan Stores Subsidiaries is a party with respect to the voting of the capital stock of Spartan Stores or any Spartan Stores Subsidiary or with respect to the granting of registration rights for any capital stock or other securities of Spartan Stores or any of the Spartan Stores Subsidiaries or other equity interests of Spartan Stores or any of the Spartan Stores Subsidiaries or, except in accordance with Section 6.6, granting any person the right to elect, or designate or nominate for election, a director to the Spartan Stores Board of Directors or the Board of Directors of any Spartan Stores Subsidiary.

(d)               There are no restrictions of any kind that prevent or restrict the payment of dividends or other distributions by Spartan Stores or any of its Subsidiaries other than those imposed by the Laws of general applicability of their respective jurisdictions of organization.

(e)                Neither Spartan Stores nor any Spartan Stores Subsidiary owns, whether beneficially or otherwise, directly or indirectly, any shares of capital stock of Nash-Finch.

SECTION 5.4  Authorization; Board Recommendation; Fairness Opinion; Shareholder Approval.

(a)                Spartan Stores and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement, to perform their obligations under this Agreement and, subject only to the Spartan Stores Shareholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by Spartan Stores and Merger Sub of this Agreement and the consummation by Spartan Stores and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary action (including the authorization of the Spartan Stores Board of Directors and the board of directors of Merger Sub) and no other action is necessary on the part of Spartan Stores or any of the Spartan Stores Subsidiaries to authorize or approve this Agreement or to consummate the Merger or the transactions contemplated hereby (other than the Spartan Stores Shareholder Approval and compliance with the filing and notice requirements in Sections 5.5(b)(i) through (vi)). This Agreement has been duly executed and delivered by Spartan Stores and Merger Sub and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of Spartan Stores and Merger Sub enforceable against each of Spartan Stores and Merger Sub in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

(b)               The Spartan Stores Board of Directors, at a meeting duly called and held, (i) determined after considering the factors set forth in Article VIII, paragraph A of Spartan Stores’ Articles of Incorporation that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Spartan Stores and the Spartan Stores Shareholders, (ii) adopted this Agreement and approved the Merger and authorized the other transactions contemplated by this Agreement, and (iii)  subject to Section 6.2, resolved to recommend to the Spartan Stores Shareholders the approval of the issuance of the Spartan Stores Common Stock constituting the Merger Consideration (collectively, the “Spartan Stores Board Recommendation”).

(c)                The approval of the issuance of Spartan Stores Common Stock constituting the Merger Consideration by the holders of a majority of the votes cast by the holders of shares of Spartan Stores Common Stock entitled to vote on the action (the “Spartan Stores Shareholder Approval”) is the only vote of the holders of any class or series of Spartan Stores’ securities necessary to approve this Agreement and the Merger.

(d)               The Spartan Stores Board of Directors has received the opinion, dated as of the date hereof (the “Spartan Stores Fairness Opinion”), of Moelis & Company LLC, a financial advisor to Spartan Stores, to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations contained therein, the Exchange Ratio is fair to Spartan Stores from a financial point of view.  Spartan Stores has received the consent of Moelis & Company LLC to permit the inclusion of the text of its written opinion in its entirety in the Joint Proxy Statement, so long as Moelis & Company LLC and its counsel have approved any summary of, or other description of, the Spartan Stores Fairness Opinion in the Joint Proxy Statement in advance of its filing with the SEC.

SECTION 5.5  Noncontravention.

(a)                Neither the execution and delivery of this Agreement, nor the consummation of the Merger and the other transactions contemplated hereby, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws (or comparable organization documents, as applicable) of Spartan Stores or any of the Spartan Stores Subsidiaries, (ii) give rise to any appraisal or other dissenters rights of any Spartan Stores Shareholder, (iii) assuming compliance with the filing and notice requirements set forth in Sections 5.5(b)(i) through (vi) and receipt of applicable approvals thereunder, violate any Law applicable to Spartan Stores or any of the Spartan Stores Subsidiaries on the date hereof or require any filing or registration with, or the giving of any notice to, any Governmental Entity by Spartan Stores or any of the Spartan Stores Subsidiaries, (iv) result in a violation or breach of, constitute a default under, give rise to any right of modification of any obligations or the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or otherwise violate any Spartan Stores Material Contract or Permit held by Spartan Stores or any of the Spartan Stores Subsidiaries or (v) result in the creation of any Lien (other than Permitted Liens) on any properties, rights or assets of Spartan Stores or any of the Spartan Stores Subsidiaries, except in the case of clauses (iv) and (v) to the extent that any such violation or requirement that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Spartan Stores Material Adverse Effect.

(b)               None of the execution and delivery of this Agreement, nor the consummation of the Merger and the other transactions contemplated hereby (with or without the giving of notice or the lapse of time or both), nor the performance of this Agreement by Spartan Stores and Merger Sub will require any Order or Permit of, or filing with or notification to, any Governmental Entity, except for (i) (A) the filing with the SEC of the Joint Proxy Statement, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Registration Statement, and (C) such other filings under and in compliance with the Securities Act and the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) such filings as may be required under the HSR Act or Other Antitrust Laws, (iii) the filing and recordation of appropriate merger or other documents as required by the DGCL and by relevant authorities of other jurisdictions in which Spartan Stores is qualified to do business (including the filing of the Certificate of Merger), (iv) such Consents from, or registrations, declarations, notices or filings made to or with, any Governmental Entities (other than with respect to securities, antitrust, competition, trade regulation or similar Laws), in each case as may be required in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, (v) such filings with and approvals of NASDAQ as are required to permit the listing of the Merger Consideration, and (vi) such other Orders, Permits, filings and notifications which if not obtained or made would not reasonably be expected to have a material and adverse effect on Spartan Stores and its Subsidiaries, taken as a whole.

SECTION 5.6  SEC Reports.

(a)                Since March 26, 2011, Spartan Stores has filed or furnished all forms, documents and reports required to be filed or furnished with the SEC under the Securities Act or the Exchange Act (collectively with any amendments thereto, but excluding the Joint Proxy Statement and the Registration Statement, the “Spartan Stores SEC Reports”).  Each of the Spartan Stores SEC Reports, in each case as of its filing date, or, if amended, as finally amended prior to the date hereof (with respect to those Spartan Stores SEC Reports filed prior to the date hereof), has complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and none of the Spartan Stores SEC Reports, when filed or, if amended, as finally amended prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of the Spartan Stores Subsidiaries are or ever have been required to file periodic reports with the SEC.  As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Spartan Stores SEC Reports.

(b)               Spartan Stores has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and Spartan Stores has established and maintains internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act.  Spartan Stores has disclosed, based on its most recent evaluation prior to the date hereof, to Spartan Stores’ auditors and the audit committee of the Spartan Stores Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Spartan Stores’ ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in Spartan Stores’ internal controls over financial reporting.  Since March 26, 2011, neither Spartan Stores nor any of the Spartan Stores Subsidiaries has Knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Spartan Stores or any Spartan Stores Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that Spartan Stores or any Spartan Stores Subsidiary has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness.  Since March 26, 2011, subject to any applicable grace periods, Spartan Stores has been and is in compliance with (A) the applicable provisions of the Sarbanes Oxley Act of 2002 and (B) the applicable listing and corporate governance rules and regulations of NASDAQ, except in each case as has not had and would not reasonably be expected to have, a Spartan Stores Material Adverse Effect.

SECTION 5.7  Financial Statements.

(a)                The consolidated financial statements (including the related notes and schedules) included in the Spartan Stores SEC Reports (i) complied as to form, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and published rules and regulations of the SEC with respect thereto and (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited statements, as permitted by the SEC with respect to Form 10-Q filings) and, on that basis, fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows and changes in shareholders’ equity of Spartan Stores and the Spartan Stores Subsidiaries as of the indicated dates and for the indicated periods (subject, in the case of unaudited statements, to normal year‑end audit adjustments and the absence of notes).

(b)               There exist no Liabilities of Spartan Stores or any of the Spartan Stores Subsidiaries other than (i) Liabilities that are adequately reflected, reserved for or disclosed in Spartan Stores’ consolidated financial statements and related notes set forth in Spartan Stores’ Annual Report on Form 10-K for the fiscal year ended March 30, 2013 as filed with the SEC prior to the date hereof, (ii) Liabilities incurred in the ordinary course of business of Spartan Stores and the Spartan Stores Subsidiaries, or (iii) Liabilities that would not reasonably be expected to have a Spartan Stores Material Adverse Effect.

SECTION 5.8  Taxes.

(a)                All material Tax Returns required by applicable Law to have been filed by Spartan Stores and each of the Spartan Stores Subsidiaries since March 31, 2007 have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes in all material respects.  Since March 31, 2007, Spartan Stores and each of the Spartan Stores Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third-party.  Since March 31, 2007, all material Taxes that are due and payable have been paid.

(b)               There is no audit or other proceeding pending against or with respect to Spartan Stores or any of the Spartan Stores Subsidiaries with respect to any material amount of Tax.  There are no material Liens on any of the assets of Spartan Stores or any of the Spartan Stores Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c)                Neither Spartan Stores nor any of the Spartan Stores Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.

(d)               Neither Spartan Stores nor any of the Spartan Stores Subsidiaries is a party to any Tax allocation or sharing agreement.

(e)                Neither Spartan Stores nor any of the Spartan Stores Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which Spartan Stores and the Spartan Stores Subsidiaries are the only members).

(f)                Within the past three years, neither Spartan Stores nor any Spartan Stores Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(g)               Neither Spartan Stores nor any Spartan Stores Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code (or a similar provision of state Law).

(h)               Neither Spartan Stores nor any Spartan Stores Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(i)                 There has been no disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Spartan Stores or any Spartan Stores Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise.

SECTION 5.9  Compliance with Laws; Orders; Permits.

(a)                With such exceptions as have not had, and would not reasonably be expected to have, a Spartan Stores Material Adverse Effect: (i) Spartan Stores and each of the Spartan Stores Subsidiaries is in compliance with all Laws and Permits to which Spartan Stores or any such Spartan Stores Subsidiary is subject; (ii) since January 1, 2011, no Governmental Entity has determined that Spartan Stores or any of the Spartan Stores Subsidiaries has violated any Law or Permit relating to the conduct of Spartan Stores’ or the Spartan Stores Subsidiaries’ business; (iii) neither Spartan Stores nor any of the Spartan Stores Subsidiaries has received notice of any investigation by a Governmental Entity involving whether Spartan Stores or any of the Spartan Stores Subsidiaries  has violated any Law or Permit relating to the conduct of Spartan Stores’ or any of the Spartan Stores Subsidiaries’ businesses; and (iv) there is not presently pending or, to the Knowledge of Spartan Stores, threatened, any Action, demand letters, or other communications relating to any alleged violation of any Law or Permit pertaining to the conduct of Spartan Stores’ or any of the Spartan Stores Subsidiaries’ businesses.

(b)               Spartan Stores and each of the Spartan Stores Subsidiaries currently owns, holds, possesses, obtained or lawfully uses in the operation of its business all material Permits that are necessary to operate their respective retail, wholesale, and private label activities; to own, lease, and operate their properties and assets; and conduct their business substantially as presently conducted.  Except as have not had, and would not reasonably be expected to have, a Spartan Stores Material Adverse Effect: (i) as of the date hereof, there are no Actions by a Governmental Entity pending or threatened in writing relating to any violation, restriction, amendment, nonrenewal, suspension, withdrawal, revocation, or cancellation of any Permits that are necessary to operate Spartan Stores’ or any of the Spartan Stores Subsidiaries’ retail, wholesale, and private label activities; to own, lease, and operate their properties and assets; and conduct their business substantially as presently conducted; (ii) Spartan Stores and each of the Spartan Stores Subsidiaries are in compliance with all such Permits; and (iii) all such Permits are in full force and effect.

(c)                Except as has not had, and would not reasonably be expected to have, a Spartan Stores Material Adverse Effect, since January 1, 2011 none of the products marketed, sold, or distributed under Spartan Stores’ and each of the Spartan Stores Subsidiaries’ private labels, or otherwise produced, manufactured, or made by Spartan Stores and each of the Spartan Stores Subsidiaries, have been recalled from the market, or subjected to any other similar corrective action, whether voluntary or otherwise, nor is any product recall, or other similar corrective action currently under consideration by Spartan Stores or any of the Spartan Stores Subsidiaries.

(d)               (i)  Since January 1, 2011, none of Spartan Stores, the Spartan Stores Subsidiaries or any director, officer, manager, member, partner or employee of Spartan Stores or any of the Spartan Stores Subsidiaries have been, and, to the Knowledge of Spartan Stores, none of Spartan Stores, the Spartan Stores Subsidiaries, or any director, officer, manager, member, partner or employee of Spartan Stores or any of the Spartan Stores Subsidiaries has ever been, suspended or debarred from doing business with a Federal Governmental Entity or, to the Knowledge of Spartan Stores, proposed for suspension or debarment by a Federal Governmental Entity; (ii) no reasonable basis exists to give rise to a material claim by a Federal Governmental Entity (or other counterparty) for fraud, conflict of interest, bribery or gratuity violation found in Title 18 of the United States Code or of the False Claim Act (31 U.S.C. §§ 3729-3733) in connection with any Federal Governmental Contract to which Spartan Stores or any of the Spartan Stores Subsidiaries is a party; (iii) neither Spartan Stores nor any of the Spartan Stores Subsidiaries has breached or violated in any material respect any Federal Governmental Contract to which Spartan Stores or any of the Spartan Stores Subsidiaries is a party; (iv) neither Spartan Stores nor any of the Spartan Stores Subsidiaries has received written notice from any Federal Governmental Entity or other counterparty to a Federal Governmental Contract, that Spartan Stores or any of the Spartan Stores Subsidiaries has or may have breached or violated in any material respect any Federal Governmental Contract and (v) to the Knowledge of Spartan Stores, neither any Federal Governmental Entity nor any other counterparty to a Federal Governmental Contract has questioned or disallowed any costs claimed by Spartan Stores or a Spartan Stores Subsidiary under any Federal Governmental Contract to which Spartan Stores or any of the Spartan Stores Subsidiaries is a party, and there are no facts or occurrences that could form a basis for disallowing any such costs.

SECTION 5.10  Healthcare Matters.

(a)                Spartan Stores and each of the Spartan Stores Subsidiaries timely, accurately, and completely have filed, or cause to be filed, all Healthcare Regulatory Filings.  All such Healthcare Regulatory Filings comply with applicable Law in all material respects.  To the Knowledge of Spartan Stores, there are no pending or threatened actions to recoup, disallow, or suspend, any payments due to Spartan Stores or each of the Spartan Stores Subsidiaries or any amounts that are due to any Governmental Entity that remain unpaid.

(b)               Neither Spartan Stores, any of the Spartan Stores Subsidiaries nor, to the Knowledge of Spartan Stores, any director, officer, manager, member, partner, or employee of Spartan Stores or any of the Spartan Stores Subsidiaries is party to a corporate integrity agreement, consent order, consent decree, permanent injunction or other settlement agreement with any Governmental Entity or pursuant to any Healthcare Matters Permit, Accreditation or Reimbursement Approval relating to either Spartan Stores or any of the Spartan Stores Subsidiaries.  Neither Spartan Stores, any of the Spartan Stores Subsidiaries, nor, to the Knowledge of Spartan Stores, any director, officer, manager, member, partner or employee of Spartan Stores or any of the Spartan Stores Subsidiaries:

(i)                 has had a civil monetary penalty assessed against it, him or her pursuant to 42 U.S.C. § 1320a-7a;

(ii)               has been excluded from participation in state or federal healthcare programs, including Medicare and Medicaid, lost its billing privileges for any state or federal healthcare programs, been debarred from contracting with Governmental Entities, or been debarred pursuant to the Federal Food, Drug, and Cosmetic Act, or has taken any actions that could result in exclusion, loss of billing privileges, or debarment; or

(iii)             has been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any of those offenses described in 42 U.S.C. § 1320a-7b or 18 U.S.C. §§ 669, 1035, 1347, or 1518.

SECTION 5.11  Properties.

(a)                Except as would not reasonably be expected to have a Spartan Stores Material Adverse Effect, Spartan Stores and each Spartan Stores Subsidiary has good and valid title to, or valid leasehold interests in, all of their respective personal and real properties and assets as used in their respective businesses as presently conducted, and all such personal and real properties and assets, other than personal and real properties and assets in which Spartan Stores or any of the Spartan Stores Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.  Spartan Stores and each of the Spartan Stores Subsidiaries has complied in all material respects with the terms of all leases to which it is a party.  All material leases to which Spartan Stores or any Spartan Stores Subsidiary is a party and under which it is in possession of any personal or real  property are valid and binding contracts and are in full force and effect and neither Spartan Stores nor any Spartan Stores Subsidiary has received any written notice alleging violation, breach, or default of such lease.  Spartan Stores and each Spartan Stores Subsidiary is in possession of the properties or assets purported to be leased under all its material leases.  The tangible personal and real property and assets of Spartan Stores and the Spartan Stores Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted and subject to maintenance and repair in the ordinary course of business, and are adequate for the uses to which they are being put.

(b)               With respect to real property owned by Spartan Stores or any Spartan Stores Subsidiary, none of Spartan Stores nor any Spartan Stores Subsidiary (i) has received written notice of any pending, and to the Knowledge of Spartan Stores there is no threatened, condemnation proceeding against any of such real property or (ii) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, a Spartan Stores Material Adverse Effect.

(c)                With respect to real property leased, subleased or licensed by Spartan Stores or any Spartan Stores Subsidiary, none of Spartan Stores nor any Spartan Stores Subsidiary (i) has received any written notice alleging a violation, breach or default under any lease of such real property, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of Spartan Stores or (ii) as of the date of this Agreement, (A) has received written notice of any pending, and to the Knowledge of Spartan Stores there is no threatened, condemnation proceeding with respect to any of such real property or (B) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, a Spartan Stores Material Adverse Effect.

SECTION 5.12  Intellectual Property.

(a)                Spartan Stores and the Spartan Stores Subsidiaries exclusively own, or have a valid license or other valid right to use, all material Intellectual Property as used in their business as presently conducted; it being understood that the foregoing shall not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 5.12(a).  No Actions, suits or other proceedings are pending or, to the Knowledge of Spartan Stores, threatened that Spartan Stores or any of the Spartan Stores Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property.  To the Knowledge of Spartan Stores, no Person is infringing, misappropriating or otherwise violating the rights of Spartan Stores or any of the Spartan Stores Subsidiaries with respect to any Intellectual Property owned or purported to be owned by Spartan Stores or any of the Spartan Stores Subsidiaries (collectively the “Spartan Stores-Owned Intellectual Property”).  Except as would not reasonably be expected to have a Spartan Stores Material Adverse Effect, to the Knowledge of Spartan Stores, no circumstances exist which could reasonably be expected to give rise to any: (i) proceeding that challenges the rights of Spartan Stores or any of the Spartan Stores Subsidiaries with respect to the validity or enforceability of the Spartan Stores-Owned Intellectual Property; or (ii) claim of infringement, misappropriation, or violation of the Intellectual Property rights of any Person.

(b)               Except as would not reasonably be expected to have a Spartan Stores Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any Spartan Stores-Owned Intellectual Property or Intellectual Property licensed to Spartan Stores and/or the Spartan Stores Subsidiaries.

(c)                Since January 1, 2011, except as would not reasonably be expected to have a Spartan Stores Material Adverse Effect, Spartan Stores and the Spartan Stores Subsidiaries have taken commercially reasonable steps under the circumstances to protect and maintain the proprietary nature of each item of Spartan Stores-Owned Intellectual Property and the confidentiality of the trade secrets that constitute Spartan Stores-Owned Intellectual Property.

SECTION 5.13  Absence of Certain Changes or Events.  Since March 30, 2013 (a) Spartan Stores and the Spartan Stores Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b) no event has occurred that has had or would reasonably be expected to have a Spartan Stores Material Adverse Effect.

SECTION 5.14  Contracts.

(a)                For the purposes of this Agreement, “Spartan Stores Material Contract” means any of the following Contracts to which Spartan Stores or any of the Spartan Stores Subsidiaries is a party or bound as of the date hereof:

(i)                 each Contract that (A) has been or (B) would be required to be, but has not been, filed by Spartan Stores as a material contract pursuant to Item 601(b)(10) of Regulation S-K on Form 10-K under the Exchange Act as if such Form 10-K were filed as of the date hereof;

(ii)               each Contract, other than any Contracts  contemplated by this Agreement, that limits (or purports to limit) in any material respect the ability of Spartan Stores or any of the Spartan Stores Subsidiaries to engage or compete in any business (including geographic restrictions and exclusive arrangements);

(iii)             each Contract that creates a material partnership or material joint venture with respect to Spartan Stores or any of the Spartan Stores Subsidiaries;

(iv)             each indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for indebtedness in excess of $2,500,000;

(v)               each material Contract with a Governmental Entity (other than a Contract with a Federal Governmental Entity);

(vi)             each material Contract with a Federal Governmental Entity;

(vii)           each Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) or material asset, other than this Agreement, pursuant to which Spartan Stores or any of the Spartan Stores Subsidiaries has any continuing obligations, contingent or otherwise;

(viii)         each Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Spartan Stores or any of the Spartan Stores Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

(ix)             each voting agreement or registration rights agreement with respect to the capital stock of Spartan Stores or any of the Spartan Stores Subsidiaries;

(x)               each Contract granting Spartan Stores or any Spartan Stores Subsidiary the right to use, restricting Spartan Stores’ or any Spartan Stores Subsidiary’s right to use, or granting any other Person the right to use Intellectual Property that is material to the conduct of Spartan Stores’ or any Spartan Stores Subsidiary’s business (including any license, franchise agreement, co-existence agreement, concurrent-use agreement, settlement agreement or other similar type Contract), but excluding any Contract entered into with a distribution customer in the ordinary course of business; and

(xi)             each Contract involving a standstill or similar obligation of Spartan Stores or any of the Spartan Stores Subsidiaries relating to the purchase of securities of Spartan Stores or any other Person.

(b)               Prior to the date of this Agreement, Spartan Stores has provided or made available to Nash-Finch a true and complete copy of each Material Contract.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Spartan Stores Material Adverse Effect, (i) all Spartan Stores Material Contracts are in full force and effect as of the date hereof, (ii) neither Spartan Stores nor any of the Spartan Stores Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any such Spartan Stores Material Contract, (iii) to the Knowledge of Spartan Stores, no other party to any Spartan Stores Material Contract is in breach of or in default under such Spartan Stores Material Contract, and (iv) neither Spartan Stores nor any of the Spartan Stores Subsidiaries has received written notice of breach or termination (or proposed breach or termination) of any Spartan Stores Material Contract.

SECTION 5.15  Litigation.  As of the date hereof, there is no Action pending or, to the Knowledge of Spartan Stores, threatened against Spartan Stores or any of the Spartan Stores Subsidiaries that challenges or seeks to enjoin, alter, prevent or materially delay the Merger.  There is no Action pending or, to the Knowledge of Spartan Stores, threatened against Spartan Stores or any of the Spartan Stores Subsidiaries that has had, or would reasonably be expected to have, a Spartan Stores Material Adverse Effect.  There is no material unsatisfied judgment, penalty or award against Spartan Stores or any of the Spartan Stores Subsidiaries.  Neither Spartan Stores nor any of the Spartan Stores Subsidiaries, nor any of their respective properties or assets, is subject to any Order or any investigation by a Governmental Entity that has had, or would reasonably be expected to have, a Spartan Stores Material Adverse Effect.  No officer or director of Spartan Stores or any of the Spartan Stores Subsidiaries is a defendant in any Action commenced by any Spartan Stores Shareholder or any of the Spartan Stores Subsidiaries with respect to the performance of his or her duties as an officer or a director of Spartan Stores or any of the Spartan Stores Subsidiaries under any applicable Law, except for any Action arising out of or relating to the Merger or the transactions contemplated by this Agreement.

SECTION 5.16  Employee Benefits.

(a)                Spartan Stores has delivered or made available to Nash-Finch true and complete copies of all material Spartan Stores Benefit Plans and true and complete copies of all participation agreements with any Multiemployer Plans in which Spartan Stores or any ERISA Affiliate participates.  Each Spartan Stores Benefit Plan is in compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws, except for such noncompliance that has not had and would not reasonably be expected to have a Spartan Stores Material Adverse Effect.

(b)               Each Spartan Stores Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code is so qualified and has at all times since its adoption been so qualified, and to the Knowledge of Spartan Stores, no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such qualification in any material respect.

(c)                All contributions, payments or premiums required to be made with respect to any Spartan Stores Benefit Plan or Multiemployer Plan by Spartan Stores on or before the date hereof have been timely made, and all benefits accrued under any unfunded Spartan Stores Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of Spartan Stores and the Spartan Stores Subsidiaries have performed all material obligations required to be performed under all Spartan Stores Benefit Plans and any Multiemployer Plan with respect to which Spartan Stores or any ERISA Affiliate of Spartan Stores has an obligation to contribute or has or could have withdrawal liability under Section 4201 of ERISA.

(d)               Neither Spartan Stores nor any of the Spartan Stores Subsidiaries maintains or contributes to, or is party to, and, at no time since March 31, 2007 maintained, contributed to, or was a party to, any plan, program, agreement or policy that (i) is a “multiple employer plan” as defined in ERISA or the Code (whether or not subject thereto), (ii) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (iii) is a multiple employer welfare arrangement  within the meaning of Section 3(40)(A) of the Code, (iv) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (v) is primarily for the benefit of employees who reside outside of the United States.

(e)                No event has occurred or is expected to occur, and to the Knowledge of Spartan Stores, no condition or circumstance exists, that could result, directly or indirectly, in any indirect, contingent or secondary liability under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA to any party with respect to any Spartan Stores Benefit Plan or Multiemployer Plan.

(f)                With respect to each Spartan Stores Benefit Plan that is a “defined benefit plan” within the meaning of section 414(j) of the Code or 3(35) of ERISA (other than a Multiemployer Plan), as of the date of this Agreement, (i) there is no material “accumulated funding deficiency” within the meaning of section 302 of ERISA or section 412 of the Code; (ii) there are no material “unfunded benefit liabilities” within the meaning of section 4001(a)(18) of ERISA; and (iii) since March 31, 2007, no unreported “reportable event” (within the meaning of section 4043 of ERISA) has occurred.

(g)               With respect to each Multiemployer Plan, (i) no event or events have occurred or been committed to before the Closing Date that are expected to result in a complete withdrawal or partial withdrawal by Spartan Stores or any of the Spartan Stores Subsidiaries or any ERISA Affiliate either before or after the Closing Date, and Spartan Stores has no reason to believe that any Multiemployer Plan will make a withdrawal liability claim against Spartan Stores based on any event that has occurred prior to the Closing Date, (ii) no written notice has been received that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that the plan is or may become “insolvent” (within the meaning of section 4241 of ERISA), (iii) there is no contingent liability for withdrawal liability by reason of a sale of assets pursuant to section 4204 of ERISA, and (iv) if Spartan Stores or any ERISA Affiliate were to have a complete or partial withdrawal under section 4203 of ERISA as of the Closing, no obligation to pay withdrawal liability would exist on the part of Spartan Stores or any ERISA Affiliate.

(h)               With respect to any Spartan Stores Benefit Plan that provides health or death benefit coverage beyond the termination of an employee’s employment, except as required by Part 6 of Subtitle B of Title I of ERISA or section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, as of the date of this Agreement, there is no material accumulated unfunded post-retirement benefit obligation, within the meaning of, and determined in accordance with FAS 106, attributable to all employees and former employees based on actuarial assumptions used by Spartan Stores to value such obligation in the most recent actuarial valuation thereof, and there is no commitment or agreement (whether written or oral) that would prevent the termination or modification as to such employees or former employees of any Spartan Stores Benefit Plan under which such obligations arise.

(i)                 The execution, delivery of, and performance by Spartan Stores of its obligations under the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) will not (i) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of Spartan Stores or any of the Spartan Stores Subsidiaries; (ii) result in the triggering or imposition of any restrictions or limitations on the right of Spartan Stores or any of the Spartan Stores Subsidiaries to amend or terminate any Spartan Stores Benefit Plan; or (iii) result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

(j)                 Spartan Stores and the Spartan Stores Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable Spartan Stores Benefit Plan, without the consent of any employee, beneficiary, or other person, prospectively terminate, modify, or amend any such Spartan Stores Benefit Plan effective as of any date on or after the date hereof.

(k)               Each Spartan Stores Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) (i) has been operated and administered in compliance with Section 409A of the Code or (ii) any payments under such plans have been earned and vested on or prior to December 31, 2004, and such plans have not been materially modified since October 2, 2004 other than modifications to comply with Code Section 409A and the regulations promulgated thereunder.  Neither Spartan Stores nor any of the Spartan Stores Subsidiaries have entered into any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

(l)                 There is no pending or, to the Knowledge of Spartan Stores, threatened claim or litigation with respect to any Spartan Stores Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

(m)             Since March 30, 2013, neither Spartan Stores nor any of the Spartan Stores Subsidiaries have agreed or otherwise committed to, whether in writing or otherwise, adopt any new plan, program, agreement or policy that would constitute a Spartan Stores Benefit Plan or Multiemployer Plan or increase or improve the compensation, benefits, or terms and conditions of employment or service of any director, officer, employee, or consultant, except (i) in the ordinary course of business consistent with past practice with respect to individual employees who are not officers (and not with respect to a substantial class of employees) or (ii) as required by applicable Law or any applicable Spartan Stores Benefit Plan, Multiemployer Plan or Collective Bargaining Agreement.

(n)               Each of the Spartan Stores Benefit Plans which is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 to the extent applicable, except for such noncompliance that would not reasonably be expected to have a Spartan Stores Material Adverse Effect.  Neither Spartan Stores nor any of the Spartan Stores Subsidiaries have any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other material liability arising wholly or partially out of events occurring on or before the Closing.

SECTION 5.17  Labor and Employment Matters.

(a)                (i) Spartan Stores and all of the Spartan Stores Subsidiaries are in compliance with all applicable Laws relating to labor and employment practices, including those relating to wages, employee benefits, hours and overtime, workplace safety and health, immigration, individual and collective termination, non-discrimination and data privacy, the identification of particular employees or job classifications as “exempt” or “non-exempt” for purposes of such obligations, and any and all other matters involving compensation or benefits afforded to or not afforded to employees, contractors or consultants except for such noncompliance as would not reasonably be expected to have a Spartan Stores Material Adverse Effect; (ii) as of the date hereof there is no unfair labor practice charge or complaint pending before the NLRB or, to the Knowledge of Spartan Stores, threatened against Spartan Stores or any of the Spartan Stores Subsidiaries; (iii) as of the date hereof and during the past three years there has been no labor strike, slowdown, work stoppage or lockout, pending or, to the Knowledge of Spartan Stores, threatened against or affecting Spartan Stores or any of the Spartan Stores Subsidiaries; (iv) there is no representation claim or petition pending before the NLRB or any similar foreign agency relating to the employees of Spartan Stores or any of the Spartan Stores Subsidiaries; (v) as of the date hereof, Spartan Stores has not received written notice of charges with respect to or relating to Spartan Stores or any of the Spartan Stores Subsidiaries pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and (vi) Spartan Stores or any of the Spartan Stores Subsidiaries have not received any written notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of Spartan Stores or any of the Spartan Stores Subsidiaries and, to the Knowledge of Spartan Stores, no such investigation is in progress.

(b)               Neither Spartan Stores nor any of the Spartan Stores Subsidiaries is party to, bound by, or negotiating any Collective Bargaining Agreement or any other Contract with any labor organization, union, works council, employee representative or association.

(c)                There has been no written representation by Spartan Stores or any of the Spartan Stores Subsidiaries made to any employees that commits Spartan Stores or any of the Spartan Stores Subsidiaries, Merger Sub or the Surviving Corporation to retain them as employees for any period of time subsequent to the Closing.

(d)               Since January 1, 2011, neither Spartan Stores nor any of the Spartan Stores Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) or a “mass lay off” (as defined in the WARN Act), in either case affecting any site of employment or facility of Spartan Stores or any of the Spartan Stores Subsidiaries, except in compliance with the WARN Act.

(e)                (i)  There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or to the Knowledge of Spartan Stores, threatened against Spartan Stores or any of the Spartan Stores Subsidiaries, and (ii) Spartan Stores and all of the Spartan Stores Subsidiaries are in compliance with all applicable occupational health and safety Laws except for such failures to comply as have not had and would not reasonably be expected to have a Spartan Stores Material Adverse Effect.

(f)                Neither Spartan Stores nor any of the Spartan Stores Subsidiaries is a party or subject to any Contract which restricts Spartan Stores or any Spartan Stores Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion thereof.

(g)               The consummation of the transactions contemplated by this Agreement will not create Liabilities for any act by Spartan Stores or any of the Spartan Stores Subsidiaries on or prior to the Closing under any Collective Bargaining Agreement, Contract or Spartan Stores Benefit Plan.

(h)               Spartan Stores has implemented commercially reasonable procedures to ensure that all employees who are performing services for Spartan Stores or any of the Spartan Stores Subsidiaries in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for Spartan Stores, the Surviving Corporation or any of its Subsidiaries or any of the Spartan Stores Subsidiaries following the consummation of the transactions contemplated by this Agreement.

SECTION 5.18  Environmental.  Except for any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Spartan Stores Material Adverse Effect, (a) Spartan Stores and each of the Spartan Stores Subsidiaries is and has been in compliance with and has no Liability under applicable Environmental Laws, (b) Spartan Stores and each of the Spartan Stores Subsidiaries possesses, has possessed and is and has been in compliance with all required Environmental Permits, (c) there are no Environmental Claims pending or, to the Knowledge of Spartan Stores, threatened against Spartan Stores or any of the Spartan Stores Subsidiaries, and, to the Knowledge of Spartan Stores, there are no facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against Spartan Stores or any of the Spartan Stores Subsidiaries, (d) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Spartan Stores Site and no Hazardous Materials are present in, on, about or migrating to or from any Spartan Stores Site that could give rise to an Environmental Claim against Spartan Stores or any of the Spartan Stores Subsidiaries, (e) neither Spartan Stores nor any of the Spartan Stores Subsidiaries has entered into or is subject to any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws, (f) neither Spartan Stores nor any of the Spartan Stores Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability, arising under or relating to Environmental Laws, and (g) neither Spartan Stores nor any of the Spartan Stores Subsidiaries, any predecessors of Spartan Stores or any of the Spartan Stores Subsidiaries, nor any entity previously owned by Spartan Stores or any of the Spartan Stores Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against Spartan Stores or any of the Spartan Stores Subsidiaries.

SECTION 5.19  Insurance.  Except as has not had and would not reasonably be expected to have a Spartan Stores Material Adverse Effect, each material insurance policy and fidelity bond that covers Spartan Stores or any of the Spartan Stores Subsidiaries or their respective businesses, properties, assets, directors, officers or employees (the “Spartan Stores Policies”) (a) collectively provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law, and (b) is in full force and effect and all premiums due and payable thereon from Spartan Stores or any Spartan Stores Subsidiary have been paid in full.  Neither Spartan Stores nor any of the Spartan Stores Subsidiaries is in violation or breach of or default under any of its obligations under any Spartan Stores Policy, except where such default would not reasonably be expected to have a Nash-Finch Material Adverse Effect.  There are no material claims by Spartan Stores or any of the Spartan Stores Subsidiaries pending under any of the Spartan Stores Policies as to which coverage has been questioned, denied or disputed by the underwriters in writing or in respect of which such underwriters have reserved their rights in writing.

SECTION 5.20  Suppliers and Customers.  As of the date hereof, there is no actual or, to the Knowledge of Spartan Stores, threatened, termination, cancellation or material reduction in the business relationship between Spartan Stores or any of the Spartan Stores Subsidiaries, on the one hand, and any material supplier or material customer of Spartan Stores or the Spartan Stores Subsidiaries, on the other hand, except for the termination of any Contract at its stated expiry date, and no material supplier or material customer has informed Spartan Stores of its intention not to renew or extend, or to the Knowledge of Spartan Stores, threatened not to renew or extend the business relationship between Spartan Stores or any of the Spartan Stores Subsidiaries, on the one hand, and such material supplier or material customer on the other hand.

SECTION 5.21  Information Supplied.  None of the information supplied or to be supplied by Spartan Stores for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Joint Proxy Statement, at the date it is first mailed to Spartan Stores’ Shareholders and Nash-Finch’s Stockholders and at the time of the Spartan Stores Shareholder Meeting and the Nash-Finch Stockholder Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Joint Proxy Statement (other than the portions thereof relating solely to the Nash-Finch Stockholder Meeting) will at the time the Joint Proxy Statement is filed with the SEC, at any time it is amended or supplemented, at the time it becomes effective under the Securities Act and at the date it is first mailed to the Spartan Stores Shareholders and Nash-Finch Stockholders, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Spartan Stores or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Nash-Finch for inclusion or incorporation by reference in the Joint Proxy Statement.

SECTION 5.22  No Brokers.  Spartan Stores has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Nash-Finch, Spartan Stores,  Merger Sub or any Spartan Stores Subsidiary to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated by this Agreement, except that Spartan Stores has retained Moelis & Company LLC to act as its financial advisors in connection with the Merger, the terms of which (including the fees owed by Spartan Stores in connection therewith) have been disclosed in writing to Nash-Finch prior to the date of this Agreement. Spartan Stores has made available to Nash-Finch a true, correct and complete copy of the engagement letter (and all related documents) between Spartan Stores and Moelis & Company LLC.

SECTION 5.23  Takeover Statutes.  Spartan Stores has taken all action required to be taken by it in order to exempt this Agreement, the Merger and the other transactions contemplated by this Agreement from the requirements of any state “moratorium”, “control share acquisition”, “fair price”, “interested Shareholder”, “business combination” or other state anti-takeover laws.  Spartan Stores does not have in effect any shareholder rights plan, “poison pill” or similar plan or arrangement.

SECTION 5.24  No Other Representations and Warranties.  Except for the representations and warranties made by Spartan Stores and the Spartan Stores Subsidiaries in this Article V, neither Spartan Stores nor any other Person makes or has made any representation or warranty with respect to Spartan Stores or the Spartan Stores Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Nash-Finch or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.  Except for the representations and warranties contained in this Article V (as modified or disclosed against by the Spartan Stores Disclosure Letter and Spartan Stores SEC Documents), Spartan Stores hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Nash-Finch or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Nash-Finch by any director, officer, employee, agent, consultant, or representative of Spartan Stores or any of its Affiliates or Representatives).  Except for the representations and warranties set forth in Article IV or in any certificate delivered pursuant to this Agreement, Spartan Stores hereby acknowledges that neither Nash-Finch, nor any of its respective stockholders, directors, officers, employees, Affiliates, advisors, agents or Representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Nash-Finch, its businesses or operations, including with respect to any information provided or made available to Spartan Stores.

ARTICLE VI
COVENANTS

SECTION 6.1  Conduct of Business.

(a)                Conduct of Business by Nash-Finch.  Nash-Finch shall, and shall cause each of the Nash-Finch Subsidiaries to, during the period from the date hereof and ending at the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Spartan Stores (which consent shall not be unreasonably withheld, conditioned or delayed), conduct its business in the ordinary course of business generally consistent with past practice, and, to the extent consistent therewith, Nash-Finch shall, and shall cause each of the Nash-Finch Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and the Nash-Finch Subsidiaries’ business organization, to keep available the services of its and the Nash-Finch Subsidiaries’ current officers and employees, and to preserve its and the Nash-Finch Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date hereof and ending at the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, except as otherwise expressly contemplated by this Agreement or as set forth on Section 6.1(a) of the Nash-Finch Disclosure Letter or as required by applicable Law, Nash-Finch shall not, nor shall it permit any of the Nash-Finch Subsidiaries to, without the prior written consent of Spartan Stores (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)                 amend its certificate of incorporation or by-laws (or other comparable organizational documents);

(ii)               (A) split, combine or reclassify any securities issued by Nash-Finch or any of the Nash-Finch Subsidiaries, (B) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any securities issued by Nash-Finch or any of the Nash-Finch Subsidiaries, except for the acceptance of shares of Nash-Finch Common Stock delivered in satisfaction of the exercise price or tax withholding obligations by holders of Awards under Nash-Finch Stock Plans that are outstanding as of the date hereof who exercise such Awards, and shares of Common Stock submitted for cancellation to satisfy tax withholding obligations that occur upon the vesting of Nash-Finch Restricted Stock that are outstanding as of the date hereof, or (C) except as set forth on Section 6.1(a)(ii) of the Nash-Finch Disclosure Letter declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock, except (1) subject to Section 6.19, payment of quarterly cash dividends by Nash-Finch in an amount not to exceed $0.18 per share of Nash-Finch Common Stock and in a manner consistent with past practice with respect to the timing of the declaration, payment and record date of such dividend, and (2) distributions to or from the Nash-Finch Subsidiaries;

(iii)             issue, sell, pledge, dispose of or encumber any securities issued by Nash-Finch or any of the Nash-Finch Subsidiaries, other than the issuance of shares of Common Stock upon the exercise of any Award granted pursuant to a Nash-Finch Stock Plan and the pledge of any securities issued by any Nash-Finch Subsidiary to secure the Nash-Finch Loan Agreement;

(iv)             except in the ordinary course of business consistent with past practice or as required by applicable Law or the express terms of any Nash-Finch Benefit Plan, Multiemployer Plan, or Contract in effect as of the date hereof, (A) except as set forth on Section 6.1(a)(iv) of the Nash-Finch Disclosure Letter, increase the compensation (including bonus opportunities) payable or that could become payable by Nash-Finch or any of the Nash-Finch Subsidiaries to directors or officers or to any substantial class of employees; (B) enter into any new or amend in any material respect any existing employment, consulting, severance, termination, retention or change in control agreement with any of its past or present officers, directors, or employees, (C) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Nash-Finch Benefit Plan; (D) promote any officer or promote any non-officer employee to an officer position; (E) grant any severance or termination pay unless provided under any Nash-Finch Benefit Plan; (F) grant any compensatory awards that are payable in, relate to, or determined by reference to the value of, Nash-Finch Common Stock; (G) enter into any new or amend any Collective Bargaining Agreement; or (H) fund or in any other way secure any payment of compensation or benefit under any Nash-Finch Benefit Plan except as provided under this Agreement;

(v)               hire or terminate employment of (A) any officer or (B) any employee holding a position set forth on Section 6.1(a)(v) of the Nash-Finch Disclosure Letter, except for termination for cause and hires to replace;

(vi)             except as set forth in Section 6.1(a)(vi) of the Nash-Finch Disclosure Letter, acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division thereof or, except for incentives to existing and new customers generally consistent with past practice and except for transactions with or among wholly-owned Subsidiaries, make any loans, advances or capital contributions to or investments in any Person in excess of $2,000,000 in the aggregate (other than acquisitions of inventory and personal property in the ordinary course of business generally consistent with past practice);

(vii)           except as set forth in Section 6.1(a)(vii) of the Nash-Finch Disclosure Letter, (A) transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in any Nash-Finch Subsidiary, provided that the foregoing shall not prohibit Nash-Finch and the Nash-Finch Subsidiaries from (1) selling its inventory to customers and disposing of inventory not sold in the ordinary course of business generally consistent with past practice, or (2) transferring, licensing, selling, leasing or disposing of obsolete or unused or replaced equipment, fixtures or assets being replaced, in each case in the ordinary course of business consistent with past practice; or (B) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(viii)         except as set forth in Section 6.1(a)(viii) of the Spartan Stores Disclosure Letter, repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Nash-Finch or any of the Nash-Finch Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Nash-Finch Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing, other than (A) in connection with the financing of ordinary course trade payables consistent with past practice; and (B) borrowings and repayments under Nash-Finch’s existing revolving line of credit and other financing arrangements made in the ordinary course of business;

(ix)             except as set forth in Section 6.1(a)(ix) of the Nash-Finch Disclosure Letter enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Nash-Finch Material Contract, or any lease with respect to material real estate or any other Contract that, if in effect as of the date hereof would constitute a Nash-Finch Material Contract hereunder, other than in the ordinary course of business consistent with past practice;

(x)               institute, settle or compromise any Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages by Nash-Finch or any of its Subsidiaries of any amount exceeding $500,000; provided that neither Nash-Finch nor any of the Nash-Finch Subsidiaries shall settle or agree to settle any Action which settlement involves an admission of any liability or injunctive or similar relief or has a material impact on Nash-Finch’s business;

(xi)             make any material change in any method of financial accounting principles or practices, in each case except for any such change required or to be required by a change in GAAP or applicable Law;

(xii)           (A) settle or compromise any material Tax claims, audits or assessments in excess of the amount reserved for such claims, audits or assessments as set forth on the books and records of Nash-Finch, (B) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting or (C) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to Nash-Finch or the Nash-Finch Subsidiaries;

(xiii)         enter into any joint venture, strategic partnership or alliance;

(xiv)         abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Intellectual Property owned by Nash-Finch or any of the Nash-Finch Subsidiaries, other than in the ordinary course of business consistent with past practice or pursuant to the Nash-Finch Loan Agreement;

(xv)           except for (A) capital expenditures not to exceed the aggregate amount set forth in Nash-Finch’s capital expenditure plan delivered or made available to Spartan Stores prior to the date hereof, (B) capital expenditures required by Law or Governmental Authorities or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), or (C) capital expenditures that do not exceed $2,000,000 in the aggregate, make any capital expenditures or permit any of the Nash-Finch Subsidiaries to make any capital expenditures;

(xvi)         except pursuant to the Merger, acquire or cause its Affiliates to acquire, directly or indirectly, any shares of Spartan Stores capital stock; or

(xvii)       agree or commit to do any of the foregoing.

(b)               Conduct of Business by Spartan Stores.  Spartan Stores shall, and shall cause each of the Spartan Stores Subsidiaries to, during the period from the date hereof and ending at the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Nash-Finch (which consent shall not be unreasonably withheld, conditioned or delayed), conduct its business in the ordinary course of business generally consistent with past practice, and, to the extent consistent therewith, Spartan Stores shall, and shall cause each of the Spartan Stores Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and the Spartan Stores Subsidiaries’ business organization, to keep available the services of its and the Spartan Stores Subsidiaries’ current officers and employees, and to preserve its and the Spartan Stores Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it.  Without limiting the generality of the foregoing, between the date hereof and ending at the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, except as otherwise expressly contemplated by this Agreement or as set forth on Section 6.1(b) of the Spartan Stores Disclosure Letter or as required by applicable Law, Spartan Stores shall not, nor shall it permit any of the Spartan Stores Subsidiaries to, without the prior written consent of Nash-Finch (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)                 amend its articles of incorporation or bylaws (or other comparable organizational documents);

(ii)               (A) split, combine or reclassify any securities issued by Spartan Stores or any of the Spartan Stores Subsidiaries, (B) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any securities issued by Spartan Stores or any of the Spartan Stores Subsidiaries, except for the acceptance of shares of Spartan Stores Common Stock delivered in satisfaction of the exercise price or tax withholding obligations by holders of Spartan Stores Stock Options that are outstanding as of the date hereof who exercise such Spartan Stores Stock Options, and shares of Common Stock submitted for cancellation to satisfy tax withholding obligations that occur upon the vesting of Spartan Stores Restricted Stock that are outstanding as of the date hereof, or (C) except as set forth on Section 6.1(b)(ii) of the Spartan Stores Disclosure Letter declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock, except (1) subject to Section 6.19, payment of quarterly cash dividends by Spartan Stores in an amount not to exceed $0.09 per share of Spartan Stores Common Stock and in a manner consistent with past practice with respect to the timing of the declaration, payment and record date of such dividend, and (2) distributions to or from the Spartan Stores Subsidiaries;

(iii)             issue, sell, pledge, dispose of or encumber any securities issued by Spartan Stores or any of the Spartan Stores Subsidiaries, other than the issuance of shares of Common Stock upon the exercise of any Award granted pursuant to a Spartan Stores Stock Plan and the pledge of any securities issued by any Spartan Stores Subsidiary to secure the Spartan Stores Loan Agreement;

(iv)             except in the ordinary course of business consistent with past practice or as required by applicable Law or the express terms of any Spartan Stores Benefit Plan, Multiemployer Plan, or Contract in effect as of the date hereof, (A) except as set forth on Section 6.1(b)(iv) of the Spartan Stores Disclosure Letter, increase the compensation (including bonus opportunities) payable or that could become payable by Spartan Stores or any of the Spartan Stores Subsidiaries to directors or officers or to any substantial class of employees; (B) enter into any new or amend in any material respect any existing employment, consulting, severance, termination, retention or change in control agreement with any of its past or present officers, directors, or employees, (C) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Spartan Stores Benefit Plan; (D) promote any officer or promote any non-officer employee to an officer position; (E) grant any severance or termination pay unless provided under any Spartan Stores Benefit Plan; (F) grant any compensatory awards that are payable in, relate to, or determined by reference to the value of, Spartan Stores Common Stock; (G)  enter into any new or amend any Collective Bargaining Agreement; or (H) fund or in any other way secure any payment of compensation or benefit under any Spartan Stores Benefit Plan except as provided under this Agreement;

(v)               hire or terminate employment of (A) any officer or (B) any employee holding a position set forth on Section 6.1(b)(v) of the Spartan Stores Disclosure Letter, except for termination for cause and hires to replace;

(vi)             except as set forth in Section 6.1(b)(vi) of the Spartan Stores Disclosure Letter, acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division thereof or, except for incentives to existing and new customers generally consistent with past practice and except for transactions with or among wholly-owned Subsidiaries, make any loans, advances or capital contributions to or investments in any Person in excess of $2,000,000 in the aggregate (other than acquisitions of inventory and personal property in the ordinary course of business generally consistent with past practice);

(vii)           except as set forth in Section 6.1(b)(vii) of the Spartan Stores Disclosure Letter, (A) transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in any Spartan Stores Subsidiary, provided that the foregoing shall not prohibit Spartan Stores and the Spartan Stores Subsidiaries from (1) selling its inventory to customers and disposing of inventory not sold in the ordinary course of business generally consistent with past practice, or (2) transferring, licensing, selling, leasing or disposing of obsolete or unused or replaced equipment, fixtures or assets being replaced, in each case in the ordinary course of business consistent with past practice; or (B) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(viii)         except as set forth in Section 6.1(b)(viii) of the Spartan Stores Disclosure Letter, repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Spartan Stores or any of the Spartan Stores Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Spartan Stores Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing, other than (A) in connection with the financing of ordinary course trade payables consistent with past practice; and (B) borrowings and repayments under Spartan Stores’ existing revolving line of credit and other existing financing arrangements made in the ordinary course of business;

(ix)             except as set forth in Section 6.1(b)(ix) of the Spartan Stores Disclosure Letter enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Spartan Stores Material Contract, or any lease with respect to material real estate or any other Contract that, if in effect as of the date hereof would constitute a Spartan Stores Material Contract hereunder, other than in the ordinary course of business consistent with past practice;

(x)               institute, settle or compromise any Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages by Spartan Stores or any of its Subsidiaries of any amount exceeding $500,000; provided that neither Spartan Stores nor any of the Spartan Stores Subsidiaries shall settle or agree to settle any Action which settlement involves an admission of any liability or injunctive or similar relief or has a material impact on Spartan Stores’ business;

(xi)             make any material change in any method of financial accounting principles or practices, in each case except for any such change required or to be required by a change in GAAP or applicable Law;

(xii)           (A) settle or compromise any material Tax claims, audits or assessments in excess of the amount reserved for such claims, audits or assessments as set forth on the books and records of Spartan Stores, (B) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting or (C) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to Spartan Stores or the Spartan Stores Subsidiaries;

(xiii)         enter into any joint venture, strategic partnership or alliance;

(xiv)         abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Intellectual Property owned by Spartan Stores or the Spartan Stores Subsidiaries, other than in the ordinary course of business consistent with past practice or pursuant to the Spartan Stores Loan Agreement;

(xv)           except for (A) capital expenditures not to exceed the aggregate amount set forth in Spartan Stores’ capital expenditure plan delivered or made available to Nash-Finch prior to the date hereof, (B) capital expenditures required by Law or Governmental Authorities or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), or (C) capital expenditures that do not exceed $2,000,000 in the aggregate, make any capital expenditures or permit any of the Spartan Stores Subsidiaries to make any capital expenditures;

(xvi)         acquire or cause its Affiliates to acquire, directly or indirectly, any shares of Nash-Finch capital stock; or

(xvii)       agree or commit to do any of the foregoing.

(c)                Prior Written Consent.  For the purposes of this Section 6.1, prior written consent of Nash-Finch and Spartan Stores, as applicable, shall be deemed to have been given with respect to any matter for which Nash-Finch or Spartan Stores has requested consent, in writing and delivered to the general counsel and chief financial officer of Nash-Finch or Spartan Stores, as applicable, and in accordance with Section 9.6 (including by providing copies to all required parties), but Nash-Finch or Spartan Stores, as applicable, has not responded in writing within five Business Days of such request.

(d)               Further Actions.  Each of Nash-Finch, Spartan Stores and Merger Sub and each of their respective Subsidiaries agree that, between the date hereof and ending at the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, it shall not, directly or indirectly take any action (other than any action specifically required by this Agreement or permitted under Section 6.1 or 6.2  or Article VIII) or fail to take any action (other than any action specifically prohibited by this Agreement or applicable Law) that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger (including a failure or material delay in the satisfaction of the conditions set forth in Section 7.2 or Section 7.3).

SECTION 6.2  No Solicitation.

(a)                No Solicitation by Nash-Finch.

(i)                 Except as specifically permitted by this Section 6.2(a), Nash-Finch shall not and shall cause each of its Subsidiaries and Representatives not to, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, directly or indirectly, (A) solicit, initiate, facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Nash-Finch Takeover Proposal, or (B) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other party material non-public information in connection with any Nash-Finch Takeover Proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a Nash-Finch Takeover Proposal. Nash-Finch shall, and shall cause each of the Nash-Finch Subsidiaries and each of its and the Nash-Finch Subsidiaries’ Representatives to (1) immediately upon execution of this Agreement, cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to a Nash-Finch Takeover Proposal as of the date of this Agreement, and (2) request promptly thereafter, and in any event within two Business Days of the date of this Agreement, that such Person promptly return or destroy all confidential information concerning Nash-Finch and the Nash-Finch Subsidiaries delivered or made available to such Person or its Representatives by Nash-Finch, the Nash-Finch Subsidiaries or any Representatives thereof, in connection with its consideration of a Nash-Finch Takeover Proposal and any summaries, analyses or extracts thereof or based thereon, and any files, copies or records containing such information in any computer or electronic media, and (3) immediately upon execution of this Agreement terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.

(ii)               Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the Nash-Finch Stockholder Approval, Nash-Finch or any of its Representatives receives a Nash-Finch Takeover Proposal from any Person or group of Persons (including any Person or group of Persons that discussed a Nash-Finch Takeover Proposal with Nash-Finch or made a Nash-Finch Takeover Proposal prior to the date of this Agreement), which Nash-Finch Takeover Proposal did not result from any breach of this Section 6.2(a), then Nash-Finch and its Representatives may (A) contact such Person or group of Persons and their Representatives solely to request that such Person or group of Persons provide written clarification of any term or condition of the Nash-Finch Takeover Proposal that the Nash-Finch Board of Directors determines in good faith to be ambiguous or unclear, and (B) if the Nash-Finch Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Nash-Finch Takeover Proposal constitutes or is reasonably expected to lead to a Nash-Finch Superior Proposal, then Nash-Finch and its Representatives may (1) furnish, pursuant to an Acceptable Nash-Finch Confidentiality Agreement, information (including non-public information) with respect to Nash-Finch and its Subsidiaries to the Person or group of Persons who has made such Nash-Finch Takeover Proposal and their respective Representatives and financing sources; provided that Nash-Finch shall (subject to the terms of the Confidentiality Agreement) promptly (and, in any event within two Business Days) make available to Spartan Stores (through an electronic dataroom or otherwise), and concurrently provide express written notification, via electronic mail notification to Spartan Stores in accordance with the applicable provisions of Section 9.6, of the availability of, any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives and financing sources, if such information was not previously provided to Spartan Stores or its Representatives, and (2) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Nash-Finch Takeover Proposal and their respective Representatives and financing sources; provided, further that Nash-Finch shall promptly (and, in any event within two Business Days) provide to Spartan Stores (y) a copy of any Nash-Finch Takeover Proposal made in writing by any such Person or group of Persons to Nash-Finch, any of its Subsidiaries, or any of their respective Representatives, and the identity of the Person making the Nash-Finch Takeover Proposal, and (z) a written summary of the material terms of any such Nash-Finch Takeover Proposal not made in writing.  From and after the date hereof, Nash-Finch shall not grant any waiver, amendment or release under, or otherwise amend or modify, any standstill or confidentiality agreement without the prior written consent of Spartan Stores; provided, however, the Nash-Finch Board of Directors may waive any restriction in a standstill provision on a Person making proposals to the Nash-Finch Board of Directors, so long as it concurrently waives any similar restrictions on Spartan Stores contained in the Confidentiality Agreement.  For the purposes of this Agreement, “Acceptable Nash-Finch Confidentiality Agreement” means any confidentiality agreement and standstill agreement that contains provisions with respect to confidentiality and standstill matters that are no less favorable to Nash-Finch than those contained in the Confidentiality Agreement, except that such agreement need not prohibit the submission of Nash-Finch Takeover Proposals or amendments thereto to the Nash-Finch Board of Directors.

(iii)             Nash-Finch shall keep Spartan Stores reasonably informed of any material developments, discussions or negotiations regarding any Nash-Finch Takeover Proposal occurring after the date hereof, including any such proposal first made or discussed with Nash-Finch prior to the date of this Agreement (including forwarding to Spartan Stores any written materials provided to Nash-Finch or its Representatives in connection with any such Nash-Finch Takeover Proposal) on a current basis (and in any event within two Business Days), and shall notify Spartan Stores of the status of such Nash-Finch Takeover Proposal.  Nash-Finch agrees that it and its Subsidiaries will not enter into any confidentiality or other agreements with any Person subsequent to the date hereof which prohibits Nash-Finch from providing any information to Spartan Stores in accordance with this Section 6.2(a).

(iv)             Except as permitted by Section 6.2(a)(v) or 6.2(a)(vi), the Nash-Finch Board of Directors shall not (A) (1) fail to recommend to the Nash-Finch Stockholders that the Nash-Finch Stockholder Approval be given or fail to include the Nash-Finch Board Recommendation in the Proxy Statement, (2) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Spartan Stores, the Nash-Finch Board Recommendation, (3) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer, taking no position with respect to such offer, or a temporary “stop, look and listen” communication by the Nash-Finch Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act or (4) adopt, approve or recommend, or publicly propose to approve or recommend to the Nash-Finch Stockholders, a Nash-Finch Takeover Proposal (actions described in this clause (A) being referred to as a “Nash-Finch Adverse Recommendation Change”) or (B) cause or permit Nash-Finch or any of the Nash-Finch Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Nash-Finch Takeover Proposal (other than an Acceptable Nash-Finch Confidentiality Agreement) (each, a “Nash-Finch Acquisition Agreement”).

(v)               Notwithstanding anything to the contrary herein, prior to the time the Nash-Finch Stockholder Approval is obtained, the Nash-Finch Board of Directors may take any of the actions set forth in Section 6.2(a)(iv)(A)(1) or (2) in response to a Nash-Finch Intervening Event if the Nash-Finch Board of Directors has determined in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that prior to taking such action, (A) the Nash-Finch Board of Directors has given Spartan Stores at least five Business Days prior written notice of its intention to take such action and a description of the Nash-Finch Intervening Event, (B) Nash-Finch has negotiated, and has caused its Representatives to negotiate, in good faith with Spartan Stores during such notice period to the extent Spartan Stores wishes to negotiate, to enable Spartan Stores to revise the terms of this Agreement in such a manner that would obviate the need for taking such action as a result of the Nash-Finch Intervening Event and (C) following the end of such notice period, the Nash-Finch Board of Directors shall have considered in good faith any changes to this Agreement proposed in writing by Spartan Stores, and shall have determined in good faith, after consultation with outside legal counsel, that failure to take any of the actions set forth in Section 6.2(a)(iv)(A)(1) or (2) in response to such Nash-Finch Intervening Event would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law.

(vi)             Notwithstanding anything to the contrary herein, prior to the time the Nash-Finch Stockholder Approval is obtained, the Nash-Finch Board of Directors may, in connection with a bona fide written Nash-Finch Takeover Proposal, which Nash-Finch Takeover Proposal was made after the date of this Agreement (or that was made prior to the date of this Agreement and remade after the date of this Agreement) and that did not result from any breach of this Section 6.2(a), make a Nash-Finch Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(j) to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such Nash-Finch Takeover Proposal, if and only if, prior to taking such action, Nash-Finch has complied with its obligations under this Section 6.2(a) and the Nash-Finch Board of Directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Nash-Finch Takeover Proposal constitutes a Nash-Finch Superior Proposal; provided, however, that prior to taking any such action (1) Nash-Finch has given Spartan Stores at least five Business Days prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Nash-Finch Superior Proposal (including the identity of the party making such Nash-Finch Superior Proposal)) and has contemporaneously provided a copy to Spartan Stores of all written materials (including all transaction agreements and financing related documents) with or from the party making such Nash-Finch Superior Proposal, (2) Nash-Finch has negotiated, and has caused its Representatives to negotiate, in good faith with Spartan Stores during such notice period to the extent Spartan Stores wishes to negotiate, to enable Spartan Stores to revise the terms of this Agreement such that it would cause such Nash-Finch Superior Proposal to no longer constitute a Nash-Finch Superior Proposal and (3) following the end of such notice period, the Nash-Finch Board of Directors shall have considered in good faith any changes to this Agreement proposed in writing by Spartan Stores, and shall have determined that the Nash-Finch Superior Proposal would continue to constitute a Nash-Finch Superior Proposal if such revisions were to be given effect.  In the event of any material revisions to a Nash-Finch Takeover Proposal that could have an impact, influence or other effect on the Nash-Finch Board of Directors’ decision or discussion with respect to whether such proposal is a Nash-Finch Superior Proposal, Nash-Finch shall deliver a new written notice to Spartan Stores pursuant to the foregoing clause (1) and again comply with the requirements of this Section 6.2(a)(vi) with respect to such new written notice; provided, however, that references herein to the five Business Day period shall be deemed to be references to a three Business Day period with respect thereto.

(vii)           Provided that Nash-Finch and the Nash-Finch Board of Directors comply with their applicable obligations under Sections 6.2(a)(v) and 6.2(a)(vi), nothing in this Section 6.2(a) shall prohibit the Nash-Finch Board of Directors from (A) taking and disclosing to the Nash-Finch Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (B) making any “stop-look-and-listen” communications to Nash-Finch Stockholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Nash-Finch Stockholders), or (C) making any disclosure to the Nash-Finch Stockholders if the Nash-Finch Board of Directors determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the Nash-Finch Board of Directors’ fiduciary duties under applicable Law; provided, however, that the taking of any action pursuant to any of the preceding clauses (A), (B) or (C) shall in no way limit or modify the effect of this Agreement with respect to any such action taken.

(viii)         As used in this Agreement, “Nash-Finch Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Spartan Stores and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of Nash-Finch and its Subsidiaries equal to more than 15% of Nash-Finch’s consolidated assets or to which more than 15% of Nash-Finch’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of more than 20% of the outstanding Nash-Finch Common Stock or the capital stock of any Subsidiary of Nash-Finch, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 20% of the outstanding Nash-Finch Common Stock, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Nash-Finch or any of its Subsidiaries or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Nash-Finch Common Stock involved is more than 20%; in each case, other than the Merger.  Notwithstanding the foregoing, for purposes of Sections 8.2(a)(ii) and (iii), and the definition of “Nash-Finch Intervening Event”, an inquiry shall not on its own be deemed to be a Nash-Finch Takeover Proposal unless such inquiry results in a proposal or offer from such Person.

(ix)             As used in this Agreement, “Nash-Finch Superior Proposal” shall mean any bona fide written Nash-Finch Takeover Proposal that the Nash-Finch Board of Directors has determined in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the Nash-Finch Stockholders from a financial point of view than the Merger, taking into account (A) all relevant legal, regulatory and financial aspects of the proposal (including availability of financing and certainty of closing) and the Person making the proposal; and (B) any changes to the terms of this Agreement proposed by Spartan Stores in response to such proposal or otherwise, provided that for purposes of the definition of “Nash-Finch Superior Proposal”, the references to “15%” and “20%” in the definition of Nash-Finch Takeover Proposal shall be deemed to be references to “50%.”

(x)               Notwithstanding anything to the contrary herein (A) any information or materials required to be delivered to Spartan Stores under this Section 6.2(a) within two  Business Days shall be due by 5:00 p.m., New York City time, on the day due and (B) any immaterial delay by Nash-Finch in satisfying its obligations under this Section 6.2(a) to deliver information or materials to Spartan Stores that does not prejudice Spartan Stores in any material respect shall not be deemed to be a breach of this Section 6.2(a), so long as such information or materials required to be delivered by Nash-Finch are delivered within three hours of the time they are due; provided, however, that the time during which Spartan Stores must exercise any of its rights or obligations set forth in this Section 6.2(a) shall be deemed extended by an amount of time equal to such immaterial delay.

(b)               No Solicitation by Spartan Stores.

(i)                 Except as specifically permitted by this Section 6.2(b), Spartan Stores shall not and shall cause each of its Subsidiaries and Representatives not to, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, directly or indirectly, (A) solicit, initiate, facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Spartan Stores Takeover Proposal, or (B) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other party material non-public information in connection with any Spartan Stores Takeover Proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a Spartan Stores Takeover Proposal.  Spartan Stores shall, and shall cause each of the Spartan Stores Subsidiaries and each of its and the Spartan Stores Subsidiaries’ Representatives to (1) immediately upon execution of this Agreement, cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to a Spartan Stores Takeover Proposal as of the date of this Agreement, and (2) request promptly thereafter, and in any event within two Business Days of the date of this Agreement, that such Person promptly return or destroy all confidential information concerning Spartan Stores and the Spartan Stores Subsidiaries delivered or made available to such Person or its Representatives by Spartan Stores, the Spartan Stores Subsidiaries or any Representatives thereof, in connection with its consideration of a Spartan Stores Takeover Proposal and any summaries, analyses or extracts thereof or based thereon, and any files, copies or records containing such information in any computer or electronic media, and (3) immediately upon execution of this Agreement terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.

(ii)               Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the Spartan Stores Shareholder Approval, Spartan Stores or any of its Representatives receives a Spartan Stores Takeover Proposal from any Person or group of Persons (including any Person or group of Persons that discussed a Spartan Stores Takeover Proposal with Spartan Stores or made a Spartan Stores Takeover Proposal prior to the date of this Agreement), which Spartan Stores Takeover Proposal did not result from any breach of this Section 6.2(b), then Spartan Stores and its Representatives may (A) contact such Person or group of Persons and their Representatives solely to request that such Person or group of Persons provide written clarification of any term or condition of the Spartan Stores Takeover Proposal that the Spartan Stores Board of Directors determines in good faith to be ambiguous or unclear, and (B) if the Spartan Stores Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Spartan Stores Takeover Proposal constitutes or is reasonably expected to lead to a Spartan Stores Superior Proposal, then Spartan Stores and its Representatives may (1) furnish, pursuant to an Acceptable Spartan Stores Confidentiality Agreement, information (including non-public information) with respect to Spartan Stores and its Subsidiaries to the Person or group of Persons who has made such Spartan Stores Takeover Proposal and their respective Representatives and financing sources; provided that Spartan Stores shall (subject to the terms of the Confidentiality Agreement) promptly (and, in any event within two Business Days) make available to Nash-Finch (through an electronic dataroom or otherwise), and concurrently provide express written notification, via electronic mail notification to Nash-Finch in accordance with the applicable provisions of Section 9.6, of the availability of, any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives and financing sources, if such information was not previously provided to Nash-Finch or its Representatives, and (2) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Spartan Stores Takeover Proposal and their respective Representatives and financing sources; provided, further that Spartan Stores shall promptly (and, in any event within two Business Days) provide to Nash-Finch (y) a copy of any Spartan Stores Takeover Proposal made in writing by any such Person or group of Persons to Spartan Stores, any of its Subsidiaries, or any of their respective Representatives, and the identity of the Person making the Spartan Stores Takeover Proposal, and (z) a written summary of the material terms of any such Spartan Stores Takeover Proposal not made in writing.  From and after the date hereof, Spartan Stores shall not grant any waiver, amendment or release under, or otherwise amend or modify, any standstill or confidentiality agreement without the prior written consent of Nash-Finch; provided, however, the Spartan Stores Board of Directors may waive any restriction in a standstill provision on a Person making proposals to the Spartan Stores Board of Directors, so long as it concurrently waives any similar restrictions on Nash-Finch contained in the Confidentiality Agreement.  For the purposes of this Agreement, “Acceptable Spartan Stores Confidentiality Agreement” means any confidentiality agreement and standstill agreement that contains provisions with respect to confidentiality and standstill matters that are no less favorable to Spartan Stores than those contained in the Confidentiality Agreement, except that such agreement need not prohibit the submission of Spartan Stores Takeover Proposals or amendments thereto to the Spartan Stores Board of Directors.

(iii)             Spartan Stores shall keep Nash-Finch reasonably informed of any material developments, discussions or negotiations regarding any Spartan Stores Takeover Proposal occurring after the date hereof, including any such proposal first made or discussed with Spartan Stores prior to the date of this Agreement (including forwarding to Nash-Finch any written materials provided to Spartan Stores or its Representatives in connection with any such Spartan Stores Takeover Proposal) on a current basis (and in any event within two Business Days), and shall notify Nash-Finch of the status of such Spartan Stores Takeover Proposal.  Spartan Stores agrees that it and its Subsidiaries will not enter into any confidentiality or other agreements with any Person subsequent to the date hereof which prohibits Spartan Stores from providing any information to Nash-Finch in accordance with this Section 6.2(b).

(iv)             Except as permitted by Section 6.2(b)(v) or 6.2(b)(vi), the Spartan Stores Board of Directors shall not (A) (1) fail to recommend to the Spartan Stores Shareholders that the Spartan Stores Shareholder Approval be given or fail to include the Spartan Stores Board Recommendation in the Proxy Statement, (2) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Nash-Finch, the Spartan Stores Board Recommendation, (3) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer, taking no position with respect to such offer, or a temporary “stop, look and listen” communication by the Spartan Stores Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act or (4) adopt, approve or recommend, or publicly propose to approve or recommend to the Spartan Stores Shareholders, a Spartan Stores Takeover Proposal (actions described in this clause (A) being referred to as a “Spartan Stores Adverse Recommendation Change”) or (B) cause or permit Spartan Stores or any of the Spartan Stores Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Spartan Stores Takeover Proposal (other than an Acceptable Spartan Stores Confidentiality Agreement) (each, a “Spartan Stores Acquisition Agreement”).

(v)               Notwithstanding anything to the contrary herein, prior to the time the Spartan Stores Shareholder Approval is obtained, the Spartan Stores Board of Directors may take any of the actions set forth in Section 6.2(b)(iv)(A)(1) or (2) in response to a Spartan Stores Intervening Event if the Spartan Stores Board of Directors has determined in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that prior to taking such action, (A) the Spartan Stores Board of Directors has given Nash-Finch at least five Business Days prior written notice of its intention to take such action and a description of the Spartan Stores Intervening Event, (B) Spartan Stores has negotiated, and has caused its Representatives to negotiate, in good faith with Nash-Finch during such notice period to the extent Nash-Finch wishes to negotiate, to enable Nash-Finch to revise the terms of this Agreement in such a manner that would obviate the need for taking such action as a result of the Spartan Stores Intervening Event and (C) following the end of such notice period, the Spartan Stores Board of Directors shall have considered in good faith any changes to this Agreement proposed in writing by Nash-Finch, and shall have determined in good faith, after consultation with outside legal counsel, that failure to take any of the actions set forth in Section 6.2(b)(iv)(A)(1) or (2) in response to such Spartan Stores Intervening Event would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law.

(vi)             Notwithstanding anything to the contrary herein, prior to the time the Spartan Stores Shareholder Approval is obtained, the Spartan Stores Board of Directors may, in connection with a bona fide written Spartan Stores Takeover Proposal, which Spartan Stores Takeover Proposal was made after the date of this Agreement (or that was made prior to the date of this Agreement and remade after the date of this Agreement) and that did not result from any breach of this Section 6.2(b), make a Spartan Stores Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(i) to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such Spartan Stores Takeover Proposal, if and only if, prior to taking such action, Spartan Stores has complied with its obligations under this Section 6.2(b) and the Spartan Stores Board of Directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Spartan Stores Takeover Proposal constitutes a Spartan Stores Superior Proposal; provided, however, that prior to taking any such action (1) Spartan Stores has given Nash-Finch at least five Business Days prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Spartan Stores Superior Proposal (including the identity of the party making such Spartan Stores Superior Proposal)) and has contemporaneously provided a copy to Spartan Stores of all written materials (including all transaction agreements and financing related documents) with or from the party making such Spartan Stores Superior Proposal, (2) Spartan Stores has negotiated, and has caused its Representatives to negotiate, in good faith with Nash-Finch during such notice period to the extent Nash-Finch wishes to negotiate, to enable Nash-Finch to revise the terms of this Agreement such that it would cause such Spartan Stores Superior Proposal to no longer constitute a Spartan Stores Superior Proposal and (3) following the end of such notice period, the Spartan Stores Board of Directors shall have considered in good faith any changes to this Agreement proposed in writing by Nash-Finch, and shall have determined that the Spartan Stores Superior Proposal would continue to constitute a Spartan Stores Superior Proposal if such revisions were to be given effect.  In the event of any material revisions to a Spartan Stores Takeover Proposal that could have an impact, influence or other effect on the Spartan Stores Board of Directors’ decision or discussion with respect to whether such proposal is a Spartan Stores Superior Proposal, Spartan Stores shall deliver a new written notice to Nash-Finch pursuant to the foregoing clause (1) and again comply with the requirements of this Section 6.2(b)(vi) with respect to such new written notice; provided, however, that references herein to the five Business Day period shall be deemed to be references to a three Business Day period with respect thereto.

(vii)           Provided that Spartan Stores and the Spartan Stores Board of Directors comply with their applicable obligations under Sections 6.2(b)(v) and 6.2(b)(vi), nothing in this Section 6.2(b) shall prohibit the Spartan Stores Board of Directors from (A) taking and disclosing to the Spartan Stores Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (B) making any “stop-look-and-listen” communications to Spartan Stores Shareholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Spartan Stores Shareholders), or (C) making any disclosure to the Spartan Stores Shareholders if the Spartan Stores Board of Directors determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the Spartan Stores Board of Directors’ fiduciary duties under applicable Law; provided, however, that the taking of any action pursuant to any of the preceding clauses (A), (B) or (C) shall in no way limit or modify the effect of this Agreement with respect to any such action taken.

(viii)         As used in this Agreement, “Spartan Stores Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Nash-Finch and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of Spartan Stores and its Subsidiaries equal to more than 15% of Spartan Stores’ consolidated assets or to which more than 15% of Spartan Stores’ revenues or earnings on a consolidated basis are attributable, (ii) acquisition of more than 20% of the outstanding Spartan Stores Common Stock or the capital stock of any Subsidiary of Spartan Stores, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 20% of the outstanding Spartan Stores Common Stock, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Spartan Stores or any of its Subsidiaries or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Spartan Stores Common Stock involved is more than 20%; in each case, other than the Merger.  Notwithstanding the foregoing, for purposes of Sections 8.2(a)(vi) and (vii), and the definition of “Spartan Stores Intervening Event”, an inquiry shall not on its own be deemed to be a Spartan Stores Takeover Proposal unless such inquiry results in a proposal or offer from such Person.

(ix)             As used in this Agreement, “Spartan Stores Superior Proposal” shall mean any bona fide written Spartan Stores Takeover Proposal that the Spartan Stores Board of Directors has determined in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the Spartan Stores Shareholders from a financial point of view than the Merger, taking into account (A) all relevant legal, regulatory and financial aspects of the proposal (including availability of financing and certainty of closing) and the Person making the proposal; and (B) any changes to the terms of this Agreement proposed by Nash-Finch in response to such proposal or otherwise, provided that for purposes of the definition of “Spartan Stores Superior Proposal”, the references to “15%” and “20%” in the definition of Spartan Stores Takeover Proposal shall be deemed to be references to “50%.”

(x)               Notwithstanding anything to the contrary herein (A) any information or materials required to be delivered to Nash-Finch under this Section 6.2(b) within two  Business Days shall be due by 5:00 p.m., New York City time, on the day due and (B) any immaterial delay by Spartan Stores in satisfying its obligations under this Section 6.2(b) to deliver information or materials to Nash-Finch that does not prejudice Nash-Finch in any material respect shall not be deemed to be a breach of this Section 6.2(b), so long as such information or materials required to be delivered by Spartan Stores are delivered within three hours of the time they are due; provided, however, that the time during which Nash-Finch must exercise any of its rights or obligations set forth in this Section 6.2(b) shall be deemed extended by an amount of time equal to such immaterial delay.

SECTION 6.3  Preparation of the Registration Statement and the Joint Proxy Statement: Stockholders Meetings.

(a)                As promptly as practicable following the date of this Agreement, Spartan Stores and Nash-Finch shall use commercially reasonable efforts to: (i) jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the Spartan Stores Shareholders and the Nash-Finch Stockholders relating to the Spartan Stores Shareholder Meeting and the Nash-Finch Stockholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and (ii)  jointly prepare and Spartan Stores shall cause to be filed with the SEC a Registration Statement on Form S-4 (the “Registration Statement”) (provided, that Spartan Stores and Nash-Finch shall file both the preliminary Joint Proxy Statement and Registration Statement with the SEC no later than 30 days after the date hereof), in which the Joint Proxy Statement will be included as a prospectus, and Spartan Stores and Nash-Finch shall use their respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and use all commercially reasonable efforts to keep the Registration Statement effective as long as reasonably necessary to consummate the transactions contemplated hereby; provided, that prior to the filing of the Joint Proxy Statement or the Registration Statement, each of Spartan Stores and Nash-Finch shall consult with the other party with respect to such filings and shall afford the other party and its Representatives reasonable opportunity to comment thereon.  Each of Nash-Finch and Spartan Stores shall furnish all information concerning itself and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Registration Statement and Joint Proxy Statement, and the Registration Statement and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of Spartan Stores and Nash-Finch shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the Merger and the issuance of Spartan Stores Common Stock in the Merger and under the Nash-Finch Stock Plans, and each of Spartan Stores and Nash-Finch shall furnish all information concerning itself, its Affiliates, and the Spartan Stores Shareholders and the Nash-Finch Stockholders, as applicable, (and rights to acquire Spartan Stores Common Stock pursuant to Nash-Finch Stock Plans or Spartan Stores Stock Plans, as applicable) as may be reasonably requested in connection therewith.  Each of Nash-Finch and Spartan Stores shall promptly provide to the other copies of all correspondence between it or its Representatives, on the one hand, and the SEC, on the other hand, related to the Registration Statement or Joint Proxy Statement.  Each of Nash-Finch and Spartan Stores shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement or Joint Proxy Statement and shall provide the other with copies of all such SEC comments or requests.  Each of Nash-Finch and Spartan Stores shall use its commercially reasonable efforts to respond to as promptly as practicable and resolve any comments from the SEC with respect to the Registration Statement or Joint Proxy Statement.  Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Nash-Finch and Spartan Stores (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.  Each of Nash-Finch and Spartan Stores shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the registration or qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of Nash-Finch and Spartan Stores shall use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  Each of the parties agree to correct any information provided by it for use in the Joint Proxy Statement or Registration Statement that shall have become false or misleading in any material respect.

(b)               If, prior to the Effective Time, any event occurs with respect to Spartan Stores or any Spartan Stores Subsidiary, or any change occurs with respect to other information supplied by Spartan Stores for inclusion in the Joint Proxy Statement or the Registration Statement, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Registration Statement, Spartan Stores shall promptly notify Nash-Finch of such event, and Spartan Stores and Nash-Finch shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Spartan Stores Shareholders and the Nash-Finch Stockholders.

(c)                If, prior to the Effective Time, any event occurs with respect to Nash-Finch or any Nash-Finch Subsidiary, or any change occurs with respect to other information supplied by Nash-Finch for inclusion in the Joint Proxy Statement or the Registration Statement, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Registration Statement, Nash-Finch shall promptly notify Spartan Stores of such event, and Nash-Finch and Spartan Stores shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Spartan Stores Shareholders and the Nash-Finch Stockholders.

(d)               Spartan Stores shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a special meeting of the Spartan Stores Shareholders for the purposes of seeking the Spartan Stores Shareholder Approval and, if Spartan Stores determines it to be advisable, seeking approval of the Spartan Stores Shareholders to increase the authorized shares of Spartan Stores Common Stock up to 100,000,000 shares (the “Spartan Stores Shareholder Meeting”).  Spartan Stores shall use its commercially reasonable efforts to (i) cause the Joint Proxy Statement to be mailed to the Spartan Stores Shareholders and to hold the Spartan Stores Shareholder Meeting as soon as practicable after the Registration Statement is declared effective under the Securities Act and (ii) except if the Spartan Stores Board of Directors shall have made a Spartan Stores Adverse Recommendation Change as permitted by Section 6.2, solicit the Spartan Stores Shareholder Approval.  Spartan Stores shall, through the Spartan Stores Board of Directors, recommend to the Spartan Stores Shareholders that they give the Spartan Stores Shareholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Spartan Stores Board of Directors shall have made a Spartan Stores Adverse Recommendation Change as permitted by Section 6.2.  Except as expressly contemplated by the two immediately preceding sentences, Spartan Stores agrees that its obligations pursuant to this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Spartan Stores of any Spartan Stores Takeover Proposal or by the making of any Spartan Stores Adverse Recommendation Change by the Spartan Stores Board of Directors.  For avoidance of doubt, in no event shall the making of a Spartan Stores Adverse Recommendation Change relieve Spartan Stores of any obligation to plan for, convene, and conduct the Spartan Stores Shareholder Meeting, and to distribute, collect, tabulate and vote proxies for the Spartan Stores Shareholder Meeting, in each case to the extent generally consistent with past practice for Spartan Stores shareholder meetings.  Spartan Stores may adjourn or postpone the Spartan Stores Shareholder Meeting (y) to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to the Spartan Stores Shareholders in advance of a vote on the Spartan Stores Shareholder Approval or (z) if as of the time for which the Spartan Stores Shareholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient Spartan Stores Shareholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Spartan Stores Shareholder Meeting or there are insufficient votes to obtain the Spartan Stores Shareholder Approval, (A) at the request of Nash-Finch, Spartan Stores shall adjourn or postpone the Spartan Stores Shareholder Meeting to a date no more than 10 Business Days later than the date of the initial Spartan Stores Shareholder Meeting; provided, that Nash-Finch may not request that Spartan Stores make such an adjournment or postponement more than once, and (B) Spartan Stores may adjourn or postpone the Spartan Stores Shareholder Meeting.

(e)                Nash-Finch shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a special meeting of the Nash-Finch Stockholders for the purpose of seeking the Nash-Finch Stockholder Approval (“Nash-Finch Stockholder Meeting”).  Nash-Finch shall use its commercially reasonable efforts to (i) cause the Joint Proxy Statement to be mailed to the Nash-Finch Stockholders and to hold the Nash-Finch Stockholder Meeting as soon as practicable after the Registration Statement is declared effective under the Securities Act and (ii) except if the Nash-Finch Board of Directors shall have made a Nash-Finch Adverse Recommendation Change as permitted by Section 6.2, solicit the Nash-Finch Stockholder Approval.  Nash-Finch shall, through the Nash-Finch Board of Directors, recommend to the Nash-Finch Stockholders that they give the Nash-Finch Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Nash-Finch Board of Directors shall have made a Nash-Finch Adverse Recommendation Change as permitted by Section 6.2.  Except as expressly contemplated by the two immediately preceding sentences, Nash-Finch agrees that its obligations pursuant to this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Nash-Finch of any Nash-Finch Takeover Proposal or by the making of any Nash-Finch Adverse Recommendation Change by the Nash-Finch Board of Directors.  For avoidance of doubt, in no event shall the making of a Nash-Finch Adverse Recommendation Change relieve Nash-Finch of any obligation to plan for, convene, and conduct the Nash-Finch Stockholder Meeting, and to distribute, collect, tabulate and vote proxies for the Nash-Finch Stockholder Meeting, in each case to the extent generally consistent with past practice for Nash-Finch stockholder meetings.  Nash-Finch may adjourn or postpone the Nash-Finch Stockholder Meeting (y) to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to the Nash-Finch Stockholders in advance of a vote on the Nash-Finch Stockholder Approval or (z) if as of the time for which the Nash-Finch Stockholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient Nash-Finch Stockholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Nash-Finch Stockholder Meeting or to obtain the Nash-Finch Stockholder Approval or there are insufficient votes to obtain the Nash-Finch Stockholder Approval, (A) at the request of Spartan Stores, Nash-Finch shall adjourn or postpone the Nash-Finch Stockholder Meeting to a date no more than 10 Business Days later than the date of the initial Nash-Finch Stockholder Meeting; provided, that Spartan Stores may not request that Nash-Finch make such an adjournment or postponement more than once and (B) Nash-Finch may adjourn or postpone the Nash-Finch Stockholder Meeting.

(f)                Spartan Stores and Nash-Finch shall each use their commercially reasonable efforts to hold the Spartan Stores Shareholder Meeting and Nash-Finch Stockholder Meeting on the same day at the same time.

SECTION 6.4  Stock Exchange Listing.  Spartan Stores shall use its commercially reasonable efforts to cause (a) the shares of Spartan Stores Common Stock to be issued pursuant to the Merger and (b) the shares of Spartan Stores Common Stock to be reserved for issuance upon the exercise, vesting or payment under any Converted Stock-Based Award, to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

SECTION 6.5  Regulatory Matters and Approvals.

(a)                Each of Nash-Finch and Spartan Stores will (i) as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than seven Business Days following the execution and delivery of this Agreement, if required under applicable Law, file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated by this Agreement and any information required to be provided therewith pursuant to the HSR Act, which forms will specifically request early termination of the waiting period prescribed by the HSR Act, and (ii) as promptly as practicable and before the expiration of any relevant legal deadline, file with any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any Other Antitrust Laws or any other applicable Laws.  Each of Nash-Finch and Spartan Stores will furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act, any Other Antitrust Laws and any other applicable Laws.

(b)               Each of Nash-Finch and Spartan Stores will use its respective commercially reasonable efforts to obtain promptly any clearance required under the HSR Act, any Other Antitrust Laws and any other applicable Laws for the consummation of the transactions contemplated by this Agreement and will keep each other apprised of the status of any material communications with, and any reasonable inquiries or requests for additional information from, any Governmental Entity and will comply promptly with any such inquiry or request from any such Governmental Entity.

(c)                Subject to Section 6.5(a), each of Nash-Finch and Spartan Stores agrees to instruct their respective counsel to cooperate with each other and use their respective commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act, any Other Antitrust Laws and any other applicable Laws at the earliest practicable dates.  Such commercially reasonable efforts and cooperation will include causing its counsel (i) to inform promptly the other of any oral communication with, and provide (as permitted) copies of written communications (excluding competitively sensitive information) with, any Governmental Entity regarding any such filings or applications or any such transaction, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity.  None of Nash-Finch, Spartan Stores nor any of their respective Affiliates or Representatives will independently contact any Governmental Entity or participate in any meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving, in the case of Spartan Stores and its Affiliates or Representatives, Nash-Finch, and in the case of Nash-Finch and its Affiliates or Representatives, Spartan Stores, prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which, at the request of Nash-Finch or Spartan Stores, as applicable, will be limited to outside antitrust counsel only).

(d)               In furtherance and not in limitation of this Section 6.5, if any administrative or judicial Action, including any Action by a private party, is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Agreement, including the Merger, as in violation of the HSR Act, any Other Antitrust Laws or any other applicable Law, each of Spartan Stores and Nash-Finch shall cooperate in all respects with each other and shall use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including the Merger.

(e)                Notwithstanding the foregoing, in connection with efforts to obtain any clearance required under the HSR Act, Other Antitrust Laws and any other applicable Laws for the consummation of the transactions contemplated by this Agreement, (i) in no event shall “commercially reasonable efforts” of either Nash-Finch or Spartan Stores include entering into a consent decree or other commitment containing, as applicable, Nash-Finch’s or Spartan Stores’  agreement to hold separate or divest any of its or its Subsidiaries’ assets, facilities, properties or businesses, or agreeing to any limitations on its or its Subsidiaries’ conduct or actions or covenants affecting business practices, (ii) in no event shall Nash-Finch or its Subsidiaries or Spartan Stores or its Subsidiaries be required to take any of the actions described in the foregoing clause (i), and (iii)  neither  Nash-Finch nor Spartan Stores, without the other party’s prior written consent, shall commit to or allow its Subsidiaries to commit to any of the actions described in the foregoing clause (i).

(f)                Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.5 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b), so long as such party has, prior to such termination, complied, in all material respects, with its obligations under this Section 6.5.

SECTION 6.6  Governance Matters.

(a)                Spartan Stores shall take all requisite action, effective as of the Effective Time, (i) to cause the size of the Spartan Stores Board of Directors to be 12 directors, and (ii) to cause the directors on the Spartan Stores Board of Directors to be comprised of (A) all five members of the Nash-Finch Board of Directors as of the date hereof who are independent for purposes of the rules of NASDAQ (the “Nash-Finch Designees”); provided, if any such member of the Nash-Finch Board of Directors shall be unwilling, ineligible or otherwise not capable or qualified to act in such capacity, the current Nash-Finch Board of Directors shall prior to the Effective Time, subject to the prior written consent of Spartan Stores (which shall not be unreasonably withheld), designate another qualified person or persons (who is or are independent for purposes of the rules of NASDAQ) to serve as a Nash-Finch Designee, and (B) seven directors chosen by the current Spartan Stores Directors (five of whom shall be independent for purposes of the rules of NASDAQ), each to serve for a term expiring on the earlier of his or her death, resignation or removal or the next annual meeting of Spartan Stores Shareholders and, despite the expiration of his or her term, until his or her successor has been elected and qualified or there is a decrease in the size of the Spartan Stores Board of Directors.  The Spartan Stores Board of Directors will not increase or decrease the size of the Spartan Stores Board of Directors during the three-year period following the Effective Time.  The Spartan Stores Board of Directors will cause the Nash-Finch Designees to be nominated for re-election at each of the three annual Spartan Stores Shareholder meetings occurring after the Effective Time, provided that each Nash-Finch Designee remains willing and able, and is qualified, to serve on the Spartan Stores Board of Directors at the time of nomination.

(b)               A member of the Nash-Finch Board of Directors as of the date hereof who is independent for purposes of the rules of NASDAQ shall serve as Chair of the Audit Committee of the Spartan Stores Board of Directors after the Effective Time.  A member of the Nash-Finch Board of Directors as of the date hereof who is independent for purposes of the rules of NASDAQ shall serve as Chair of the Nominating and Governance Committee of the Spartan Stores Board of Directors after the Effective Time.  A member of the Spartan Stores Board of Directors as of the date hereof who is independent for purposes of the rules of NASDAQ shall serve as Chair of the Compensation Committee of the Spartan Stores Board of Directors after the Effective Time.

(c)                The current Chairman of the Spartan Stores Board of Directors shall continue as the Chairman of the Spartan Stores Board of Directors after the Effective Time.  The current President and Chief Executive Officer of Spartan Stores shall continue as the President and Chief Executive Officer of Spartan Stores after the Effective Time.

SECTION 6.7  Press Releases and Public Announcement.  None of Nash-Finch, Spartan Stores, or Merger Sub will issue any press release or make any public announcement relating to this Agreement, the Merger or the other transactions contemplated by this Agreement without the prior written approval of, in the case of Spartan Stores and Merger Sub, Nash-Finch, and in the case of Nash-Finch, Spartan Stores; provided, that each party may issue any such press release or make such public announcement, including with respect to actions contemplated by Section 6.2, it believes in good faith is required to be made by applicable Law or any applicable rule or regulation promulgated by any applicable securities exchange after consultation with outside legal counsel, in which case the disclosing party will use its commercially reasonable efforts to advise and consult with the other parties regarding any such press release or other announcement prior to making any such disclosure.  Notwithstanding the foregoing, nothing in this Section 6.7 shall be deemed to expand, modify or limit Nash-Finch’s and Spartan Stores’ rights and obligations set forth in Section 6.2.  Nash-Finch and Spartan Stores agree to issue a joint press release initially announcing this Agreement and the transactions contemplated by this Agreement, including the Merger.

SECTION 6.8  Access to Information.

(a)                Subject to applicable Law, during the period commencing on the date hereof and ending at the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, Nash-Finch and Spartan Stores will, and will cause each of their Subsidiaries to, upon reasonable prior written notice, permit the other party and its respective Representatives and the Financing Sources to have reasonable access (including promptly and fully responding to all reasonable document or other information requests of the other party) at all reasonable times, and in a manner so as not to interfere with the normal business operations of Nash-Finch, Spartan Stores and each of their Subsidiaries, to the officers and senior management, the premises, agents, books, records, and Contracts of or pertaining to Nash-Finch and the Nash-Finch Subsidiaries or Spartan Stores and the Spartan Stores Subsidiaries as may be reasonably requested in writing; provided, however, that such access will (i) comply with all applicable Laws, (ii) not result in, or reasonably be expected to result in, the waiver of the attorney-client privilege, or (iii) not result in, or reasonably be expected to result in, a material breach of any material Contract; provided, further, however, that no such access shall affect the representations, warranties, covenants or agreements of the parties (or the remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.  Nash-Finch and Spartan Stores will use commercially reasonable efforts to obtain from third parties any consents or waivers of any confidentiality restrictions with respect to any such information requested to be provided by it.

(b)               Spartan Stores and Merger Sub will give prompt written notice to Nash-Finch of any event that would reasonably be expected to give rise to a Spartan Stores Material Adverse Effect.  Nash-Finch will give prompt written notice to Spartan Stores of any event that would reasonably be expected to give rise to a Nash-Finch Material Adverse Effect.  Each of Nash-Finch, Spartan Stores and Merger Sub will give prompt written notice to the other parties of (i) any notice or other communication received by such party from any Governmental Entity or other Person in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transaction contemplated hereby and (ii) any Actions commenced or, to the knowledge of such party, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement or any of the transactions contemplated hereby or thereby.  The delivery of any notice pursuant to this Section 6.8(b) will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

(c)                Each of Spartan Stores and Merger Sub, on the one hand, and Nash-Finch, on the other hand, will, and will cause their respective Representatives to, hold and treat in confidence all documents and information concerning the other party and its Subsidiaries furnished to the applicable party or their respective Representatives in connection with the transactions contemplated by this Agreement in accordance with the letter agreement, dated January 8, 2013, between Nash-Finch and Spartan Stores (“Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms.  Each of that certain letter agreement, dated as of April 10, 2013, between Spartan Stores and Nash-Finch and that certain letter agreement, dated as of June 4, 2013, between Spartan Stores and Nash-Finch (including Section 3 thereof) (collectively, the “Letter Agreements”) are hereby terminated and shall be of no further force or effect, provided that, subject to Sections 8.2(g) and (h), and the proviso in Section 9.3  such termination shall not relieve Spartan Stores or Nash-Finch (as applicable) from any liability or obligation arising out of any breach of the Letter Agreements that occurred prior to termination, and any such liability shall survive such termination; provided, that in no event shall Spartan Stores make any claim arising out of any breach of any Letter Agreement following the date two years from the date hereof.

SECTION 6.9  Indemnification and Insurance.

(a)                Spartan Stores agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of Nash-Finch or the Nash-Finch Subsidiaries as provided in their respective certificate of incorporation or by-laws or other organization documents or in any agreement with Nash-Finch or any of the Nash-Finch Subsidiaries shall survive the Merger and, except as otherwise expressly provided in this Section 6.9, shall continue in full force and effect in accordance with their terms.  For a period of six years from the Effective Time, Spartan Stores and the Surviving Corporation, subject to compliance with applicable Law, shall maintain in effect exculpation, indemnification and advancement of expenses provisions that are no less favorable to officers and directors than those set forth in the certificate of incorporation and by-laws or similar organization documents of Nash-Finch and the Nash-Finch Subsidiaries in effect immediately prior to the date hereof, and, subject to compliance with applicable Law, shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of Nash-Finch or any of the Nash-Finch Subsidiaries; provided, however, that all rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b)               From and after the Effective Time and until the sixth anniversary thereof, the Surviving Corporation shall, and Spartan Stores shall cause the Surviving Corporation to, indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any undertakings required by applicable Law) to the fullest extent permitted under applicable Law, each current or former director or officer of Nash-Finch or any of the Nash-Finch Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law and following receipt of any undertaking required by applicable Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Actions, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or before the Effective Time in such Indemnified Party’s capacity as a director or officer of Nash-Finch or any of the Nash-Finch Subsidiaries or in such Indemnified Party’s capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of Nash-Finch (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service in such capacity was at the request or for the benefit of Nash-Finch), including, for the avoidance of doubt, in connection with the transactions contemplated by this Agreement; provided, however, that all rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.  In the event of any such Action, Spartan Stores and the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any such Action.

(c)                The Surviving Corporation shall, and Spartan Stores shall cause the Surviving Corporation to, maintain in effect for not less than six years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Nash-Finch and Nash-Finch’s Subsidiaries for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated hereby; provided that Spartan Stores or the Surviving Corporation may substitute therefor policies of substantially the same coverage containing terms and conditions that, taken as a whole, are no less advantageous to the Insured Parties; provided, however, that after the Effective Time, Spartan Stores and the Surviving Corporation shall not be required to pay annual premiums for insurance coverages in excess of 250% of the last annual premium (such 250% threshold, the “Maximum Amount”) paid by Nash-Finch prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase the greatest coverage available for a cost not exceeding the Maximum Amount. Alternatively, at Spartan Stores’ option, Spartan Stores may cause the Surviving Corporation to purchase at or after the Effective Time, at a cost not exceeding three times the Maximum Amount, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Nash-Finch and the Nash-Finch Subsidiaries for the Insured Parties with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated hereby.  If such “tail” prepaid policy has been obtained, Spartan Stores shall cause such policy to be maintained in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Corporation.

(d)               The rights of each Indemnified Party and Insured Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the certificate of incorporation or by-laws or other organization documents of Nash-Finch or any of the Nash-Finch Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL, directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Nash-Finch or the Nash-Finch Subsidiaries or otherwise.  The provisions of this Section 6.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties and Insured Parties, each of whom is a third-party beneficiary of this Section 6.9.  Spartan Stores shall pay, or cause to be paid, all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party or Insured Party in successfully enforcing the indemnity and other obligations provided in this Section 6.9.

(e)                In the event Spartan Stores, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, in each case, proper provision shall be made so that the successors and assigns of Spartan Stores or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

SECTION 6.10  Takeover Laws.  If any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti-takeover Laws of any Governmental Entity is or may become applicable to the Merger, the parties shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Law on the Merger and the transactions contemplated by this Agreement.

SECTION 6.11  Financing.

(a)                From the date of this Agreement until the earlier of (i) the Closing Date and (ii) termination of this Agreement pursuant to Section 8.1, Spartan Stores and Nash-Finch shall use, and shall cause the Spartan Stores Subsidiaries and Nash-Finch Subsidiaries, respectively, to use, their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the financing and related transactions (including the payment, refinancing and tendering of existing indebtedness) (the “Financing”) described in the executed commitment letter dated as of the date of this Agreement (the “Commitment Letter”), including using commercially reasonable efforts to (A) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter and providing customary deliverables, (B) satisfy on a timely basis all conditions to obtaining the Financing set forth therein, (C) obtain legal opinions, surveys and title insurance, customary landlord, warehouse and bailee lien and access waivers and deposit and investment account control agreements and (D) consummate the Financing at or prior to Closing, including: (1) participating in a reasonable number of meetings, road shows, rating agency sessions and drafting sessions, and providing reasonable and customary due diligence, (2) furnishing the financial institutions providing or arranging the Financing (the “Financing Sources”) with such financial and other pertinent information as may be reasonably requested to consummate the Financing, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act (including any required audits thereof, which shall be unqualified) and of the type and form customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act, (3) assisting the Financing Sources in the preparation of an offering document for any portion of the Financing, materials for rating agency presentations, bank information memoranda and similar documents in connection with the Financing, (4) executing and delivering any necessary pledge and security documents and otherwise facilitating the Financing Sources obtaining a first priority perfected security interest in and lien upon the collateral contemplated under the Commitment Letter (and including mortgages as to any real property collateral) in connection with the Financing and executing and delivering such other definitive agreements relating to the Financing as may be reasonably requested by the Financing Sources as necessary and customary in connection with the Financing, (5) reasonably cooperating with the marketing efforts for any portion of the Financing, (6) causing their respective independent accountants to provide assistance and cooperation in the Financing, including (x) participating in a reasonable number of drafting sessions and accounting due diligence sessions, (y) providing any necessary consents to use their audit reports relating to Spartan Stores or Nash-Finch, as applicable, and (z) providing any necessary “comfort letters”, (7) executing and delivering and causing its Subsidiaries to execute and deliver customary certificates (including a certificate of the principal financial officer of Spartan Stores or any of its Subsidiaries with respect to solvency matters), or other documents and instruments relating to guarantees and other matters ancillary to the Financing as may be reasonably requested by the Financing Sources as necessary and customary in connection with the Financing, (8) cooperating reasonably with the Financing Sources' due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of Spartan Stores or Nash-Finch, (9) taking all corporate action, subject to the occurrence of the Closing, necessary to permit the consummation of the Financing and (10) authorizing any existing lenders or agent for such lenders to disclose any information with respect to Nash-Finch, Spartan Stores or any of their respective Subsidiaries to Financing Sources (including, but not limited to, any field examinations, appraisals, title insurance, surveys, and legal documents) on terms and conditions reasonably satisfactory to such existing lenders or agent. Spartan Stores and Nash-Finch shall, and shall cause their respective Subsidiaries to, refrain from taking, directly or indirectly, any action that would reasonably be expected to result in the failure of any of the conditions contained in the Commitment Letter or in any definitive agreement related to the Financing. In the event any portion of the Financing becomes unavailable on the terms and conditions set forth in the Commitment Letter, Spartan Stores and Nash-Finch shall use their commercially reasonable efforts to obtain alternative financing from alternative sources as promptly as reasonably practicable following the occurrence of such event. Spartan Stores shall give Nash-Finch prompt notice of any material breach by any party to the Commitment Letter of which Spartan Stores becomes aware. Nash-Finch shall give Spartan Stores prompt notice of any material breach by any party to the Commitment Letter of which Nash-Finch becomes aware. Nash-Finch and Spartan Stores agree that the financing process will be managed by Spartan Stores in coordination with Nash-Finch, leveraging the relationships and abilities of both Nash-Finch and Spartan Stores to put in place the optimal credit facilities. Nash-Finch and Spartan Stores hereby consent to the use of their and their respective Subsidiaries’ logos in connection with the Financing contemplated by the Commitment Letter, provided, however, that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage Nash-Finch, Spartan Stores or any of their Subsidiaries or the reputation or goodwill of any of them.

(b)               All non-public or otherwise confidential information regarding Nash-Finch obtained by Spartan Stores pursuant to the arrangement of the Financing shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that disclosure shall be permitted as necessary and consistent with customary practices in connection with the Financing upon the prior written consent of Nash-Finch (such consent not to be unreasonably withheld, conditioned or delayed).  All non-public or otherwise confidential information regarding Spartan Stores obtained by Nash-Finch pursuant to the arrangement of the Financing shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that disclosure shall be permitted as necessary and consistent with customary practices in connection with the Financing upon the prior written consent of Spartan Stores (such consent not to be unreasonably withheld, conditioned or delayed).

(c)                From the date of this Agreement until the earlier of the Effective Time,  the termination of this Agreement in accordance with Section 8.1 and the expiration or termination of the Commitment Letter, Spartan Stores and Nash-Finch will not, and will not permit any of their respective Affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility, or debt or preferred equity security of Spartan Stores or any Spartan Stores Subsidiary or Nash-Finch or any Nash-Finch Subsidiary (other than the syndication of the Financing), including any renewals or refinancings of any existing debt facility, without the prior written consent of the Financing Sources; provided, that, the foregoing shall not apply to (i) purchase money financing of equipment, (ii) borrowings under existing credit facilities, (iii) other immaterial ordinary course indebtedness, and (iv) the incurrence of up to $25,000,000 of new indebtedness secured by real estate and up to $50,000,000 of unsecured indebtedness, in each case on terms and conditions reasonably satisfactory to the Financing Sources.

SECTION 6.12  Section 16  Matters.  Prior to the Effective Time, Nash-Finch, Spartan Stores and Merger Sub each shall take all such steps as may be required to cause (a) any dispositions of Nash-Finch Common Stock (including derivative securities with respect to Nash-Finch Common Stock and Awards) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Nash-Finch immediately prior to the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions or dispositions of Spartan Stores Common Stock (including derivative securities with respect to Spartan Stores Common Stock and Converted Stock-Based Awards) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Spartan Stores immediately following the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.13  Stock Purchase Plans.  Effective as of the date of this Agreement, each of Nash-Finch and Spartan Stores shall take all necessary action to suspend each of their respective employee or director stock purchase plans, and all monies contributed for the purchase of stock pursuant to such plans that have not been so applied to the purchase of stock shall promptly be refunded to participants.

SECTION 6.14  Rabbi Trust.  As promptly as practicable following the execution of this Agreement, Nash-Finch shall establish a grantor trust of the type referred to as a “rabbi trust” if such a trust has not previously been established and, not later than the Effective Time, fund such trust to the extent required under the Nash-Finch Amended and Restated Director Deferred Compensation Plan, Nash-Finch 1997 Non-Employee Director Stock Compensation Plan, Nash-Finch Amended and Restated Deferred Compensation Plan, Nash-Finch Income Deferral Plan, and Nash-Finch Supplemental Executive Retirement Plan, according to the terms of each such plan and the elections of each of the participants in those plans.

SECTION 6.15  Taking of Necessary Action; Further Action.

(a)                Subject to the terms and conditions of this Agreement, each of Nash-Finch, Spartan Stores, Merger Sub and the Surviving Corporation will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as practicable.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all of the assets, properties, rights, privileges, powers, immunities and franchises of Nash-Finch and Merger Sub, the directors and officers of Spartan Stores and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take all such lawful and necessary action.  Without limiting the generality of the foregoing, each of Nash-Finch and Spartan Stores shall use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to request and obtain all consents and approvals required with respect to the consummation of the transactions contemplated by this Agreement, including, as applicable, the consents and approvals referred to in Sections 4.5(b) or 5.5(b) or disclosed in the Nash-Finch Disclosure Letter or the Spartan Stores Disclosure Letter, provided, however, that (i) no party shall be obligated to pay any consideration to any third party from whom consent or approval is requested, and (ii) the parties acknowledge that the receipt of such consents pursuant to this Section 6.15 shall not be deemed a condition to any party’s obligation to effect the Merger, except to the extent specifically set forth in Article VII.

(b)               Each of Nash-Finch and Spartan Stores shall and shall cause their respective Subsidiaries to take all commercially reasonable and lawful actions as may be necessary or appropriate to transfer, or to allow for the Surviving Corporation to utilize after the Effective Time, or obtain, as permitted by Law, all Permits appropriate or necessary to continue the business of Nash-Finch and Spartan Stores and their respective Subsidiaries as currently conducted.  Each of Nash-Finch and Spartan Stores shall (and shall cause their respective Subsidiaries to) take all commercially reasonable actions necessary to execute and effectuate any documents, agreements, consents, or other papers as may be necessary to transfer any inventory including, but not limited to, alcohol, liquor, and tobacco products, in accordance with and as may be required by all Laws to the Surviving Corporation.

SECTION 6.16  Securityholder Litigation.  Each party shall keep the other parties reasonably informed with respect to the defense or settlement of any securityholder Action against it and its directors relating to the Merger. Each party shall give the other parties the opportunity to consult with it regarding the defense or settlement of any such securityholder Action and shall not settle any such Action without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

SECTION 6.17  No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Spartan Stores, directly or indirectly, the right to control or direct Nash-Finch’s operations or give Nash-Finch, directly or indirectly, the right to control or direct Spartan Stores’ operations prior to the Effective Time. Prior to the Effective Time, each of Spartan Stores and Nash-Finch shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

SECTION 6.18  Tax-Free Reorganization Treatment.

(a)                The parties to this Agreement intend that the Merger will qualify as a reorganization under Section 368(a) of the Code (the “Intended Tax Treatment”), and each party shall not, and shall not permit any of their respective Subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code.  Nash-Finch and Spartan Stores shall use commercially reasonable efforts, and shall cause their respective Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including providing reasonable and customary representations, covenants and certificates requested by counsel under Sections 7.2(e) and 7.3(e).  Within 45 days following the Effective Time, Spartan Stores shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations.

(b)               Each of Nash-Finch and Spartan Stores shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

SECTION 6.19  Dividends.  Nash-Finch and Spartan Stores shall coordinate with each other regarding the declaration, setting of record dates, and payment dates of dividends with respect to shares of Spartan Stores Common Stock and Nash-Finch Common Stock for the purpose of minimizing the risk that holders of shares of Nash-Finch Common Stock (a) in respect of any calendar quarter, receive dividends on both shares of Nash-Finch Common Stock and shares of Spartan Stores Common Stock received as Merger Consideration or (b) in respect of any calendar quarter, fail to receive a dividend on shares of Nash-Finch Common Stock or shares of Spartan Stores Common Stock received as Merger Consideration.

SECTION 6.20  Expenses.  Whether or not the Merger is consummated, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that Nash-Finch and Spartan Stores shall each pay and bear one-half of (a) each regulatory filing, notification, registration or similar fee required to be paid by any party in connection with this Agreement and the transactions contemplated hereby under the HSR Act, the Securities Act, the Exchange Act and other applicable laws, rules and regulations of any governmental authority and (b) any fees and expenses (excluding each party’s internal costs and fees and expenses of attorneys, accountants and financial and other advisors) incurred in respect of printing, filing and mailing of the Joint Proxy Statement and the Registration Statement.

SECTION 6.21  Fairness Opinion.  Spartan Stores will use commercially reasonable efforts to deliver to Nash-Finch a copy of the fairness opinion received from Moelis & Company LLC promptly after the date hereof.  Nash-Finch will use commercially reasonable efforts to deliver to Spartan Stores a copy of the fairness opinion received from J.P. Morgan Securities LLC promptly after the date hereof.

SECTION 6.22  Spartan Stores Consent.  Promptly following the date hereof, Spartan Stores shall, in its capacity as the sole shareholder of Merger Sub, authorize and approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

ARTICLE VII
CONDITIONS TO OBLIGATIONS TO CLOSE

SECTION 7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by Spartan Stores and Nash-Finch) at or prior to the Effective Time of the following conditions:

(a)                The Spartan Stores Shareholder Approval and the Nash-Finch Stockholder Approval shall have been obtained.

(b)               (i) All applicable waiting periods (and any extensions thereof) under the HSR Act and any Other Antitrust Laws will have expired or otherwise been terminated; (ii) no provision of the HSR Act or any applicable Other Antitrust Laws making illegal or otherwise prohibiting the consummation of the Merger shall be in effect and, with respect to the HSR Act or any Other Antitrust Laws, no temporary, preliminary or permanent restraining Order preventing the consummation of the Merger will be in effect; and (iii) no Actions by any Governmental Entity seeking to prohibit the consummation of the Merger with respect to matters related to the HSR Act or any Other Antitrust Laws, shall be pending.

(c)                No provision of any applicable Law, other than the HSR Act and any applicable Other Antitrust Law, which condition is set forth in Section 7.1(b), making illegal or otherwise prohibiting the consummation of the Merger shall be in effect and no temporary, preliminary or permanent restraining Order, other than an Order under the HSR Act or any applicable Other Antitrust Law, which condition is set forth in Section 7.1(b), preventing the consummation of the Merger will be in effect.

(d)               No Actions, other than an Action under the HSR Act or any applicable Other Antitrust Law, which condition is set forth in Section 7.1(b), by any Governmental Entity seeking to prohibit the consummation of the Merger shall be pending.

(e)                The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness thereof shall have been issued by the SEC and no proceedings for that purpose shall have been commenced or threatened by the SEC.

(f)                The shares of Spartan Stores Common Stock to be issued pursuant to the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(g)               The Financing Sources shall not have failed to enter into the credit facility and make the initial loans pursuant to the Financing due to (i) the failure of the condition set forth in paragraph (f) of Schedule 3 to the Commitment Letter term sheet as a result of the occurrence of a Spartan Stores Material Adverse Effect or a Nash-Finch Material Adverse Effect, or (ii) the failure of the condition set forth in paragraph (b) of Schedule 3 to the Commitment Letter term sheet relating to minimum opening excess availability of the credit facility.

SECTION 7.2  Conditions to Obligations of Spartan Stores and Merger Sub to Effect the Merger.  The respective obligations of Spartan Stores and Merger Sub to effect the Merger shall be subject to the fulfillment (or waiver by Spartan Stores) at or prior to the Effective Time of the following additional conditions:

(a)                (i) The representations and warranties of Nash-Finch set forth in this Agreement (other than Sections 4.2(a), 4.3, and 4.4) will be true and correct (without giving effect to any limitation as to “materiality” or “Nash-Finch Material Adverse Effect” contained herein) as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, a Nash-Finch Material Adverse Effect, provided, however, that a failure of the condition set forth in Section 7.1(b) to be satisfied shall not be deemed a Nash-Finch Material Adverse Effect for the purpose of this Section 7.2(a), (ii) the representations and warranties of Nash-Finch set forth in Sections 4.2(a) and 4.3 will be true and correct in all but de minimus respects as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct in all but de minimus respects as of such other time), and (iii) the representations and warranties of Nash-Finch set forth in Section 4.4 will be true and correct as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time) in all material respects.

(b)               Nash-Finch will have performed in all material respects all of the covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)                Nash-Finch shall have delivered to Spartan Stores a certificate, dated as of the Closing Date and signed on behalf of Nash-Finch by the Chief Executive Officer or the Chief Financial Officer of Nash-Finch certifying to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d)               Since December 29, 2012, there has not been any change, state of facts, event, development or effect that has had or would reasonably be expected to have a Nash-Finch Material Adverse Effect; provided, however, that a failure of the condition set forth in Section 7.1(b) to be satisfied shall not be deemed a Nash-Finch Material Adverse Effect for purposes of this Section 7.2(d).

(e)                Spartan Stores shall have received the opinion of Warner Norcross & Judd LLP, acting as counsel to Spartan Stores, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing Date, a copy of which shall be furnished to Nash-Finch, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of Spartan Stores, Nash-Finch and Merger Sub as to such matters as such counsel may reasonably request.

SECTION 7.3  Conditions to Obligations of Nash-Finch to Effect the Merger.  The obligation of Nash-Finch to effect the Merger shall be subject to the fulfillment (or waiver by the Nash-Finch) at or prior to the Effective Time of the following additional conditions:

(a)                (i) The representations and warranties of Spartan Stores set forth in this Agreement (other than Sections 5.2(a), 5.3 and 5.4) will be true and correct (without giving effect to any limitation as to “materiality” or “Spartan Stores Material Adverse Effect” contained herein) as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, a Spartan Stores Material Adverse Effect, provided, however, that a failure of the condition set forth in Section 7.1(b) to be satisfied shall not be deemed a Spartan Stores Material Adverse Effect for the purpose of this Section 7.3(a), (ii) the representations and warranties of Spartan Stores set forth in Sections 5.2(a) and 5.3 will be true and correct in all but de minimus respects as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct in all but de minimus respects as of such other time), and (iii) the representations and warranties of Spartan Stores set forth in Section 5.4 will be true and correct as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time) in all material respects.

(b)               Spartan Stores and Merger Sub each will have performed in all material respects all of the covenants required to be performed by them under this Agreement at or prior to the Closing Date.

(c)                Spartan Stores shall have delivered to Nash-Finch a certificate, dated as of the Closing Date and signed on behalf of Spartan Stores and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Spartan Stores, certifying to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d)               Since March 30, 2013, there has not been any change, state of facts, event, development or effect that has had or would reasonably be expected to have a Spartan Stores Material Adverse Effect; provided, however, that a failure of the condition set forth in Section 7.1(b) to be satisfied shall not be deemed a Spartan Stores Material Adverse Effect for purposes of this Section 7.3(d).

(e)                Nash-Finch shall have received the opinion of Morgan, Lewis & Bockius LLP, acting as counsel to Nash-Finch, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing Date, a copy of which shall be furnished to Spartan Stores, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of Spartan Stores, Nash-Finch and Merger Sub as to such matters as such counsel may reasonably request.

(f)                The Spartan Stores Board of Directors shall have received irrevocable letters of resignation from one or more members of the Spartan Stores Board of Directors such that there shall be seven total members of the Spartan Stores Board of Directors as of the Effective Time, which such resignations shall be effective as of the Effective Time.

ARTICLE VIII
TERMINATION; AMENDMENT; WAIVER

SECTION 8.1  Termination of Agreement.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or, subject to the terms hereof, after receipt of the Spartan Stores Shareholder Approval or the Nash-Finch Stockholder Approval (the date of such termination, the “Termination Date”), as follows:

(a)                by mutual written consent of Spartan Stores and Nash-Finch;

(b)               by either Spartan Stores or Nash-Finch, if any Governmental Entity has issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such Order or other action is final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the party seeking to terminate if (i) the failure of Spartan Stores or the Merger Sub, in the case of a termination by Spartan Stores, or (ii) the failure of Nash-Finch, in the case of a termination by Nash-Finch, to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of, or the primary factor that resulted in, the issuance of such an Order or the taking of such an action;

(c)                by either Spartan Stores or Nash-Finch, if the Merger does not occur on or before January 21, 2014 following the date hereof (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if (i) the failure of Spartan Stores or the Merger Sub, in the case of a termination by Spartan Stores, or (ii) the failure of Nash-Finch, in the case of a termination by Nash-Finch, to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of, or the primary factor that resulted in, the failure of the Effective Time to occur on or before the End Date.

(d)               by either Spartan Stores or Nash-Finch (i) if the Spartan Stores Shareholder Meeting (including any postponements or adjournments thereof) shall have concluded and been finally adjourned and the Spartan Stores Shareholder Approval shall not have been obtained or (ii) if the Nash-Finch Stockholder Meeting (including any postponements or adjournments thereof) shall have concluded and been finally adjourned and the Nash-Finch Stockholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the party seeking to terminate if (A) the failure of Spartan Stores or the Merger Sub, in the case of a termination by Spartan Stores, or (B) the failure of Nash-Finch, in the case of a termination by Nash-Finch, to perform any of its obligations under this Agreement required to be performed at or prior to the Spartan Stores Shareholder Meeting or the Nash-Finch Stockholder Meeting, as applicable, has been the primary cause of, or the primary factor that resulted in, the Spartan Stores Shareholder Approval or the Nash-Finch Stockholder Approval, as applicable, not having been obtained;

(e)                by Spartan Stores, if Nash-Finch shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or 7.2 (it being acknowledged and agreed that the failure of the condition set forth in Section 7.1(g) shall not affect Spartan Stores’ right to terminate this Agreement pursuant to this Section 8.1(e) and the remedies available to Spartan Stores as a result of such termination) and (ii) (A) cannot be cured by the End Date or (B) if capable of being cured by the End Date, shall not have been cured within 30 Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Spartan Stores’ intention to terminate this Agreement if such breach or failure is not cured) from Spartan Stores of such breach or failure; provided, that Spartan Stores shall not have a right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or 7.3;

(f)                by Nash-Finch, if Spartan Stores or Merger Sub shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or 7.3 (it being acknowledged and agreed that the failure of the condition set forth in Section 7.1(g) shall not affect Nash-Finch’s right to terminate this Agreement pursuant to this Section 8.1(f) and the remedies available to Nash-Finch as a result of such termination) and (ii) (A) cannot be cured by the End Date or (B) if capable of being cured by the End Date, shall not have been cured within 30 Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Nash-Finch’s intention to terminate this Agreement if such breach or failure is not cured) from Nash-Finch of such breach or failure; provided, that Nash-Finch shall not have a right to terminate this Agreement pursuant to this Section 8.1(f) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or 7.2;

(g)               by Spartan Stores prior to the receipt of the Nash-Finch Stockholder Approval if (i) the Nash-Finch Board of Directors shall have failed to include the Nash-Finch Board Recommendation in the Joint Proxy Statement or shall have effected a Nash-Finch Adverse Recommendation Change; (ii) the Nash-Finch Board of Directors shall have failed to publicly reaffirm its recommendation of this Agreement in the absence of a publicly announced  Nash-Finch Takeover Proposal within five Business Days after Spartan Stores so requests in writing; (iii) the Nash-Finch Board of Directors shall have failed to reject or take no position with respect to a Nash-Finch Takeover Proposal and reaffirm the Nash-Finch Board Recommendation, in each case, within five Business Days following the public announcement of such Nash-Finch Takeover Proposal and in any event at least two Business Days prior to the Nash-Finch Stockholder Meeting; (iv) Nash-Finch enters into a Nash-Finch Acquisition Agreement; (v) Nash-Finch shall have materially breached Section 6.2(a); or (vi) Nash-Finch or the Nash-Finch Board of Directors shall have publicly announced its intention to do any of the foregoing;

(h)               by Nash-Finch prior to receipt of the Spartan Stores Shareholder Approval if (i) the Spartan Stores Board of Directors shall have failed to include the Spartan Stores Board Recommendation in the Joint Proxy Statement or shall have effected a Spartan Stores Adverse Recommendation Change; (ii) the Spartan Stores Board of Directors shall have failed to publicly reaffirm its recommendation of this Agreement in the absence of a publicly announced Spartan Stores Takeover Proposal within five Business Days after Spartan Stores so requests in writing; (iii) the Spartan Stores Board of Directors shall have failed to reject or take no position with respect to a Spartan Stores Takeover Proposal and reaffirm the Spartan Stores Board Recommendation, in each case, within five Business Days following the public announcement of such Spartan Stores Takeover Proposal and in any event at least two Business Days prior to the Spartan Stores Shareholder Meeting; (iv) Spartan Stores enters into a Spartan Stores Acquisition Agreement; (v) Spartan Stores shall have materially breached Section 6.2(b); or (vi) Spartan Stores or the Spartan Stores Board of Directors shall have publicly announced its intention to do any of the foregoing;

(i)                 by Spartan Stores prior to receipt of the Spartan Stores Shareholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Spartan Stores Superior Proposal; provided, however, that (i) such agreement did not result from a breach of Section 6.2(b) and (ii) Spartan Stores pays (or causes to be paid) the Spartan Stores Termination Fee prior to or simultaneously with such termination; or

(ii)                 by Nash-Finch prior to receipt of the Nash-Finch Stockholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Nash-Finch Superior Proposal; provided, however, that (i) such agreement did not result from a breach of Section 6.2(a) and (ii) Nash-Finch pays (or causes to be paid) the Nash-Finch Termination Fee prior to or simultaneously with such termination.

SECTION 8.2  Effect of Termination.

(a)                In the event that:

(i)                 this Agreement is terminated by Spartan Stores pursuant to Section 8.1(g), Nash-Finch shall pay, or cause to be paid, to Spartan Stores no later than two Business Days following the date of such termination cash in immediately available funds in an amount equal to $12,000,000 (the “Nash-Finch Termination Fee”);

(ii)               this Agreement is terminated by Spartan Stores pursuant to Section 8.1(e) and at such time the conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing and those conditions that are not satisfied, directly or indirectly, as a result of Nash-Finch’s breach of this Agreement) then Nash-Finch will pay, or will cause to be paid, to Spartan Stores in immediately available funds all documented out-of-pocket fees and expenses incurred by Spartan Stores or its Affiliates in connection with the transactions contemplated by this Agreement (“Nash-Finch Expense Reimbursement”; provided, that the Nash-Finch Expense Reimbursement shall not be more than an aggregate amount equal to $10,000,000); and if (A) any Person shall have made (whether or not subsequently withdrawn) a Nash-Finch Takeover Proposal on or after the date hereof but prior to the date that this Agreement is terminated pursuant to Section 8.1(e) and (B) (1) within 12 months after the  Termination Date, Nash-Finch or any of its Affiliates consummates a Nash-Finch Takeover Proposal, or (2) Nash-Finch or any of its Affiliates enters into a definitive agreement with respect to a Nash-Finch Takeover Proposal within 12 months after the Termination Date and subsequently consummates such Nash-Finch Takeover Proposal at any time thereafter (provided, that, for purposes of this Section 8.2(a)(ii), the references to “more than 15%” and “more than 20%” in the definition of “Nash-Finch Takeover Proposal” will be deemed to be references to “more than 50%.”), then Nash-Finch shall pay, or cause to be paid, to Spartan Stores, an aggregate amount equal to the Nash-Finch Termination Fee, less the amount of any Nash-Finch Expense Reimbursement previously paid to Spartan Stores;

(iii)             (A) this Agreement is terminated by Nash-Finch pursuant to Section 8.1(c) or by Spartan Stores or Nash-Finch pursuant to Section 8.1(d)(ii), (B) any Person shall have made (whether or not subsequently withdrawn)  a Nash-Finch Takeover Proposal on or after the date hereof but prior to (1) the date that this Agreement is terminated in the case of a termination pursuant to Section 8.1(c) or (2) the Nash-Finch Stockholder Meeting in the case of a termination pursuant to Section 8.1(d)(ii), and (C) (1) within 12 months after the Termination Date, Nash-Finch or any of its Affiliates consummates a Nash-Finch Takeover Proposal, or (2) Nash-Finch or any of its Affiliates enters into a definitive agreement with respect to a Nash-Finch Takeover Proposal within 12 months after the Termination Date and subsequently consummates such Nash-Finch Takeover Proposal at any time thereafter (provided, that, for purposes of this Section 8.2(a)(iii), the references to “more than 15%” and “more than 20%” in the definition of “Nash-Finch Takeover Proposal” will be deemed to be references to “more than 50%.”), then Nash-Finch shall pay, or cause to be paid, to Spartan Stores, an aggregate amount equal to the Nash-Finch Termination  Fee;

(iv)             this Agreement is terminated by Nash-Finch pursuant to Section 8.1(j),  then Nash-Finch shall pay, or cause to be paid, to Spartan Stores, prior to or contemporaneously with such termination, cash in an amount equal to the Nash-Finch Termination  Fee (and any purported termination pursuant to Section 8.1(j) shall be void and of no force or effect unless Nash-Finch shall have made such payment);

(v)               this Agreement is terminated by Nash-Finch pursuant to Section 8.1(h), Spartan Stores shall pay, or cause to be paid, to Nash-Finch no later than two Business Days following the date of such termination cash in immediately available funds in an amount equal to $12,000,000 (the “Spartan Stores Termination Fee”);

(vi)             this Agreement is terminated by Nash-Finch pursuant to Section 8.1(f) and at such time the conditions set forth in Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing and those conditions that are not satisfied, directly or indirectly, as a result of Spartan Stores’ breach of this Agreement) then Spartan Stores will pay, or will cause to be paid, to Nash-Finch in immediately available funds all documented out-of-pocket fees and expenses incurred by Nash-Finch or its Affiliates in connection with the transactions contemplated by this Agreement (“Spartan Stores Expense Reimbursement”; provided, that the Spartan Stores Expense Reimbursement shall not be more than an aggregate amount equal to $10,000,000); and if (A) any Person shall have made (whether or not subsequently withdrawn) a Spartan Stores Takeover Proposal on or after the date hereof but prior to the date that this Agreement is terminated pursuant to Section 8.1(f) and (B) (1) within 12 months after the  Termination Date, Spartan Stores or any of its Affiliates consummates a Spartan Stores Takeover Proposal, or (2) Spartan Stores or any of its Affiliates enters into a definitive agreement with respect to a Spartan Stores Takeover Proposal within 12 months after the Termination Date and subsequently consummates such Spartan Stores Takeover Proposal at any time thereafter (provided, that, for purposes of this Section 8.2(b)(vi), the references to “more than 15%” and “more than 20%” in the definition of “Spartan Stores Takeover Proposal” will be deemed to be references to “more than 50%.”), then Spartan Stores shall pay, or cause to be paid, to Nash-Finch, an aggregate amount equal to the Spartan Stores Termination Fee, less the amount of any Spartan Stores Expense Reimbursement previously paid to Nash-Finch.

(vii)           (A) this Agreement is terminated by Spartan Stores pursuant to Section 8.1(c) or by Spartan Stores or Nash-Finch pursuant to Section 8.1(d)(i), (B) any Person shall have made (whether or not subsequently withdrawn) a Spartan Stores Takeover Proposal on or after the date hereof but prior to (1) the date that this Agreement is terminated in the case of a termination pursuant to Section 8.1(c) or (2) the Spartan Stores Shareholder Meeting in the case of a termination pursuant to Section 8.1(d)(i), and (C) (1) within 12 months after the  Termination Date, Spartan Stores or any of its Affiliates consummates a Spartan Stores Takeover Proposal, or (2) Spartan Stores or any of its Affiliates enters into a definitive agreement with respect to a Spartan Stores Takeover Proposal within 12 months after the Termination Date and subsequently consummates such Spartan Stores Takeover Proposal at any time thereafter (provided, that, for purposes of this Section 8.2(a)(vii), the references to “more than 15%” and “more than 20%” in the definition of “Spartan Stores Takeover Proposal” will be deemed to be references to “more than 50%.”), then Spartan Stores shall pay, or cause to be paid, to Nash-Finch, an aggregate amount equal to the Spartan Stores Termination  Fee; or

(viii)         this Agreement is terminated by Spartan Stores pursuant to Section 8.1(i), then Spartan Stores shall pay, or cause to be paid, to Nash-Finch, prior to or contemporaneously with such termination, cash in an amount equal to the Spartan Stores Termination Fee (and any purported termination pursuant to Section 8.1(i) shall be void and of no force or effect unless Spartan Stores shall have made such payment).

(b)               The Nash-Finch Termination Fee and Nash-Finch Expense Reimbursement, as applicable, will be paid in the aggregate to Spartan Stores by or at the direction of Nash-Finch in immediately available funds in the case of Section 8.2(a)(ii) or Section 8.2(a)(iii), upon the occurrence of the event giving rise to the obligation to make such payment.

(c)                The Spartan Stores Termination Fee and Spartan Stores Expense Reimbursement, as applicable, will be paid in the aggregate to Nash-Finch by or at the direction of Spartan Stores in immediately available funds in the case of Section 8.2(a)(vi) or Section 8.2(a)(vii), upon the occurrence of the event giving rise to the obligation to make such payment.

(d)               Each of the parties hereto acknowledge and agree that the agreements contained in this Section 8.2are an integral part of the transactions contemplated hereby, and that without these agreements, the other party would not enter into this Agreement.  Accordingly, (i) if Nash-Finch fails to pay the amounts due pursuant to this Section 8.2and, in order to obtain such payment, Spartan Stores commences a suit that results in a judgment against Nash-Finch for the Nash-Finch Termination Fee or the Nash-Finch Expense Reimbursement, then Nash-Finch shall pay Spartan Stores its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Nash-Finch Termination Fee or the Nash-Finch Expense Reimbursement, as applicable, from the date such payment was required to be made until the date of payment at the prime rate of Wells Fargo Bank N.A., in effect on the date such payment was required to be made and (ii) if Spartan Stores fails to pay the amount due pursuant to this Section 8.2 and, in order to obtain such payment, Nash-Finch commences a suit that results in a judgment against Spartan Stores for the Spartan Stores Termination Fee or the Spartan Stores Expense Reimbursement, then Spartan Stores shall pay Nash-Finch its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Spartan Stores Termination Fee or the Spartan Stores Expense Reimbursement, as applicable, from the date such payment was required to be made until the date of payment at the prime rate of Wells Fargo Bank N.A., in effect on the date such payment was required to be made.

(e)                On any termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate and forthwith become void and have no further force or effect (except for the provisions of Sections 6.7, 6.8(c), and  8.2  and Article IX), and, subject to the payment of any amounts owing pursuant to this Section 8.2, there shall be no other liability on the part of Spartan Stores or Nash-Finch to the other; provided, however, that notwithstanding anything in this Agreement to the contrary, no party hereto will be relieved or released from any liability or damages arising from a willful or intentional breach of this Agreement.

(f)                For the avoidance of doubt, the parties acknowledge that (i) in no event shall Nash-Finch be required to pay the Nash-Finch Termination Fee or the Nash-Finch Expense Reimbursement on more than one occasion; and (ii) in no event shall Spartan Stores be required to pay the Spartan Stores Termination Fee or the Spartan Stores Expense Reimbursement on more than one occasion. Any payment of the Nash-Finch Termination Fee, Nash-Finch Expense Reimbursement, Spartan Stores Termination Fee or Spartan Stores Expense Reimbursement shall be made by wire transfer of immediately available funds to an account designated in writing by the party entitled to receive such payment or, if no such account is designated, by bank check.

(g)               Notwithstanding anything to the contrary in this Agreement (including the final sentence of Section 6.8(c), and the proviso in Section 9.3), in the event that the Nash-Finch Termination Fee or the Nash-Finch Expense Reimbursement (as applicable) is in fact paid to Spartan Stores (or any Spartan Stores designee) when and as required under Section 8.2(a)(ii), payment of the Nash-Finch Termination Fee or the Nash-Finch Expense Reimbursement (as applicable) shall be the sole and exclusive remedy of Spartan Stores, Merger Sub and each of their respective Affiliates against Nash-Finch, the Nash-Finch Subsidiaries and any of their respective former, current and future Affiliates, and each of their respective directors, officers, employees, shareholders, controlling persons or Representatives for any loss or damage based upon, arising out of or relating to this Agreement, the Letter Agreements or the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby and thereby and none of Nash-Finch, its Subsidiaries, each of their respective former, current and future direct or indirect equityholders, controlling persons, shareholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, or assignees will have any Liability to Spartan Stores, Merger Sub or any of their Affiliates relating to or arising out of this Agreement or the Letter Agreements in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith, whether at law or equity, in contract, in tort or otherwise and payment of the Nash-Finch Termination Fee or the Nash-Finch Expense Reimbursement (as applicable) when in fact paid to Spartan Stores (or any Spartan Stores designee) as required by Section 8.2(a)(ii) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by, Spartan Stores, Merger Sub or any other Person in connection with this Agreement, the Letter Agreements and the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and, only if Spartan Stores (or any Spartan Stores designee) is in fact paid the Nash-Finch Termination Fee or the Nash-Finch Expense Reimbursement (as applicable) as required by Section 8.2(a)(ii), none of Spartan Stores, Merger Sub or any other Person shall be entitled to bring or maintain any Action against Nash-Finch, its Subsidiaries and any of their respective former, current and future Affiliates, and each of their respective directors, officers, employees, shareholders, controlling persons or Representatives arising out of or in connection with this Agreement, the Letter Agreements, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination (provided, that in the event of payment of the Nash-Finch Expense Reimbursement as required by Section 8.2(a)(ii), this Section 8.2(g) shall not in any way limit Spartan Stores’ rights with respect to payment of the Nash-Finch Termination Fee (including Spartan Stores’ rights to enforce payment of the Nash-Finch Termination Fee) pursuant to Section 8.2(a)(ii)); provided, however, that notwithstanding anything in this Agreement to the contrary, no party hereto will be relieved or released from any liability or damages arising from fraud.

(h)               Notwithstanding anything to the contrary in this Agreement (including the final sentence of Section 6.8(c), and the proviso in Section 9.3), in the event that the Spartan Stores Termination Fee or the Spartan Stores Expense Reimbursement (as applicable) is in fact paid to Nash-Finch (or any Nash-Finch designee) when and as required under Section 8.2(a)(vi), payment of the Spartan Stores Termination Fee or the Spartan Stores Expense Reimbursement (as applicable) shall be the sole and exclusive remedy of Nash-Finch and each of its Affiliates against Spartan Stores, Merger Sub and each of their respective Affiliates against Spartan Stores, Merger Sub, the Spartan Stores Subsidiaries and any of their respective former, current and future Affiliates, and each of their respective directors, officers, employees, shareholders, controlling persons or Representatives for any loss or damage based upon, arising out of or relating to this Agreement, the Letter Agreements or the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby and thereby and none of Spartan Stores, Merger Sub, their respective Subsidiaries, each of their respective former, current and future direct or indirect equityholders, controlling persons, shareholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, or assignees will have any Liability to Nash-Finch or any of its Affiliates relating to or arising out of this Agreement or the Letter Agreements in respect of any other document  or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith, whether at law or equity, in contract, in tort or otherwise and payment of the Spartan Stores Termination Fee or the Spartan Stores Expense Reimbursement (as applicable) when in fact paid to Nash-Finch (or any Nash-Finch designee) as required by Section 8.2(a)(vi), shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by, Nash-Finch or any other Person in connection with this Agreement, the Letter Agreements and the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and, only if Nash-Finch (or any Nash-Finch designee) is in fact paid the Spartan Stores Termination Fee or the Spartan Stores Expense Reimbursement (as applicable) as required by Section 8.2(a)(vi), neither Nash-Finch nor any other Person shall be entitled to bring or maintain any Action against Spartan Stores, Merger Sub, their respective Subsidiaries and any of their respective former, current and future Affiliates, and each of their respective directors, officers, employees, shareholders, controlling persons or Representatives arising out of or in connection with this Agreement, the Letter Agreements, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination (provided, that in the event of payment of the Spartan Stores Expense Reimbursement as required by Section 8.2(a)(vi), this Section 8.2(h) shall not in any way limit Nash-Finch’s rights with respect to payment of the Spartan Stores Termination Fee (including Nash-Finch’s rights to enforce payment of the Spartan Stores Termination Fee) pursuant to Section 8.2(a)(vi)); provided, however, that notwithstanding anything in this Agreement to the contrary, no party hereto will be relieved or released from any liability or damages arising from fraud.

ARTICLE IX
MISCELLANEOUS

SECTION 9.1  No Third-Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, other than Section 6.9 (which will be for the benefit of the Persons set forth therein, and any such Person will have the rights provided for therein), Article III (which shall be for the benefit of the holders of Nash-Finch Common Stock after the Effective Time, whether represented by Certificates or Book-Entry Shares, and any holder of an Award granted under a Nash-Finch Stock Plan), Section 6.6(a) (which shall be for the benefit of the members of the Nash-Finch Board of Directors who will serve as members of the Spartan Stores Board of Directors as of the Effective Time pursuant to Section 6.6(a)), and Section 9.13(b) (which shall be for the benefit of the Financing Sources).

SECTION 9.2  Specific Performance.

(a)                The parties agree that irreparable damage to Spartan Stores, Merger Sub and Nash-Finch, as applicable, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone.  The parties acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Section 8.1, (i) so long as Spartan Stores or Merger Sub is not in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Sections 7.1 or 7.3, Spartan Stores and Merger Sub shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Nash-Finch or to enforce specifically the terms and provisions hereof and (ii) so long as Nash-Finch is not in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Sections 7.1 or 7.2, Nash-Finch shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Spartan Stores and Merger Sub or to enforce specifically the terms and provisions of this Agreement.

(b)               The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by Spartan Stores, Merger Sub or Nash-Finch, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Spartan Stores, Merger Sub and Nash-Finch, as applicable, under this Agreement, all in accordance with the terms of this Section 9.2.

(c)                None of Spartan Stores, Merger Sub or Nash-Finch, as applicable, shall be required to provide any bond or other security in connection with seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, all in accordance with the terms of this Section 9.2.

(d)               For the avoidance of doubt, while Nash-Finch or Spartan Stores may pursue payment of the Spartan Stores Termination Fee or Nash-Finch Termination Fee, as applicable (only to the extent permitted by Section 8.2(a)), a grant of specific performance, and any other remedy available to them, under no circumstances shall Spartan Stores be permitted or entitled to receive both such payment of the Nash-Finch Termination Fee and grant of specific performance and under no circumstances shall Nash-Finch be permitted or entitled to receive both such payment of the Spartan Stores Termination Fee and grant of specific performance.

SECTION 9.3  Entire Agreement.  This Agreement (including the Exhibits and the Schedules hereto), together with the Confidentiality Agreement, constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral (including the Letter Agreements), to the extent they are related in any way to the subject matter hereof, provided that, subject to Sections 8.2(g) and (h), this Section 9.3 shall not relieve Spartan Stores or Nash-Finch (as applicable) from any liability or obligation arising out of any breach of a Letter Agreement that occurred prior to termination, and any such liability shall survive such termination; provided, that in no event shall Spartan Stores make any claim arising out of any breach of the Letter Agreements following the date two years from the date hereof.

SECTION 9.4  Succession and Assignment.  This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of, in the case of assignment by Spartan Stores or Merger Sub, Nash-Finch, and, in the case of assignment by Nash-Finch, Spartan Stores.  Notwithstanding the foregoing, Spartan Stores may assign this Agreement to any Financing Source or agent for such Financing Source as security for obligations to such Financing Source in respect of the Financing and any refinancings, extensions, refundings or renewals of the Financing.

SECTION 9.5  Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 9.6  Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt, by facsimile transmission or electronic mail (if receipt by the intended recipient is confirmed by like means, which confirmation each party agrees to transmit reasonably promptly (it being understood that any notice received by facsimile or electronic mail on any  day that is not a Business Day or any Business Day after 5:00 p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day unless the notice is required by this Agreement to be delivered within a number of hours or calendar days)) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the following addresses, facsimile numbers or electronic mail addresses:

If to Spartan Stores or Merger Sub, to:

Spartan Stores, Inc.

Post Office Box 8700

Grand Rapids, Michigan 49518

Facsimile:        (616) 878-8287

Attention:        Alex J. DeYonker

                        Executive Vice President General Counsel and Secretary

E-mail:            alex_deyonker@spartanstores.com

with copies to:

Warner Norcross& Judd LLP

900Fifth Third Center

111 Lyon Street, N.W.

Grand Rapids, Michigan 49503

Facsimile:        (616) 222-2752

Attention:        Gordon R. Lewis

E-mail             glewis@wnj.com

            If to Nash-Finch, to:

Nash-Finch Company

7600 France Avenue South

Minneapolis, Minnesota 55435

Facsimile:        (952) 806-6984

Attention:        Kathleen M. Mahoney

                        Executive Vice President, General Counsel and Secretary

E-mail:            kathleen.mahoney@nashfinch.com

with copies to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Facsimile:        (212) 309-6001

Attention:        David W. Pollak

                        Jonathan D. Morris

E-mail:            dwpollak@morganlewis.com

jmorris@morganlewis.com

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

SECTION 9.7  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof or of any other jurisdiction which would require the application of any other state’s laws, except that the fiduciary obligations of the Spartan Stores directors shall be governed by Michigan law.

SECTION 9.8  Exclusive Jurisdiction.  Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery or any federal court of the United States of America sitting in the State of Delaware, and any appellate court from any thereof, in any Action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Action or proceeding shall be heard and determined in such Delaware court or, to the extent permitted by law, in such federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, Action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any such Delaware court or in any such federal court, (c) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such Action or proceeding in any such court and (d) agrees that a final judgment in any such suit, Action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law, provided, however, in the event such courts decline jurisdiction over such action or proceeding, all references in this Section 9.8 to Delaware shall be deemed to be references to Minnesota, in the case of an Action or proceeding initiated by Spartan Stores or Merger Sub, or Michigan, in the case of an Action or proceeding initiated by Nash-Finch.  Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the addresses set forth in Section 9.6 shall be effective service of process for any suit, action or proceeding brought in any such court.

SECTION 9.9  Waiver of Jury Trial.  Each of the parties waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action or proceeding directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

SECTION 9.10  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.11  Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible; provided that the parties intend that the remedies and limitations thereon contained in Article VIII are to be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder.

SECTION 9.12  Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

SECTION 9.13  Limited Recourse.

(a)                Notwithstanding anything in this Agreement to the contrary, the obligations and Liabilities of the parties hereunder will be without recourse to any stockholder of such party or any of such stockholder’s Affiliates (other than such party), or any of their respective Representatives or agents (in each case, in their capacity as such).  For the avoidance of doubt, nothing in this Section 9.13 shall limit in any way Spartan Stores’ rights with respect to Nash-Finch, Spartan Stores’ liabilities and obligations to Nash-Finch, Nash-Finch’s rights with respect to Spartan Stores or Nash-Finch’s liabilities and obligations to Spartan Stores, under this Agreement.

(b)               Subject to the rights of the parties to the Commitment Letter and any other agreement related to the Financing under the terms thereof, (i) none of the parties hereto, nor or any of their respective Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any of the Financing Sources, solely in their respective capacities as lenders or arrangers in connection with the Financing, in connection with this Agreement or the Financing, whether at law or equity, in contract, in tort or otherwise, and (ii) the Financing Sources, solely in their respective capacities as lenders or arrangers in connection with the Financing, shall not have any rights or claims against any party hereto or any related person thereof, in connection with this Agreement or the Financing, whether at law or equity, in contract, in tort or otherwise.  The parties hereto shall not amend this Section 9.13(b) in a manner that is adverse to the Financing Sources without the prior written consent of the Financing Sources.

SECTION 9.14  Amendments.  This Agreement may be amended by the parties hereto, by action taken or authorized, in the case of Spartan Stores, by the Spartan Stores Board of Directors, in the case of Merger Sub, by its board of directors, and in the case of Nash-Finch, by the Nash-Finch Board of Directors, at any time before or after the receipt of the Nash-Finch Stockholder Approval or the Spartan Stores Shareholder Approval, but, after receipt of any such approval, no amendment will be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the Nash-Finch Stockholders or the Spartan Stores Shareholders, as applicable, without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of Spartan Stores, Merger Sub and Nash-Finch.

SECTION 9.15  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic mail in PDF format will be effective as delivery of a manually executed counterpart of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SPARTAN STORES, INC.

By: /s/ Dennis Eidson

Name: Dennis Eidson

Title: President and Chief Executive Officer

SS DELAWARE, INC.

By: /s/ Dennis Eidson

Name: Dennis Eidson

Title: President

NASH-FINCH COMPANY

By: /s/ Alec C. Covington

Name: Alec C. Covington

Title: President and CEO

EXHIBIT A

CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

CERTIFICATE OF INCORPORATION

OF

NASH-FINCH COMPANY

ARTICLE I

Name: The name of this corporation shall be Nash-Finch Company.

ARTICLE II

Office and Resident Agent:  The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware, Zip Code 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

Nature and Purpose: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

Class of Stock; Rights and Preferences; No Preemptive Rights.  The total number of shares of stock which the Corporation shall have authority to issue is Five Thousand (5,000) shares of Common Stock, with no par value.  All shares of the stock of the Corporation shall be uncertificated shares pursuant to Section 158 of the Delaware General Corporation Law. The holders of the outstanding Common Stock shall be entitled to receive dividends in each calendar year when, as, and if declared by the Board of Directors out of any assets at the time legally available therefor.  The right to such dividends on the Common Stock shall not be cumulative.  Except as otherwise required by law or as set forth herein, each holder of shares of Common Stock shall be entitled to the number of votes equal to the number of shares of Common Stock held by such holder.  No holder of any shares Common Stock shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of capital stock or of securities of the corporation convertible into capital stock, of any class or series whatsoever, whether now or hereafter authorized and whether issued for cash, property, services or otherwise.

ARTICLE V

            Term of Existence: The term of duration and existence of the Corporation shall be perpetual.

Exhibit A-1

ARTICLE VI

Corporate Debts: The private property of the stockholders shall not be subject to the payment of corporate debts.

ARTICLE VII

Bylaws: The Board of Directors shall have power to make, alter, amend and repeal bylaws for the Corporation. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the corporation need not be by written ballot.

ARTICLE VIII

Release of Directors from Personal Liability: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article VIII shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by any such amendment. Any amendment to or repeal of this Article VIII shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment or repeal.

Exhibit A-2